Exhibit 10.4

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 7, 2021 and is entered into by and among (i) TEAM, INC., a Delaware corporation (“Borrower Agent”), as Borrower Agent on behalf of each Borrower and each other Loan Party, (ii) the Lenders party hereto and (iii) CITIBANK, N.A., a national banking association, as Agent for the Secured Parties.

W I T N E S S E T H:

WHEREAS, Borrowers, the Lenders and Agent are party to that certain Credit Agreement dated as of December 18, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein (including in the preamble hereto) have the definitions provided therefor in the Credit Agreement); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement in certain respects, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Acknowledgment of Obligations.

Each Loan Party hereby acknowledges, confirms and agrees that as of the close of business on December 3, 2021, (a) Borrowers are indebted to Lenders in respect of the Revolving Credit Loans in the principal amount of $62,000,000.00, and (b) Borrowers are indebted to Lenders in respect of the Letters of Credit in the principal amount of $23,578,197.96. Each Loan Party hereby acknowledges and agrees that as of the date hereof, Reserves in the aggregate amount of $4,297,336.00 have been established against the Borrowing Base in accordance with Section 2.1(b) of the Credit Agreement and that Agent may, at any time in the exercise of its Permitted Discretion, increase or decrease such Reserves or establish new Reserves in accordance with Section 2.1(b) of the Credit Agreement. Each Loan Party hereby acknowledges, confirms and agrees that all such Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2. Amendments. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations and warranties contained in Section 4 below, the Credit Agreement (excluding the Exhibits and Schedules thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as reflected in the modifications identified in the document attached hereto as Exhibit A. Further, the cash flow forecast attached hereto as Exhibit B shall constitute the Specified CFF as set forth in the Credit Agreement (as amended hereby).

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent and Required Lenders), each to be in form and substance satisfactory to Agent:

(a) Agent shall have received a fully executed copy of this Amendment executed by Borrower Agent on behalf of itself and each Loan Party and each Lender, together with such other documents, agreements and instruments as Agent may reasonably require or reasonably request;

(b) Agent shall have received evidence of that the Borrowers have received on the date hereof at least $27,500,000 of gross proceeds from Subordinated Debt from the Corre Credit Facility;

(c) Agent shall have received a fully executed Second Amendment Fee Letter, executed by Borrower Agent on behalf of itself and each Loan Party;

(d) Borrowers shall have paid all fees, costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents; and

(e) no Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the effectiveness of this Amendment.

4. Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower Agent on behalf of each Borrower represents and warrants to Agent and Lenders that as of the date hereof, both before and after giving effect to this Amendment:

(a) the execution, delivery and performance of this Amendment and the other Loan Documents (if any) executed in connection with this Amendment each has been duly authorized by all requisite corporate, limited liability company or partnership action on the part of each Borrower and each other Loan Party, as applicable, and that this Amendment and such other Loan Documents (if any) have been duly executed and delivered by each Borrower and each other Loan Party thereto;

(b) this Amendment and the other Loan Documents (if any) executed in connection with this Amendment constitute the legal, valid and binding obligation of each Borrower and each other Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance by the Loan Parties of this Amendment and the other Loan Documents (if any) executed in connection with this Amendment do not and will not (i) require the consent or approval of any Governmental Authority or any other Person, (ii) contravene any of the Governing Documents of any Loan Party, (iii) contravene any material Requirement of Law, (iv) contravene any Material Contract, except as such contravention could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, or (v) result in the imposition of any Liens upon any of its properties except for Permitted Liens;

(d) no Default or Event of Default has occurred and is continuing; and

(e) the representations and warranties of Borrowers and the other Loan Parties set forth in the Credit Agreement, as amended hereby, and in the other Loan Documents, as amended to date, are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

5. Expenses. Borrowers shall pay all reasonable and documented out of pocket costs and expenses associated with the preparation, due diligence, administration and enforcement of all documentation executed in connection with this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, including, without limitation, Lender Group Expenses incurred by Agent.

6. Amendment Fee. In consideration of the agreements of Agent and Lenders party hereto contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Loan Parties agree to pay to Agent for the ratable benefit solely of the Lenders party hereto, an amendment fee equal to $300,000 (the “Amendment Fee”) which Amendment Fee shall fully earned on the date hereof and shall be due and payable on the earliest of (a) February 15, 2022, (b) the date that the Obligations are Paid in Full, and (c) the occurrence of an Event of Default; provided that if the Obligations are Paid in Full on or prior to February 15, 2022, the Amendment Fee shall be reduced to $150,000.

7. Release.

(i) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (the Loan Parties and all such other Persons being hereinafter referred to collectively as the “Releasing Parties” and individually as a “Releasing Party”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, investment managers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, any of the other Loan Documents or any of the transactions hereunder or thereunder. Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof.

(ii) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

8. Covenant Not to Sue. Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 7 above. If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9. Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10. References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

11. Counterparts. This Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.

13. Governing Law. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWER AGENT:

TEAM, INC., a Delaware corporation

By:	/s/ André C. Bouchard
Name: André C. Bouchard
Title: Executive Vice President, Chief Legal Officer and Secretary, Managing Director

Signature Page to Amendment No. 2 to Credit Agreement

AGENT AND LENDERS:

CITIBANK, N.A., as Agent and a Lender

By:	/s/ Raymond E. Saathoff
Name: Raymond E. Saathoff
Title: Attorney-In-Fact, Citibank, N.A.

Signature Page to Amendment No. 2 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alexandra Mills
Name: Alexandra Mills
Title: Vice President

Signature Page to Amendment No. 2 to Credit Agreement

BANK OF AMERICA, N.A., acting through its Canadian branch, as a Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

Signature Page to Amendment No. 2 to Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Dennis M. Hansen
Name: Dennis M. Hansen
Title: Managing Director

Signature Page to Amendment No. 2 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Bryan Wei
Name: Bryan Wei
Title: Authorized Signatory

Signature Page to Amendment No. 2 to Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ Trevor Tysick
Name: Trevor Tysick
Title: Vice President
Wells Fargo Capital Finance Corporation Canada

Signature Page to Amendment No. 2 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a Lender

By:	/s/ Patricia Del Busto
Name: Patricia Del Busto
Title: Authorized signatory

Signature Page to Amendment No. 2 to Credit Agreement

HUNTINGTON BANK, as a Lender

By:	/s/ John Zelenka
Name: John Zelenka
Title: SVP

Signature Page to Amendment No. 2 to Credit Agreement

BOKF, NA (d/b/a BOK FINANCIAL), as a Lender

By:	/s/ Ryan P. Birnel
Name: Ryan P. Birnel
Title: Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

EXHIBIT A

to

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDED CREDIT AGREEMENT

[See attached]

CREDIT AGREEMENT

among

TEAM, INC.,

as Borrower,

the Lenders from time to time party hereto,

CITIBANK, N.A.,

as Agent, Joint Lead Arranger and Joint Bookrunner

BANK OF AMERICA, N.A.,

as Joint Lead Arranger and Joint Bookrunner

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agent

and

REGIONS BANK,

as Co-Syndication Agent

Dated as of December 18, 2020

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		1

1.1	Definitions	1

1.2	Accounting Terms and Determinations	~~<63>~~64

1.3	Divisions	~~<64>~~65

1.4	Other Terms; Headings	~~<64>~~65

1.5	Dutch Terms	~~<65>~~66

1.6	Exchange Rates; Currency Equivalents; Alternate Currency	~~<66>~~67

1.7	Currencies	~~<67>~~68

1.8	Circumstances Affecting Sterling, Euro or Canadian Dollar Availability	~~<67>~~68

1.9	Quebec Matters	~~<67>~~68

ARTICLE II THE CREDIT FACILITIES		~~<68>~~69

2.1	The Revolving Credit Loans	~~<68>~~69

2.2	[Reserved]	~~<69>~~70

2.3	Procedure for Borrowing; Notices of Borrowing; Notices of Conversion	~~<69>~~70

2.4	Application of Proceeds	78

2.5	Revolving Credit Commitment; Mandatory Prepayments; Optional Prepayments	~~<77>~~78

2.6	Maintenance of Loan Account; Statements of Account	~~<78>~~79

2.7	Collection of Receivables	~~<79>~~80

2.8	Term	~~<80>~~81

2.9	Payment Procedures	~~<80>~~81

2.10	Designation of a Different Lending Office	~~<81>~~82

2.11	Replacement of Lenders	~~<81>~~82

2.12	Defaulting Lenders	~~<82>~~83

2.13	Letters of Credit	~~<83>~~84

2.14	Sharing of Payments, Etc.	~~<86>~~86

2.15	Protective Advances and Optional Overadvances	~~<86>~~87

2.16	Increase of Commitments; Additional Lenders	~~<88>~~88

ARTICLE III [RESERVED]		~~<89>~~90

ARTICLE IV INTEREST, FEES AND EXPENSES		~~<89>~~90

4.1	Interest	~~<89>~~90

-i-

4.2	Interest and Letter of Credit Fees After Event of Default	~~<90>~~91

4.3	[Reserved]	~~<90>~~91

4.4	Unused Line Fee	~~<90>~~91

4.5	Letter of Credit Fees	~~<90>~~91

4.6	[Reserved]	~~<91>~~91

4.7	[Reserved]	~~<91>~~91

4.8	Fee Letter	~~<91>~~91

4.9	Calculations	~~<91>~~92

4.10	Increased Costs	~~<91>~~92

4.11	Taxes	~~<93>~~94

ARTICLE V CONDITIONS OF LENDING		~~<97>~~97

5.1	Conditions to Initial Loan or Letter of Credit	~~<97>~~97

5.2	Conditions Precedent to Each Loan and Each Letter of Credit	~~<101>~~102

ARTICLE VI REPRESENTATIONS AND WARRANTIES		~~<101>~~102

6.1	Representations and Warranties of Borrowers	~~<101>~~102

ARTICLE VII AFFIRMATIVE COVENANTS OF THE BORROWERS		~~<111>~~112

7.1	Existence	~~<111>~~112

7.2	Maintenance of Property	~~<112>~~112

~~<7.3~~	~~[Reserved]~~	~~112>~~

7.3	13-Week Cash Flow Forecast; Variance Report; Variance Test.	112

7.4	Taxes	~~<112>~~114

7.5	Requirements of Law	~~<112>~~114

7.6	Insurance	~~<112>~~114

7.7	Books and Records; Inspections	~~<113>~~115

7.8	Notification Requirements	~~<114>~~116

7.9	Casualty Loss	119

7.10	Qualify to Transact Business	~~<116>~~119

7.11	Financial Reporting	~~<117>~~119

7.12	Payment of Liabilities	~~<119>~~123

7.13	ERISA	~~<120>~~123

7.14	Environmental Matters	~~<120>~~123

7.15	Intellectual Property	~~<120>~~123

-ii-

7.16	Solvency	~~<120>~~123

7.17	~~<[Reserved] 120>~~Other Milestones	123

7.18	~~<[Reserved] 120>~~Access to Employees, etc.	124

7.19	Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws	~~<120>~~124

7.20	Formation of Subsidiaries; Further Assurances	~~<120>~~125

7.21	Post-Closing Covenants	~~<122>~~126

7.22	[Reserved]	126

7.23	Residency for Dutch Tax Purposes	~~<122>~~126

7.24	Fiscal Unity for Dutch Tax Purposes	~~<122>~~126

7.25	Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes	~~<122>~~126

ARTICLE VIII NEGATIVE COVENANTS		~~<122>~~126

8.1	Indebtedness	~~<122>~~126

8.2	[Reserved]	~~<124>~~129

8.3	Entity Changes, Etc.	~~<124>~~129

8.4	Change in Nature of Business	~~<125>~~129

8.5	Sales, Etc. of Assets	~~<125>~~129

8.6	Use of Proceeds	~~<126>~~131

8.7	[Reserved]	~~<126>~~131

8.8	Liens	~~<127>~~131

8.9	Dividends, Redemptions, Distributions, Etc.	~~<127>~~131

8.10	Investments	~~<127>~~132

8.11	[Reserved]	~~<128>~~133

8.12	Fiscal Year	~~<128>~~133

8.13	Accounting Changes	~~<128>~~133

8.14	[Reserved]	~~<128>~~133

8.15	ERISA Compliance	~~<128>~~133

8.16	[Reserved]	~~<129>~~133

8.17	UK Pensions	~~<129>~~134

8.18	Prepayments and Amendments	~~<130>~~135

8.19	Lease Obligations	~~<131>~~135

8.20	[Reserved]	~~<131>~~135

-iii-

8.21	[Reserved]	~~<131>~~135

8.22	Securities and Deposit Accounts	~~<131>~~136

8.23	Negative Pledge	~~<131>~~136

8.24	Affiliate Transactions	~~<131>~~136

8.25	Quebec Collateral	137

ARTICLE IX FINANCIAL COVENANT(S)		~~<132>~~137

9.1	Consolidated Fixed Charge Coverage Ratio	~~<132>~~137

ARTICLE X EVENTS OF DEFAULT		~~<132>~~137

10.1	Events of Default	~~<132>~~137

10.2	Acceleration, Termination and Cash Collateralization	~~<134>~~139

10.3	Other Remedies	~~<134>~~140

10.4	License for Use of Software and Other Intellectual Property	~~<135>~~141

10.5	Post-Default Allocation of Payments	~~<136>~~141

10.6	No Marshaling; Deficiencies; Remedies Cumulative	~~<137>~~142

10.7	Waivers	~~<137>~~142

10.8	Further Rights of Agent and the Lenders	~~<138>~~143

10.9	Interest and Letter of Credit Fees After Event of Default	~~<138>~~143

10.10	Receiver	~~<138>~~143

10.11	Rights and Remedies not Exclusive	~~<138>~~143

ARTICLE XI THE AGENT		~~<138>~~143

11.1	Appointment of Agent	~~<138>~~143

11.2	Nature of Duties of Agent	~~<139>~~144

11.3	Lack of Reliance on Agent	~~<139>~~144

11.4	Certain Rights of Agent	~~<139>~~144

11.5	Reliance by Agent	~~<139>~~144

11.6	Indemnification of Agent	~~<140>~~145

11.7	Agent in Its Individual Capacity	~~<140>~~145

11.8	Holders of Notes	~~<140>~~145

11.9	Successor Agent	~~<140>~~145

11.10	Collateral Matters	~~<141>~~146

11.11	Actions with Respect to Defaults	~~<142>~~147

11.12	Delivery of Information	~~<142>~~147

-iv-

11.13	English Law Governed Transaction Security	~~<142>~~147

ARTICLE XII GENERAL PROVISIONS		~~<145>~~150

12.1	Notices	~~<145>~~150

12.2	Delays; Partial Exercise of Remedies	~~<146>~~151

12.3	Right of Setoff	~~<146>~~151

12.4	Indemnification; Reimbursement of Expenses of Collection	~~<147>~~152

12.5	Amendments, Waivers and Consents	~~<147>~~153

12.6	Nonliability of Agent and Lenders	~~<149>~~154

12.7	Assignments and Participations	~~<149>~~154

12.8	Counterparts; Facsimile Signatures	~~<152>~~157

12.9	Severability	~~<152>~~157

12.10	Maximum Rate	~~<152>~~157

12.11	Borrower Agent; Borrowers, Jointly and Severally	~~<153>~~158

12.12	Entire Agreement; Successors and Assigns; Interpretation	~~<154>~~159

12.13	LIMITATION OF LIABILITY	~~<154>~~159

12.14	GOVERNING LAW	~~<155>~~160

12.15	SUBMISSION TO JURISDICTION	~~<155>~~160

12.16	[RESERVED]	~~<155>~~160

12.17	JURY TRIAL	~~<156>~~161

12.18	Attorney	~~<156>~~161

12.19	Agent Titles	~~<156>~~161

12.20	Publicity	~~<156>~~161

12.21	No Third Party Beneficiaries	~~<156>~~161

12.22	Confidentiality	~~<156>~~161

12.23	Patriot Act Notice	~~<157>~~162

12.24	Advice of Counsel	~~<157>~~162

12.25	Captions	~~<157>~~162

12.26	Platform	~~<157>~~162

12.27	Right to Cure	~~<158>~~163

12.28	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~<158>~~163

12.29	Time	~~<159>~~164

12.30	Keepwell	~~<159>~~164

12.31	Specified U.S. Guarantors	~~<159>~~164

12.32	Acknowledgement Regarding Any Supported QFCs	~~<160>~~165

-v-

Schedules

Schedule E-1	Eligible Inventory
Schedule E-2	Existing Letters of Credit
Schedule 3.4(a)	Commercial Tort Claims
Schedule 6.1(a)	Loan Parties
Schedule 6.1(b)	Locations
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(v)	ERISA Plans
Schedule 6.1(w)	Intellectual Property
Schedule 6.1(x)	Labor Contracts
Schedule 7.21	Post-Closing Covenants
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.5	Dispositions
Schedule 8.8	Existing Liens
Schedule 8.10	Existing Investments
Schedule 8.23	Affiliate Transactions of Loan Parties

Annexes

Annex A	Lenders and Commitments

Exhibits

Exhibit A-1	Revolving Credit Note
Exhibit A-3	Swingline Note
Exhibit B	Notice of Borrowing
Exhibit C	Notice of Conversion
Exhibit D	Letter of Credit Request
Exhibit E	Perfection Certificate
Exhibit F	Financial Condition Certificate
Exhibit G	Closing Certificate
Exhibit H	Compliance Certificate
Exhibit I	Borrowing Base Certificate
Exhibit J-1	Assignment and Acceptance
Exhibit J-2	Form of Joinder
Exhibits K-1 to K-4	U.S. Tax Compliance Certificates

-vi-

CREDIT AGREEMENT

This CREDIT AGREEMENT, is entered into as of December 18, 2020, among (i) Team, Inc., a Delaware corporation, each Specified U.S. Guarantor that is joined as a borrower hereto pursuant to Section 12.31, and those additional Persons that are joined as a party hereto as borrowers by executing the form of Joinder attached hereto as Exhibit J-2 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), (ii) each of the lenders identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, if any, and any Additional Lenders, each a “Lender” and, collectively, the “Lenders”), and (iii) CITIBANK, N.A., a national banking association, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (in such capacity, together with its successors and assigns, if any, in such capacity, herein called the “Agent”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and other extensions of credit to Borrowers consisting of a revolving credit line in an amount of up to $150,000,000 and have requested that Citibank act as Agent in connection with such credit extensions;

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrowers, the Lenders, and Agent, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC or the PPSA (including Account, Account Debtor, Chattel Paper, Commercial Tort Claims, Deposit Account, Drafts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Intangibles, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Promissory Notes, Proceeds, Securities Account and Supporting Obligations) shall be construed and defined as set forth in the UCC or the PPSA, as applicable, unless otherwise defined herein. In addition, as used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“2017 Senior Convertible Notes” means the 5.00% Convertible Senior Notes due 2023 issued by the Borrower.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Acceptable Account Debtor Jurisdiction” means (i) with respect to Receivables of the UK Borrowing Base Companies and Dutch Borrowing Base Companies, the United Kingdom and the Netherlands, and (ii) with respect to Receivables of the U.S. Borrowing Base Companies and Canadian Borrowing Base Companies, the United States and Canada.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent current appraisal of such property received by Agent (i) from an appraisal company satisfactory to Agent in its Permitted Discretion, (ii) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent in its Permitted Discretion, and (iii) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Acceptable Receivable Currency” means (i) Dollars with respect to Receivables of the U.S. Borrowing Base Companies, (ii) Canadian Dollars with respect to Canadian Borrowing Base Companies (iii) Sterling, Euro and Dollars with respect to Receivables of the UK Borrowing Base Companies and (iv) Euro with respect to Dutch Borrowing Base Companies.

“Acceptance Date” has the meaning specified in Section 12.7(b).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that

(i) such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition,

(ii) no Person (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness, and

(iii) if such Indebtedness is secured, no Lien thereon shall (i) extend to any Inventory or Receivables of any Borrowing Base Company or (ii) extend to cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Loan Party.

“Acquisition” means (i) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (ii) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Lender” has the meaning specified in Section 2.16(b).

“Adjusted Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the Line Cap, exceeds (ii) the sum on such date of (A) the aggregate principal amount of all Revolving Credit Loans (inclusive of Swingline Loans) then outstanding, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit then outstanding, plus (C) the aggregate amount, if any, of all accounts payable of the Loan Parties and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Adjusted LIBO Rate” means, with respect to any LIBOR Rate Advance for any Interest Period or for any Base Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBOR Index Rate for such Interest Period, multiplied by any applicable Statutory Reserve Rate; provided, that if the Adjusted LIBO Rate is less than 0.75%, it shall be deemed to be 0.75% for purposes of this Agreement.

“Advance” means amounts advanced by the Lenders (or any of them, as applicable) to or for the benefit of Borrowers pursuant to Section 2.1 hereof on the occasion of any borrowing and which are of the same initial Type, and “Advances” shall mean more than one Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person who directly or indirectly Controls, is under common Control with, is Controlled by or is a director, officer, manager or general partner of such Person, provided that, in any event, any Person who owns directly or indirectly 15% or more of the Voting Interests of a Person, shall be deemed to control such Person. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each Borrower, (iii) each Guarantor, and (iv) all Subsidiaries.

“Agent” has the meaning specified in the preamble to this Agreement.

“Agent Parties” has the meaning specified in Section 12.25(b).

“Agent’s Payment Account” means an account at the Bank designated on the Closing Date and from time to time thereafter by Agent to the Lenders and Borrower Agent as the “Agent’s Payment Account”.

“Aggregate Revolving Credit Commitment” means $150,000,000, as such amount may be decreased by the amount of any permanent reductions in the Revolving Credit Commitments made in accordance with Section 2.5, and increased by the amount of any Incremental Revolving Credit Commitments established in accordance with Section 2.16, which amount is the aggregate amount of the Revolving Credit Commitments of the Lenders.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any Adjusted LIBO Rate or BA Rate floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that, (i) OID and upfront fees shall be equated to interest rates assuming a four year life to maturity and (ii) “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees or similar fees that are not paid to all Lenders providing the relevant Indebtedness.

“Alternate Currency” mean Canadian Dollars, Sterling and Euros.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement dated as of the Amendment No. 2 Effective Date, by and among the Borrower Agent, Agent and the Lenders party thereto, constituting Required Lenders hereunder.

“Amendment No. 2 Effective Date” means December 7, 2021.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), each as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable statutes, laws, regulations, or rules in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, but not limited to, the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the Patriot Act and the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada).

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Advances, LIBOR Rate Advances, Daily Simple RFR Advances, EURIBOR Advances and BA Rate Advances, as applicable, the applicable margin set forth in the following table~~< that corresponds to the Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including March 31, 2021, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time any Event of Default has occurred and is continuing, the Applicable Margin shall be at the margin in the row styled “Level III”:>~~:

~~Level~~	~~Average Excess Availability~~	Base Rate Advances and Canadian Prime Rate Advances		LIBOR Rate Advances, EURIBOR Advances and BA Rate Advances		Daily Simple RFR Advances
~~I~~	~~Greater than or equal to 66% of the Aggregate Revolving Credit Commitment~~	~~<1.75>~~3.25%		~~<2.75>~~4.25%		~~<2.75>~~4.25%, plus Sterling CAS
~~II~~	~~Greater than or equal to 33% of the Aggregate Revolving Credit Commitment and less than 66% of the Aggregate Revolving Credit Commitment~~	~~2.00~~	%	~~3.00~~	%	~~3.00%, plus Sterling CAS~~
~~III~~	~~Less than 33% of the Aggregate Revolving Credit Commitment~~	~~2.25~~	%	~~3.25~~	%	~~3.25%, plus Sterling CAS~~

~~<The Applicable Margin shall be re-determined as of the first day of each fiscal quarter.>~~

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by Agent, to be substantially in the form of Exhibit J-1.

“Auditors” means a nationally recognized firm of independent public accountants selected by Borrower Agent and reasonably satisfactory to Agent.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period (or any similar analogous definition) or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Adjusted Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority or UK Resolution Authority in respect of any liability of an Affected Financial Institution or any UK Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means Citibank, so long as Citibank is Agent and, if Citibank ceases to be Agent, then, “Bank” shall mean a bank designated by the Required Lenders as the “Bank” for purposes hereof and which, so long as no Event of Default has occurred and is then continuing, shall be consented by the Borrower Agent (such consent not to be unreasonably withheld or delayed).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (i) Cash Management Services; (ii) products under Hedging Agreements; (iii) products under leasing agreements; (iv) factored receivables; and (v) other banking products or services as may be requested by a Loan Party or one of its Subsidiaries, other than Letters of Credit.

“Bank Product Agreements” means any agreements entered into from time to time by any Loan Party or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided, that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations,” the applicable Bank Product Provider and Borrower Agent must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is Agent or one of its Affiliates.

“Bank Product Provider” means Agent, any Lender or any of their respective Affiliates; provided that no such Person (other than Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and Borrower Agent shall have each provided written notice to Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time, except as provided below, by such Lender (or Affiliate, as the case may be) and Borrower Agent by delivering written notice to Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Reserve” means the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion (based upon Agent’s and the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products (including, for the avoidance of doubt, Cash Management Services), then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“BA Period” means with respect to any BA Rate Loan, the period commencing on the Business Day on which such Loan is disbursed or continued or on the date of a conversion on which a Canadian Prime Rate Loan is converted into a BA Rate Loan and ending on the date that is one, two, three or six months (or, to the extent agreed to by all affected Lenders, twelve months or a shorter period) thereafter, as selected by the Borrower Agent in the relevant Notice of Borrowing or Notice of Conversion; provided, that, (a) if any BA Period would otherwise end on a day that is not a Business Day, such BA Period shall expire on the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such BA Period shall end on the immediately preceding Business Day; and (b) any BA Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such BA Period) shall end on the last Business Day of the last calendar month of such BA Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“BA Rate” means CDOR. When used in reference to any Revolving Credit Loan or Borrowing, “BA Rate” shall refer to whether such Revolving Credit Loan comprising such Revolving Borrowing, bear interest at a rate determined by reference to the BA Rate as set forth in the preceding sentence.

“BA Rate Advance” means an Advance that bears interest as provided in Section 4.1(d).

“BA Rate Loan” means Revolving Credit Loans denominated in Canadian Dollars bearing interest based upon the BA Rate.

“Base Rate” means, for any period, a fluctuating interest rate per annum at all times equal to the greatest of: (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate, and (iii) BBA LIBOR plus 1.00% per annum. If, for any reason, Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain BBA LIBOR, for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (iii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or BBA LIBOR shall be effective on the effective date of such change in the Prime Rate or BBA LIBOR, respectively, automatically and without notice to any Person. Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than 1.75%, then the Base Rate shall be deemed to be 1.75%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 4.1(a).

“Base Rate Loans” means Loans the rate of interest applicable to which is based upon the Base Rate.

“BBA LIBOR” means the London Interbank Offered Rate for a term of one (1) month administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of the rate), as reported on the Reuters Screen LIBOR 1 page (or another commercially available source reporting such quotations as designated by Agent from time to time) at approximately 11:00 a.m. (London time) on the date of determination, provided that if more than one rate is reported on such service, the applicable rate shall be the arithmetic mean of all such rates, as determined by Agent. Notwithstanding anything in this Agreement to the contrary, if BBA LIBOR determined as provided above would be less than 0.75%, then BBA LIBOR shall be deemed to be 0.75%.

“Benchmark” means, initially, as applicable, the rate for Dollars and Alternate Currencies set forth in the definitions of LIBOR Index Rate, BBA LIBOR, Daily Simple RFR, EURIBOR or the BA Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date has occurred with respect to applicable initial rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(j) titled “Benchmark Replacement Setting.” Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, (x) for any Available Tenor for Dollars, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date and (y) for any Available Tenor for Alternative Currencies, alternative (3) below:

(1)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of USD LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of USD LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of USD LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied;

(2)

the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 2.3(j)(i); or

(3)

the sum of: (a) the alternate benchmark rate for Loans denominated in the applicable currency that has been selected by the Agent and the Borrower Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated or bilateral credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” “Canadian Prime Rate,” the definition of “Business Day,” the applicable interest period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor (if applicable) for such Benchmark (or such component thereof) continues to be provided on such date; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (1) and (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then current Benchmark for any currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(j) titled “Benchmark Replacement Setting.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Blocked Account” and “Blocked Accounts” have the respective meanings specified in Section 2.7.

“Borrower Agent” means Team, Inc., a Delaware corporation.

“Borrower” and “Borrowers” have the respective meanings specified in the preamble to this Agreement.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Base” means, as of any date of determination, the result of:

(i) the product of 90% multiplied by the Value of Eligible Investment Grade Receivables; plus

(ii) the product of 85% multiplied by the Value of Eligible Non-Investment Grade Receivables; plus

(iii) the product of 85% multiplied by the Value of Eligible Foreign Receivables; plus

(iv) the product of 80% multiplied by the Value of Eligible Unbilled Receivables; plus

(v) the lesser of (a) $10,000,000 and (b) the product of 85% multiplied by the NOLV Percentage of Eligible Inventory as such NOLV Percentage is identified in the most recent Acceptable Appraisal of Inventory; minus

(vi) the aggregate amount of all Reserves.

Notwithstanding the foregoing, the aggregate amount of the Borrowing Base (A) consisting of Eligible Unbilled Receivables shall not exceed 15% of the Line Cap, (B) consisting of Eligible Receivables from Canadian Borrowing Base Companies, UK Borrowing Base Companies and Dutch Borrowing Base Companies shall not exceed 20% of the Line Cap, and (C) the aggregate amount of the Borrowing Base consisting of Eligible Foreign Receivables and Eligible Unbilled Receivables of the UK Borrowing Base Companies shall not exceed ~~<(i) >~~$5,000,000~~< at all times prior to the UK Accession Date, and (ii) $10,000,000 at all times thereafter>~~.

Further notwithstanding the foregoing, at all times during the period beginning on the Amendment No. 2 Effective Date and ending on date that Agent shall have received and approved in its Permitted Discretion the Borrowing Base Certificate for the calendar month ending December 31, 2021 pursuant to Section 7.11(e), the Borrowing Base shall not exceed the lesser of (a) the Borrowing Base calculated as set forth above (including the immediately prior sentence) and (b) $108,500,000, plus or minus any Reserves established, increased or decreased pursuant to Section 2.1(b) on or after the Amendment No. 2 Effective Date.

“Borrowing Base Certificate” has the meaning specified in Section 7.11(e).

“Borrowing Base Company” means a U.S. Borrowing Base Company, a Canadian Borrowing Base Company, a UK Borrowing Base Company or a Dutch Borrowing Base Company.

“Borrowing Date” means the date on which a Borrowing is obtained.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close. When used in connection with any (i) LIBOR Rate Advance or Daily Simple RFR Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar and Sterling deposits in the London interbank market, (ii) a EURIBOR Advance, a Business Day shall also exclude any day that is not a TARGET Day, and (iii) a BA Rate Loan or Canadian Prime Rate Loan, a Business Day shall also exclude any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Toronto, Ontario.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, related cash flow statements and related profit and loss statements, together with appropriate supporting details and a statement of the underlying assumptions, which (a) as of the Closing Date, covers a four year period and (b) for business plans delivered after the Closing Date, covers a one year period, and, in each case, which is prepared on a monthly basis for the first year and a quarterly basis thereafter.

“Canadian Borrowing Base Companies” means TISI Canada Inc. and such other Subsidiaries organized under the laws of Canada as the Borrower Agent and the Agent may from time to time reasonably agree to become Canadian Borrowing Base Companies.

“Canadian Dollars” or “C$” means the lawful currency of Canada. “Canadian Guarantor” means any Guarantor organized under Canadian law.

“Canadian Prime Rate” means, as of any date, the rate of interest representing the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by it in Canadian Dollars in Canada to Canadian borrowers and (b) one month CDOR, plus 1.00%, adjusted automatically with each quoted or established change in such rate; provided, that, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. When used in reference to any Loan or Borrowing, “Canadian Prime Rate” shall refer to whether such Revolving Credit Loan, or the Revolving Credit Loans comprising such Borrowing, bear interest at a rate determined by reference to the Canadian Prime Rate as set forth in the preceding sentence.

“Canadian Prime Advance” means an Advance that bears interest as provided in Section 4.1(c).

“Canadian Prime Rate Loan” means Revolving Credit Loans denominated in Canadian Dollars bearing interest based upon the Canadian Prime Rate.

“Canadian Priority Payables” means, as of any date of determination, the amount due and owing (whether or not past due) by any Loan Party or for which a Loan Party has an obligation to remit to a Governmental Authority pursuant to any applicable law in respect of which any Governmental Authority may claim an Lien or other claim ranking or capable of ranking prior to or pari passu with the Liens in favour of the Agent against all or part of the Collateral, including, without limitation, in respect of pension fund obligations, employment insurance, GST, HST, sales taxes and other taxes payable or to be remitted or withheld, employee withholds, vacation pay, termination and severance pay, employee salaries and wages, workers’ compensation assessment, Wage Earner Protection Program Act (Canada), Canada pension plan payments, municipal taxes and claims by public utilities and other like charges and demands

“Canadian Registered Pension Plan” means a pension plan subject to (i) the Pension Benefits Act (Ontario) or any other applicable provincial, territorial, or federal pension benefits standards legislation as amended from time to time and any successor statute or (ii) a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

“Canadian Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Canadian Loan Parties to Agent.

“Canadian Security Documents” means the Canadian Security Agreement, any share pledge agreement governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations, and each other agreement, document or instrument executed by any Loan Party governed by Canadian law which provides for a Lien in favor of the Agent as security for any of the Obligations

“Capital Expenditures” means, for any period of four consecutive fiscal quarters, for Borrower Agent and its Subsidiaries on a consolidated basis, consolidated expenditures during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of Borrower Agent or any of its Subsidiaries, or any similar fixed asset or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all payments in respect of Capitalized Lease Obligations and leasehold improvements, in each case on the balance sheet of Borrower Agent and its Subsidiaries in conformity with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” means that portion of the obligations under a Capital Lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Dominion Period” means the period (i) commencing on the date that (A) any Event of Default occurs or (B) Excess Availability is less than the greater of (x) $18,750,000 and (y) 12.5% of the Line Cap as of such date, in either case for five (5) consecutive Business Days and (ii) continuing until a period of thirty (30) consecutive days has elapsed during which at all times (A) no Event of Default shall exist and (B) Excess Availability has equaled or exceeded the greater of (x) $18,750,000 and (y) 12.5% of the Line Cap on each day in such period.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than thirty (30) days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A 1 or the equivalent by Standard & Poor’s Ratings Services or at least P 1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A 1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P 1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any one or more of the following types of services or facilities: (i) credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.

“CDOR” means, on any date for any applicable period, the stated average per annum rate of interest for Canadian bankers’ acceptances expressed as a percentage for a term comparable to such period that appears on the display referred to as the “CDOR Page” (or any substitute therefor) of Refinitiv Benchmark Services (UK) Limited (or any successor thereto or Affiliate thereof) at 10:00 a.m. (Toronto time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day, or, if no such display is available, the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances for a term comparable to such period quoted by the banks listed in Schedule I of the Bank Act (Canada) at approximately 10:00 a.m. (Toronto time) on such date; provided, that, if CDOR shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(i) any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower Agent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Borrower Agent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of the Borrower Agent,

(ii) Borrowers fail to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party except where such failure is as a result of a transaction permitted under the Loan Documents, or

(iii) a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred.

“Citibank” means Citibank, N.A., a national banking association and any of its Affiliates including Citigroup Inc.

“Claims” has the meaning specified in Section 12.4(a).

“Closing Date” means the date of the making of the initial Revolving Credit Loan (or other extension of credit) under this Agreement.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time, and all regulations and guidelines promulgated thereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreements” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman or processor in possession of any Collateral or on whose property any Collateral is located in form and substance satisfactory to Agent.

“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 103% (or 115% with respect to Alternate Currency Letters of Credit) of the undrawn amount of such Letter of Credit or, if Agent and the Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and the Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Agent of an amount equal to 103% of the amount of such Bank Product Obligation as reasonably determined by Agent and the applicable Bank Product Provider to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time, pursuant to documentation in form and satisfactory reasonably satisfactory to Agent and the applicable Bank Product Provider.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Loan Parties and any other payments received by the Loan Parties with respect to any Collateral.

“Commercial Tort Claims” means all commercial tort claims, and includes those commercial tort claims listed on Schedule 3.4(a).

“Commitments” means, collectively, the Revolving Credit Commitments and any other commitments that the Lenders may from time to time make to Borrowers pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Product Obligations).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder

“Communications” has the meaning specified in Section 12.25(b).

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis in accordance with GAAP, as of the date of determination thereof, and without duplication of any items, the ratio of (i) EBITDA for such period, minus all Unfinanced Capital Expenditures paid or payable during such period, to (ii) the sum of (A) all principal amounts of Indebtedness (excluding payments of Revolving Credit Loans, prepayments with respect to the 2017 Senior Convertible Notes and payments in connection with Refinancing Indebtedness) paid or payable during such period, plus (B) all Interest Expense (excluding paid-in-kind interest) and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or the Lenders) paid or payable during such period, plus (C) without limitation of the restrictions specified in Section 8.9, all dividends, redemptions, repurchases or other distributions paid or payable in cash on account of Borrower Agent’s Equity Interests during such period, plus (D) all cash Tax Expense paid or payable (net cash Tax refunds actually received) during such period, plus (E) all amounts paid or payable on account of Capital Leases during such period.

“Consolidated Tangible Assets” means, as of any date of determination, Consolidated total assets of the Borrower and its Subsidiaries as of that date, determined in accordance with GAAP minus the Intangible Assets of the Borrower Agent and its Subsidiaries on that date. When used solely in such definition of “Consolidated” means such items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Contingent Acquisition Indebtedness” means a seller note, any earn-out obligation or similar deferred or contingent obligation of a Borrower or any Subsidiary of a Borrower incurred or created in connection with hereunder; provided that all such obligations in an aggregate amount in excess of $2,000,000 shall be subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, satisfactory to Agent in its Permitted Discretion.

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, securities account or commodity account maintained in the United States, an agreement, in form and substance reasonably satisfactory to Agent and the Loan Party maintaining such account, among Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent or, with respect to any jurisdiction outside the United States, any equivalent agreement or notice under applicable foreign (or non-United States) law required by such law to perfect, or give notice to the applicable depository institution of, a Lien in underlying property in accordance with, and enforceable under, such law.

“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(c).

“Copyright Security Agreement” means a copyright security agreement, in form and substance reasonably satisfactory to Agent, pursuant to which each Loan Party that has Copyrights shall grant a specific security interest as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States, Canada, the United Kingdom or the Netherlands or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States, Canada, the United Kingdom or the Netherlands or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w); (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Corre Credit Agreement” means that certain Unsecured Term Loan Credit Agreement, dated as of November 9, 2021, by and among Borrower Agent, the lenders party thereto from time to time, and Corre Credit Fund, LLC, as agent for the lenders party thereto, as amended, restated, supplemented or otherwise modified to the extent permitted by the Corre Subordination Agreement.

“Corre Debt Facility” means the Subordinated Debt incurred pursuant to the Corre Credit Agreement from time to time; provided that any such Subordinated Debt is incurred in accordance with Section 8.1.

“Corre Loan Documents” means (a) the Corre Credit Agreement, (b) the Corre Subordination Agreement and (c) each of the other agreements, instruments and other documents with respect to the Corre Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time to the extent permitted by the Corre Subordination Agreement.

“Corre Obligations” means all “Obligations” (as defined in the Corre Credit Agreement).

“Corre Subordination Agreement” means the Amended and Restated Subordination Agreement, dated as of the Amendment No. 2 Effective Date, among Borrower Agent, the other Loan Parties from time to time party thereto, the Agent and Corre Credit Fund, LLC, as administrative agent under the Corre Loan Documents.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Testing Period” means a period (i) commencing on the last day of the fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers were required to deliver to Agent quarterly Financial Statements pursuant to the terms of this Agreement, and (ii) continuing until a period of thirty (30) consecutive days has elapsed from the date of the occurrence of such Covenant Trigger Event during which period at all times Excess Availability has equaled or exceeded the greater of (A) $15,000,000 and (B) 10% of the Line Cap.

“Covenant Trigger Event” means the failure of Borrowers to have Excess Availability in an amount of at least the greater of (i) $15,000,000 and (ii) 10% of the Line Cap at such time.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 12.32 of this Agreement.

“Cumulative Period” has the meaning set forth in Section 7.3.

“Daily Simple SOFR” means, for any day, the greater of (i) 0.75% and (ii) SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day “i”) that is 5 RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) 0.75%. If by 5:00 pm (local time for the applicable RFR) on the second (2nd) RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Loans” means Loans the rate of interest applicable to which is based upon the Daily Simple RFR.

“Daily Simple RFR Advance” means an Advance that bears interest as provided in Section 4.1(e).

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding up and Restructuring Act (Canada), the debt and/or securities reorganization provisions of the Canada Business Corporations Act, the Business Corporations Act (Ontario), the Insolvency Act 1986, the Dutch Bankruptcy Code (Faillissementswet) and all other liquidation, conservatorship, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other any other comparable and applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice or lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” any Lender that (i) has failed to perform any funding obligations hereunder, including in respect of the making of Revolving Credit Loans, the settlement of any Swingline Loans, Protective Advances or Overadvances, or the funding of any risk participations in Letters of Credit and such failure is not cured within three (3) Business Days; (ii) has notified Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by Agent or Borrower Agent, to confirm in a manner satisfactory to Agent or Borrower Agent that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company. Any determination by Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers, the Letter of Credit Issuer, the Swingline Lender and each Lender.

“Designated Jurisdiction” means a country or territory that is the target of broad, country-wide or territory-wide Sanctions, which countries and territories, as of the date hereof, are the Crimea region, Cuba, Iran, North Korea and Syria.

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reductions to Borrowers’ Receivables, including bad debt write-downs, discounts, volume rebates, credits, or other dilutive items during the most recently ended period of twelve (12) fiscal months, divided by (b) Borrowers’ billings with respect to Receivables during such period.

“Dilution Reserve” means, as of any date of determination, a reserve for Dilution equal to (a) with respect Investment Grade Receivables, applicable Dilution and (b) with respect to Eligible Receivables that are not Investment Grade Receivables, applicable Dilution in excess of 5%.

“Disqualified Equity Interests” means (a) any Equity Interests issued by any Subsidiary of Borrowers and (b) any Equity Interests issued by Borrowers that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by Borrowing Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by Borrowing Agent (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of Borrowing Agent, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred twenty (120) days after the Termination Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Dutch Borrowing Base Companies” means Quest Integrity NLD B.V., Team Industrial Services Netherlands, B.V., Threshold Inspection & Application Training B.V. and Quality Inspection Services B.V. and such other Subsidiaries organized under Dutch law as the Borrower Agent and the Agent may from time to time reasonably agree to become Dutch Borrowing Base Companies.

“Dutch Guarantor” means any Guarantor organized under Dutch law.

“Dutch Loan Party” means any Loan Party organized under Dutch law.

“Dutch Security Agreements” means each of the following Dutch law governed security agreements among the Agent as pledgee and the Loan Parties party thereto as pledgors:

(a) the senior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the ABL Priority Collateral; and

(b) the junior ranking security agreement among the Agent as pledgee and the Loan Parties party thereto as pledgors in relation to the Term Loan Priority Collateral.

“Dutch Security Documents” means each of the Dutch Security Agreements, each of the Dutch Share Pledges, and each other agreement, document or instrument executed by any Loan Party governed by Dutch law which provides for a Lien in favor of the Agent as security for any of the Obligations.

“Dutch Share Pledges” means each of the following Dutch law governed notarial deed of pledge of shares:

(a) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Industrial Services Netherlands B.V. as company;

(b) a deed of pledge of shares among the Agent as pledgee, Quest Integrity EU Holdings B.V. as pledgor and Quest Integrity NLD B.V. as company;

(c) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Threshold Inspection & Application Training Europe B.V. as company;

(d) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Quality Inspection Services B.V. as company;

(e) a deed of pledge of shares among the Agent as pledgee, A&M Beheer B.V. as pledgor and Turbinate International B.V. as company;

(f) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Team Valve Repair Services B.V. as company;

(g) a deed of pledge of shares among the Agent as pledgee, Quest Integrity EU Holdings B.V. as pledgor and A&M Beheer B.V. as company;

(h) a deed of pledge of shares among the Agent as pledgee, Quest Integrity Group, LLC as pledgor and Quest Integrity EU Holdings, B.V. as company;

(i) a deed of pledge of shares among the Agent as pledgee, Quest Integrity NLD B.V. as pledgor and P3 Pullen Polyurethane Products B.V. as company;

(j) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Netherlands B.V. as pledgor and Teaminc Europe B.V. as company;

(k) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite B.V. as company;

(l) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services International, Inc. as pledgor and Team Industrial Services Europe B.V. as company; and

(m) a deed of pledge of shares among the Agent as pledgee, Team Industrial Services Europe B.V. as pledgor and Furmanite Holding B.V. as company.

“Early Opt-in Election” means the occurrence of the following:

(1)

a notification by the Agent to (or the request by the Borrower Agent to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities in the U.S. syndicated or bilateral loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Borrower Agent to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Borrower, Agent and Lenders.

“EBITDA” means, for any period, with respect to the Borrower Agent and its Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period (i) plus in each case, to the extent deducted in determining Net Income for such period:

(a) the amount of depreciation and amortization of fixed and intangible assets during such period, plus

(b) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to Agent or Lenders) paid or payable during such period, without duplication, plus

(c) net Tax Expense paid or accrued during such period, without duplication, plus

(d) the amount of all stock based compensation during such period, plus

(e) the amount of all unusual or non-recurring charges or expenses during such period (not to exceed in the aggregate with clause (i)(l) below 15% of EBITDA for any such period without giving effect to this clause (i)(e) or clause (i)(l)), plus

(f) the amount of out-of-pocket expenses incurred during such period and prior to or one hundred eighty (180) days after the Closing Date in connection with this Agreement, the Loan Documents, the Term Loan Documents and the repurchase of the 2017 Senior Convertible Notes in an aggregate amount not to exceed $5,000,000, plus

(g) financing fees, financial and other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred during such period by the Borrower Agent or any Subsidiary in connection with Permitted Acquisitions and asset sales permitted by Section 8.5 (whether or not consummated) (not to exceed with respect to any such transaction, $2,500,000), plus

(h) any loss in connection with any disposition of assets during such period, plus

(i) non-cash negative adjustments during such period for currency exchanges in accordance with GAAP, plus

(j) non-cash losses from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives) during such period, plus

(k) the aggregate amount of all non-cash charges, expenses, fees or losses during such period, plus

(l) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, district, office or business unit closures, facility, district, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) (not to exceed in the aggregate with clause (i)(e) above 15% of EBITDA for any such period without giving effect to this clause (i)(l) or clause (i)(e)).

(ii) less in each case, to the extent included in determining Net Income for such period:

(a) the amount of all non-recurring gains during such period, less

(b) any gain in connection with any disposition of assets, less

(c) non-cash positive adjustments for currency exchanges in accordance with GAAP, less

(d) non-cash gains from foreign exchange conversions and mark-to-market adjustments to foreign exchange hedge agreements (or other derivatives), less

(e) the aggregate amount of all non-cash gains during such period.

Notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period that includes the fiscal quarters ended December 31, 2019, March 31, 2020, June 30, 2020 or September 30, 2020, (1) EBITDA for the fiscal quarter ended on March 31, 2020 shall be deemed to be ($3,599,000), (2) EBITDA for the fiscal quarter ended June 30, 2020 shall be deemed to be $13,461,000, and (3) EBITDA for the fiscal quarter ended September 30, 2020 shall be deemed to be $19,163,000.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, that (A) none of any owner of Equity Interests of a Loan Party, any Loan Party or any of their respective Affiliates shall qualify as an Eligible Assignee, (B) neither a natural person nor a Defaulting Lender shall qualify as an Eligible Assignee, (C) each Eligible Assignee under clauses (ii) through (iv) hereof shall be reasonably acceptable to and subject to the consent of Agent (not to be unreasonably withheld), (D) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law and (E) no holder of Term Loan Obligations shall qualify as an Eligible Assignee.

“Eligible Foreign Receivables” means those Receivables of any UK Borrowing Base Company or Dutch Borrowing Base Company that are Eligible Receivables.

“Eligible Investment Grade Receivables” means those Investment Grade Receivables that are Eligible Receivables.

“Eligible Non-Investment Grade Receivables” means those Non-Investment Grade Receivables that are Eligible Receivables.

“Eligible Inventory” means Inventory of a U.S. Borrowing Base Company, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to U.S. Borrowing Base Companies’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. Without limitation of the foregoing, no item of Inventory shall be Eligible Inventory:

(i) unless Agent has a perfected first priority Lien thereon and it is otherwise free and clear of any Lien in favor of any Person other than Permitted Liens;

(ii) if it is not in the control or possession of such U.S. Borrowing Base Company and is covered by a warehouse receipt, a bill of lading or other document of title, unless such warehouse receipt, bill of lading or other document of title covering such Inventory is issued in the name of or is otherwise endorsed to and held by Agent;

(iii) if it is located on real property leased by a U.S. Borrowing Base Company or in a contract warehouse or with a bailee, in each case, unless either (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be; provided, however, the U.S. Borrowing Base Companies shall have ninety (90) days subsequent to the Closing Date (or such later date approved by the Agent) in which to obtain a landlord or warehousemen agreement for its leased or third party warehouse locations and Inventory at such leased or warehouse locations which would otherwise be “Eligible Inventory” but for such requirement shall be deemed to be “Eligible Inventory” during such period, or (B) Agent has established a Rent and Charges Reserve with respect to such location, and in each case such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(iv) if it is not located at one of the locations in the United States set forth on Schedule E-1 to this Agreement (as such Schedule E-1 may be amended from time to time with the prior written notice to Agent) (or in-transit from one such location to another such location);

(v) if it is consigned to or from a U.S Borrowing Base Company;

(vi) if it is not owned solely by a U.S. Borrowing Base Company or such U.S. Borrowing Base Company does not have sole and good, valid and marketable title thereto;

(vii) if it is packing or shipping materials;

(viii) if it (A) is excess (as so determined by a U.S. Borrowing Base Company from time to time or as otherwise determined by Agent, in its Permitted Discretion), (B) is obsolete, defective, damaged, slow moving or unmerchantable, (C) consists of samples or inventory on hand which is used for promotional and other sales activities, or (D) consists of “seconds” or goods returned or rejected by a U.S. Borrowing Base Company’s customers;

(ix) if it is repossessed, attached, seized, made subject to a writ or distress warrant, levied upon or brought within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(x) if it does not conform in all material respects to all requirements of law pertaining to its manufacture, including the Fair Labor Standards Act;

(xi) [reserved];

(xii) it consists of waste or Hazardous Materials;

(xiii) unless it is covered by casualty insurance in accordance with Section 7.6;

(xiv) if it is subject to any licensing or similar contractual arrangement limiting its sale;

(xv) Inventory which contains or bears any intellectual property rights unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(xvi) if and to the extent that the general ledger amount of such Inventory exceeds the perpetual inventory amount thereof;

(xvii) if Agent, in its Permitted Discretion, has deemed it to not be Eligible Inventory;

(xviii) if it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a U.S. Borrowing Base Company pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory, the results of which shall be satisfactory to Agent in its Permitted Discretion and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion;

For avoidance of doubt, any Inventory that is not, or otherwise ceases to be, Eligible Inventory at any time, nevertheless shall be at all times part of the Collateral.

“Eligible Receivables” means those Receivables created by a Borrowing Base Company in the ordinary course of its business, that arise out of such Borrowing Base Company’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to Borrowing Base Companies’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. Without limitation of the foregoing, no Receivable shall be an Eligible Receivable:

(i) unless such Receivable constitutes the legal, valid and binding obligation of the account debtor, enforceable in accordance with its terms;

(ii) if, in relation to Receivables of a Dutch Borrowing Base Company or a UK Borrowing Base Company, such Receivable cannot or may not be transferred, assigned or pledged;

(iii) if the account debtor is, or is controlled by, an Affiliate or owner of any Loan Party, or an employee, officer or director of any Loan Party or any Affiliate or owner of any Loan Party;

(iv) if the amount payable in respect of such Receivable is the subject of renegotiation or redating;

(v) unless Agent has a perfected first priority Lien thereon (or a floating charge with respect to UK Borrowing Base Companies) and such Receivable is otherwise free and clear of any Lien in favor of any Person other than Permitted Liens;

(vi) if (A) the goods giving rise to such Receivable have not been shipped and billed to the account debtor or (B) the services giving rise to such Receivable have not been performed and billed to the account debtor;

(vii) if such Receivable is more than ninety (90) days past the date of the original invoice therefor or more than sixty (60) days past its due date for payment, whichever is the shorter period (provided that an aggregate amount of Receivables not to exceed $15,000,000 as of any date of determination shall not be ineligible solely this clause (vii) due being more than ninety (90) days past the date of the original invoice therefor, so long as such Accounts are not more than one hundred twenty (120) days past the date of the original invoice therefor);

(viii) if, in relation to Receivables of a UK Borrowing Base Company, such Receivable is not governed by English law;

(ix) if a Borrowing Base Company’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including any “sale on approval,” “sale or return,” “guaranteed sale” or sale on consignment, or a Borrowing Base Company’s right to receive payment is subject to any right of rescission, repurchase or reclamation;

(x) if the sale arises from any “bill and hold” or other sale of goods which remain in a Borrowing Base Company’s possession or under such Borrowing Base Company’s control;

(xi) if and to the extent the invoiced amount consists of or includes interest payments, late charges, finance charges or service charges owing to a Borrowing Base Company, but only to the extent of such payments or charges;

(xii) if the terms of sale are “cash on delivery” or “cash before delivery”;

(xiii) if the account debtor or any Affiliate of the account debtor has disputed liability or has asserted a claim, right of setoff, chargeback, defense or counterclaim, discount, deduction, reserve, allowance, recoupment or has made any other claim with respect to any other Receivable due from such account debtor or Affiliate to a Borrowing Base Company, solely to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, defense, counterclaim, chargeback, discount, deduction, reserve, allowance, recoupment or other claim, as the case may be;

(xiv) if the account debtor has suspended business or is liquidating, dissolving or winding up its affairs, or the account debtor is insolvent, or a Borrowing Base Company has received notice of an imminent Insolvency Event or a material impairment of the financial condition of the account debtor, or the account debtor or a material portion of such account debtor’s assets is the subject of an Insolvency Event, or the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation;

(xv) if the account debtor is also a supplier to, or creditor of, a Borrowing Base Company, or is otherwise a “contra” account, whether in respect of contractual allowances with respect thereto, audit adjustments, anticipated discounts or otherwise, but only to the extent of the aggregate amount owed (or anticipated to be owed) by Borrowing Base Companies to the account debtor in respect thereto;

(xvi) if the sale or rendition of services is to an account debtor that either (A) does not maintain its chief executive office in an Acceptable Account Debtor Jurisdiction, (B) is not organized under an Acceptable Account Debtor Jurisdiction thereof, or (C) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Receivable is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion, and on which Agent is named as “lenders loss payee”;

(xvii) if fifty percent (50%) or more of the aggregate balance of the Receivables of any account debtor and its Affiliates owing to Borrowing Base Companies are deemed ineligible under clause (vii) above;

(xviii) if the account debtor is (A) the United States of America or any department, agency or instrumentality thereof, unless a Borrowing Base Company assigns its right to payment under such Receivable to Agent as collateral hereunder in full compliance with (including the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (U.S.C. § 3727; 41 U.S.C. § 15) or (B) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(xix) if when aggregated with all other Eligible Receivables owing by the same account debtor (including, for this purpose, Receivables owing by such account debtor’s Affiliates), such Receivable exceeds 25% of aggregate Eligible Receivables (for avoidance of doubt, only the amount of the Receivable in excess of 25% shall be excluded);

(xx) if such Receivable is evidenced by a judgment or by an instrument or chattel paper;

(xxi) if such Receivable represents a progress billing or retainage or if the obligation of the account debtor to pay is subject to a Borrowing Base Company’s completion of further performance or is subject to the equitable lien of any surety bond insurer, but only to the extent or amount of such limitation;

(xxii) if such Receivable is payable in any currency other an Acceptable Receivable Currency;

(xxiii) if the account debtor is located in any State (or Province or Territory of Canada) that requires a creditor to file a business activity report or similar document, or to qualify to do business in such jurisdiction in order to bring suit in such jurisdiction to recover on such Receivable unless the relevant Borrowing Base Company (A) had filed and has maintained effective a current notice of business activities or similar documents with the appropriate office or agency of the applicable jurisdictions or qualified to do business therein as applicable for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or cost, or (B) was and has continued to be exempt from such filing and has provided Agent with satisfactory evidence thereof;

(xxiv) if Agent believes, in its Permitted Discretion, the collection of such Receivable to be insecure or to be doubtful by reason of the account debtor’s inability or unwillingness to pay;

(xxv) if Agent, in its Permitted Discretion, has deemed it to not be an Eligible Receivable; or

(xxvi) if such Receivable is owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or is owned by a Person that is joined to this Agreement as a Borrowing Base Company pursuant to the provisions of this Agreement, and a field examination with respect to such Receivables, in each case, satisfactory to Agent in its Permitted Discretion, has not been completed.

For avoidance of doubt, any Receivable that is not, or ceases to be, an Eligible Receivable, at any time, nevertheless shall be at all times part of the Collateral.

“Eligible Unbilled Receivables” means those Receivables of any Borrowing Base Company that would constitute an Eligible Receivable but for the fact that an invoice or bill has not been delivered with respect thereto for a period of not more than thirty (30) days after the month during which such Borrowing Base Company has performed the services giving rise to such unbilled Receivable, so long as such Receivable is properly recorded in such Borrowing Base Company’s accounting systems at all times.

“English Security Documents” means: (i) the English law governed debenture to be made between the UK Loan Parties as chargors and the Agent (the “English Debenture”); (ii) the English law governed share charge and subordinated debt assignment to be made between each of the holders of shares in the UK Loan Parties (other than UK Loan Parties which are already party to the English Debenture as chargors) in favour of the Agent (the “English Share Charge”) and (iii) each other agreement, deed, instrument or document executed by any Loan Party governed by English law which provides for a Lien in favour of the Agent as security for any of the Obligations, in each case in form and substance satisfactory to the Agent.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environment” means ambient air, indoor air, surface water (including potable waters, navigable waters and wetlands), groundwater, surface and subsurface strata, natural resources, wildlife, plant life, biota, and the work place or as otherwise defined in Environmental Laws.

“Environmental Action” means any summons, citation, notice of investigation or judicial or administrative proceeding, action, suit, abatement order or other order, judgment, decree or directive (conditional or otherwise) from any Governmental Authority, or any written notice of violation, complaint, claim, or other demand from any Person arising (i) pursuant to Environmental Laws, (ii) in connection with any actual or alleged violation of, or liability pursuant to, Environmental Laws, including any Permits issued pursuant to Environmental Laws, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials, or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety or the Environment.

“Environmental Laws” means all federal, state, provincial and local statutes, laws (including common laws), rulings, regulations, ordinances, codes, legally binding and enforceable policies or guidelines or governmental, administrative or judicial directives, judgments, orders or interpretations of any of the foregoing now or hereafter in effect relating to pollution or protection of human health or the Environment including laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of or exposure to any Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation, feasibility study, removal, remediation, assessment or post remediation monitoring or action), fines, penalties, sanctions, and interest incurred as a result of any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Loan Party is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or under Section 4001(a)(14) of ERISA. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of such Loan Party for purposes of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party and with respect to liabilities arising after such period for which such Loan Party would be liable under the Code or ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means:

(a) the rate per annum equal to the offered rate that appears on Reuters Page EURIBOR01 (or any successor thereto) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two (2) Business Days prior to the first day of such Interest Period;

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Agent to be the offered rate on such other page or other service that displays an average European Money Markets Institute Euro Interbank Offered Rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(iii) if the rates referenced in the preceding clauses (a) and (b) are not available, then the EURIBOR for any EURIBOR Loan denominated in Euros shall be determined pursuant to Section 2.3(j);

provided, that, if EURIBOR shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.

“EURIBOR Loans” means Loans the rate of interest applicable to which is based upon EURIBOR.

“EURIBOR Advance” means an Advance that bears interest as provided in Section 4.1(g).

“Euro” or “€” means the currency of participating member states of the European Union that have adopted a single currency in accordance with the Treaty on European Union of February 7, 1992.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the Line Cap, exceeds (ii) the sum on such date of (A) the aggregate principal amount of all Revolving Credit Loans (inclusive of Swingline Loans) then outstanding, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit then outstanding.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” means (i) Voting Equity Interests of any CFC (other than a Protected CFC) held by any Loan Party, except to the extent that such Voting Equity Interests represent no more than 65% (or such higher percentage that would not cause an adverse tax impact pursuant to Code Section 245A and Treasury Regulation Section 1.956-1 to any Loan Party) of a first tier CFC (other than a Protected CFC); (ii) any (x) rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any Loan Party (including any governmental licenses or approvals and state or local franchises, charters and authorizations, to the extent a security interest in any such license, approval, franchises, charters, or authorizations are prohibited or restricted thereby) and (y) equipment owned by any Loan Party that is subject to a purchase money lien or a capital lease obligation if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to Agent) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests (including any Receivables or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) all leasehold Real Property interests; (v) fee simple Real Property interest located outside of the United States (other than in the United Kingdom if perfected by means of a floating charge); (vi) fee simple Real Property interests located in the United States having a fair market value (as determined in good faith by Borrower Agent) less than $2,500,000 on a per-property basis, and any fee-owned Real Property that is subject to a Permitted Lien of the type described in clause (v)(B) of the definition thereof (to the extent the documents creating such Permitted Lien prohibits junior liens); (vii) to the extent subject to certificates of title (or the local law equivalent), motor vehicles and other assets subject to certificates of title, or any rolling stock; (viii) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party that (A) is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees or (B) held as cash collateral to secure Indebtedness permitted by Section 8.1(j)(ii) (but only to the extent that and only for so long as that the documentation with respect to such Indebtedness restricts the granting of a Lien therein to Agent); (ix) any asset in circumstances where the cost of obtaining a security interest therein, including the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as determined by the Agent in its Permitted Discretion; and (x) the last day of the term of any lease, sublease or agreement to sublease now held or subsequently acquired by any of the Loan Parties which is organized under the laws of Canada or any province or territory therein (it being understood and agreed that the Loan Parties shall stand possessed of such last day in trust for the assignment and disposal of it as the Agent may direct).

“Excluded Swap Obligation” means any obligation of any Loan Party to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party (including by virtue of the joint and several liability provisions of Section 12.11) of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g), (iv) any U.S. federal withholding Taxes imposed under FATCA and (v) Taxes imposed under the laws of the Netherlands to the extent such Tax becomes payable as a result of a Recipient having a substantial interest (aanmerkelijk belang) in a Loan Party as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001).

“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to this Agreement.

“FATCA” mean Sections 1471 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means the fee letter dated as of the Closing Date, between Borrower and Agent.

“Financial Covenant” means the covenant set forth in Article VIII.

“Financial Statements” means, with respect to the Borrower Agent and its Subsidiaries, the consolidated balance sheets, consolidated profit and loss statements and statements of cash flow of the Borrower Agent and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison to the balance sheets, profit and loss statements and statements of cash flow for the same year-to-date and month periods of the immediately preceding year.

“Financial Support Directions” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to any Benchmark.

“Foreign Lender” means (i) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Plan” has the meaning specified in Section 7.13.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of reimbursement obligations under Letters of Credit, except to the extent allocated to other Lenders under Section 2.12.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governing Body” means (i) in the case of a corporation (or a limited liability company incorporated in the United Kingdom), its board of directors and/or shareholders (as the case may be), (ii) in the case of a limited liability company, its managers or members, (iii) in the case of a limited partnership, its general partner(s), and (iv) in the case of a Dutch Loan Party, its board of directors, its general meeting of shareholders and its supervisory board, as applicable, or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity, (iv) in the case of a limited liability company incorporated in the United Kingdom, its articles of association and memorandum (as the case may be) and its certificate of incorporation and any certificate of incorporation on a change of name, and (v) in relation to any Dutch Loan Party in each case including its deed of incorporation (oprichtingsakte), articles of association (statuten) and an extract (uittreksel) from the commercial register (handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel).

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions thereof or pertaining thereto.

“Group” means the Borrower and each of its Subsidiaries from time to time.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations on the Closing Date or at any time thereafter.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive, deleterious and hazardous materials, substances and wastes including petroleum or petroleum distillates, urea formaldehyde foam insulation, asbestos or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include any Swap Obligation.

“Highest Lawful Rate” has the meaning specified in Section 12.10.

“Historical Financials” has the meaning specified in Section 5.1(a)(xiii).

“Increase Date” has the meaning specified in Section 2.16(c).

“Increased Examination Event” means if at any time Excess Availability is less than the greater of (a) 20% of the Line Cap, and (b) $30,000,000.

“Increased Examination Period” means the period commencing after the continuance of an Increased Examination Event for five (5) consecutive Business Days and continuing until the date when no Increased Examination Event has occurred for thirty (30) consecutive days.

“Increased Reporting Event” means if at any time Excess Availability is less than the greater of (a) 12.5% of the Line Cap, and (b) $18,750,000.

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event for five (5) consecutive Business Days and continuing until the date when no Increased Reporting Event has occurred for thirty (30) consecutive days.

“Increasing Lenders” has the meaning specified in Section 2.16(b).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.16(a).

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Party” has the meaning specified in Section 12.4(a).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information” has the meaning specified in Section 12.21.

“Insolvency Event” means, with respect to any Person (other than any UK Loan Party in respect of clauses (ii), (iii) or (vi) below), the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt, institutes or consents to the institution of proceedings under, any Debtor Relief Laws or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek reorganization or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor custodian, administrator, administrative receiver, manager, liquidator or similar officer for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, administrator, administrative receiver, compulsory manager, liquidator or similar officer for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any Debtor Relief Laws, (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or a petition for (A) its dissolution, the suspension of payments, a moratorium of any indebtedness, winding-up, administration, or reorganization (by way of voluntary arrangement scheme or arrangement or otherwise), (B) the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) for it or for all or any material part of its property and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, interim receiver, receiver and manager, trustee, monitor, custodian, liquidator, administrator or restructuring official (herstructureringsdeskundige) shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty-(60) day period described in this definition, (C) any proceeding under any Debtor Relief Law relating to it or any material part of its property is instituted and such proceeding shall not be dismissed or stayed within 60 (days); provided, however, that the Lenders shall have no obligation to make any Loans during the pendency of any sixty-(60) day period described in this definition and, in respect of any UK Loan Parties, means any corporate action, legal proceedings or other procedure or step is taken in relation to: (1) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that UK Loan Party; (2) by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with or for the benefit of any creditor of that UK Loan Party; (3) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that UK Loan Party or a substantial portion of its assets; or (4) enforcement of any Liens over a substantial portion of the assets of that UK Loan Party, or any procedure or step with analogous effect is taken in any jurisdiction and/or any expropriation, attachment, sequestration, distress or execution (or any process with analogous effect) affects a substantial portion of the assets of a UK Loan Party (the proceedings and procedures set out in (1) to (4) above being the “Insolvency Proceedings”; any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) Business Days of commencement will not be deemed Insolvency Proceedings.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, in form and substance satisfactory to Agent, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date with this Agreement, between Agent and Atlantic Park Strategic Capital Fund, L.P.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” means (i) with respect to any Base Rate Advance, Canadian Prime Rate Advance, or Daily Simple RFR Advance, the first day of each month during any period in which such Advance is outstanding, (ii) with respect to any LIBOR Rate Advance, BA Rate Advance, or EURIBOR Advance, the last day of the Interest Period or BA Period applicable to the Borrowing of which such Advance is a part and, in the case of a LIBOR Rate Advance, BA Rate Advance or EURIBOR Advance with an Interest Period or BA Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period or BA Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period or BA Period, and (iii) with respect to any Loans, the Termination Date or such earlier date on which the Commitments are terminated.

“Interest Period” means the period commencing on the date of a LIBOR Rate Advance or EURIBOR Advance and ending one (1), three (3) or six (6) months thereafter (or, if available to all of the Lenders, twelve months or any shorter period), as selected by Borrower Agent; provided, however, that (i) Borrower Agent may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one (1), three (3) or six (6) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second, third or sixth month, as the case may be. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interests” has the meaning specified in Section 8.9.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” means Inventory (as defined in the UCC), Inventory, stock, stock in trade and any similar asset in the nature of Inventory (as defined in the UCC).

“Inventory Reserves” means reserves established by Agent, in its Permitted Discretion, to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, vendor charge backs or slow moving Inventory.

“Investment” in any Person means, as of the date of determination, (i) any payment or contribution in or to such Person including property contributed to such Person for or in connection with its acquisition of any stock, bonds, notes, indebtedness, debentures, partnership or other ownership interest or any other security of such Person, (ii) any payment or contribution for all or substantially all of the assets of such Person (or of any division or business line of such other Person), and (iii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person. In determining the aggregate amount of Investments outstanding at any particular time, (A) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (B) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (C) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (D) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Receivables” means those Receivables that are (i) owned by a U.S. Borrowing Base Company or a Canadian Borrowing Base Company and (ii) owing by account debtors rated at “BBB-” or better by Standard and Poor’s or Baa3 or better by Moody’s.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Items of Payment” has the meaning specified in Section 2.7.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-2 to this Agreement.

“Lender” and “Lenders” have the respective meanings specified in the preamble to this Agreement.

“Lender Group Expenses” means all (i) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent, the Letter of Credit Issuer, and the Lenders, or any of them, (ii) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with transactions under any of the Loan Documents, (iii) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (iv) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (v) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (vi) reasonable and documented out-of-pocket costs and expenses paid or incurred by Agent, the Letter of Credit Issuer and the Lenders, or any of them, to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (vii) fees and expenses of Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (viii) Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the relationship of Agent, the Letter of Credit Issuer, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (ix) Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees for one primary counsel for the Agent, and, if reasonably necessary, one local counsel and one specialist counsel in each relevant jurisdiction and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending, waiving, or modifying the Loan Documents, and (x) Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

“Letter of Credit” means each letter of credit issued for the account of Borrowers by the Letter of Credit Issuer under Section 2.13, and all amendments, renewals, extensions or replacements thereof.

“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by the Letter of Credit Issuer and Borrowers, to be in form and substance reasonably satisfactory to the Letter of Credit Issuer, pursuant to which the Letter of Credit Issuer issues Letters of Credit for the account of Borrowers in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Letter of Credit Issuer” means any of the Bank, Bank of America, N.A., Wells Fargo Bank, National Association, or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letter of Credit pursuant to Section 2.13 of this Agreement, and the Letter of Credit Issuer shall be a Lender. Bank of America, N.A. shall be Letter of Credit Issuer solely with respect of the Existing Letters of Credit.

“Letter of Credit Issuer Sublimit” means (a) for Bank, $50,000,000, (b) for Bank of America, N.A., $25,000,000 and (c) for Wells Fargo Bank, National Association, $10,000,000, as such sublimits may be adjusted from time to time as agreed among the Agent, the applicable Letter of Credit Issuer and Borrower Agent.

“Letter of Credit Sublimit” means $50,000,000.

“Letter of Credit Request” has the meaning specified in Section 2.13(c).

“LIBOR Index Rate” means:

(a) the rate per annum equal to the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate reasonably determined by the Agent to be the offered rate on such other page or other service that displays an average ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars offered in the London interbank market (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; and

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, then the LIBOR Index Rate for any LIBOR Rate Advance denominated in Dollars for such Interest Period shall be determined pursuant to Section 2.3(j); and

(d) Notwithstanding the above, to the extent that “LIBOR Index Rate” is used in connection with a Base Rate Advance, such rate shall be determined as modified by the definition of Base Rate.

“LIBOR Loans” means Loans the rate of interest applicable to which is based upon the Adjusted LIBO Rate.

“LIBOR Rate Advance” means an Advance that bears interest as provided in Section 4.1(b).

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, attachment or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Line Cap” means, as of any date of determination, the lesser of (i) the Aggregate Revolving Credit Commitment as of such date of determination, and (ii) the Borrowing Base as of such date of determination.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Second Amendment Fee Letter, the Security Documents, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Subordination Agreement, each Lockbox Agreement, each Letter of Credit, each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement including the Revolving Credit Loans, the Swingline Loans, the Protective Advances and any Overadvances.

“Lockbox” and “Lockboxes” have the respective meanings set forth in Section 2.7(a).

“Lockbox Account” and “Lockbox Accounts” have the respective meanings set forth in Section 2.7.

“Lockbox Agreement” and “Lockbox Agreements” have the respective meanings set forth in Section 2.7.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or financial condition of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment or other material obligations under the Loan Documents to which they are a party or (B) the ability of Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect upon the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of Agent.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (ii) that relates to Material Indebtedness.

“Material Indebtedness” means (i) the Term Loan Obligations~~< and>~~, (ii) the Corre Obligations and (iii) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements of any Loan Party in an aggregate principal amount exceeding $12,500,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination

(i) the Borrower Agent and

(ii) each Subsidiary of the Borrower Agent that, as of the end of the most recently ended fiscal year for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least 5.0% of the consolidated total assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least 5.0% of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal year or (C) is part of any group comprising Subsidiaries of a Borrower that each would not have been a Material Subsidiary under clauses (A) or (B) but that, taken together, had revenues or total assets in excess of 7.5% of, the consolidated revenues for any fiscal year or total assets as of such date, as applicable, of the Loan Parties and their Subsidiaries.

“Maturity Trigger Date” means the date that is one hundred twenty (120) days prior to the maturity date of the 2017 Convertible Notes.

“Mortgage” means each mortgage, deed of trust or security deed between the applicable Loan Party(ies) and Agent, in form and substance satisfactory to Agent in its Permitted Discretion, relating to the Real Property covered thereby, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which Borrower or any ERISA Affiliate has any liability, whether fixed or contingent., excluding any Canadian Registered Pension Plan.

“Net Income” means, for any period, (i) the net income (or loss) of the Loan Parties and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income of any Subsidiary of Borrower Agent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (b) (to the extent not included in clauses (ii)(a) above) any extraordinary gains (or extraordinary losses) for that period, determined in accordance with GAAP.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage of the Value of such Inventory, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by Agent in its Permitted Discretion from the then most recent Acceptable Appraisal of Borrowers’ Inventory (it being recognized that individual types or kinds of Inventory may have different NOLV Percentages).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.

“Non-Investment Grade Receivables” means those Receivables owned by any U.S. Borrowing Base Company or any Canadian Borrowing Base Company that are owing by account debtors that are rated below “BBB-” by Standard and Poor’s or Baa3 by Moody’s.

“Notes” means the Revolving Credit Notes and the Swingline Note.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Notice of Conversion” has the meaning specified in Section 2.3(b).

“Obligations” means and includes (i) all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to Agent, the Lenders, the Letter of Credit Issuer, or any of them, or any of their respective Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents (including the guaranty contained in the Guaranty and Security Agreement) or any other agreement executed in connection herewith or therewith, and (ii) all Bank Product Obligations. The term “Obligations” includes all interest, charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes, the other Loan Documents, or any Bank Product Agreement (including, in each case, any such amounts accruing on or after an Insolvency Event, whether or not such amounts are allowed or allowable following such Insolvency Event).

Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include its Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury. “Operating Account” means a deposit account of Borrowers maintained at the Bank that Borrower Agent designates in writing to Agent on the Closing Date as Borrowers’ “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of Borrowers at the Bank as Borrower Agent may from time to time subsequent to the Closing Date so designate in writing to Agent as such account.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Overadvance” means, as of any date of determination, the amount by which the aggregate outstanding amount (without duplication) of the Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit is greater than the Line Cap, after giving effect to any Reserves applicable thereto.

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.17.

“Patent Security Agreement” means a patent security agreement, in form and substance reasonably satisfactory to Agent, pursuant to which each Loan Party that has rights in any Patents shall grant a specific security interest in its Patents as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title II of Pub. L. No. 107-56 (signed into law October 26, 2001).

“Payment Conditions” shall mean, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(i) no Event of Default then exists or would arise as a result of the consummation of such Specified Transaction, and

(ii) either

(A) Excess Availability (x) at all times during the thirty (30) consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 20% of the Line Cap, and (2) $30,000,000, or

(B) both (x) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 12 month period most recently ended for which Financial Statements are required to have been delivered to Agent pursuant to Section 7.11 calculated on a pro forma basis, and (y) Excess Availability (1) at all times during the thirty (30) consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (2) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (1) 15% of the Line Cap, and (2) $22,500,000.

“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to repaid or cash collateralized in the manner set forth in clauses (iii) and (iv) below), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, (iii) in the case of Bank Product Obligations (other than Bank Product Obligations arising from Hedging Agreements), providing Collateralization, (iv) in the case of Bank Product Obligations arising from Hedging Agreements, the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements provided by the applicable Bank Product Provider), and (v) all Commitments related to such Obligations have expired or been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, under which a Borrower or any ERISA Affiliate has any liability, whether fixed or contingent, or to which it is making or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding six (6) plan years. For the avoidance of doubt, any Canadian Registered Pension Plan shall not be considered a Pension Plan for purposes of this Agreement.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under part 1 of the Pensions Act 2004.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Acquisition” means any Acquisition so long as (i) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is non-hostile, (ii) the subject assets or Equity Interests are being acquired directly by a Loan Party and the applicable Loan Party shall have complied with Section 7.20, (iii) Borrowers have provided Agent with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, (iv) with respect to any Acquisition with a purchase price over $20,000,000, Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month to month basis), in form (including as to scope) and containing underlying assumptions reasonably satisfactory to Agent, (v) the Payment Conditions are satisfied and (vi) Permitted Acquisitions of entities that are not Loan Parties shall not exceed at any time an aggregate amount equal to $10,000,000.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Loan Party or its Subsidiary in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, and in any such case, if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xii) of the definition thereof).

“Permitted Intercompany Advances” means loans or advances made by (i) a Loan Party to another Loan Party, (ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (iii) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (iv) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (A) the Payment Conditions are satisfied or (B) otherwise in an aggregate amount (when combined with any Investment made pursuant to Section 8.10(k)) not to exceed $15,000,000.

“Permitted Investments” has the meaning specified in Section 8.10.

“Permitted Liens” means the following:

(i) Liens created hereunder and by the Security Documents;

(ii) Liens securing Indebtedness permitted by Section 8.1(c), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of Borrowers or their Subsidiaries existing on the Closing Date and set forth on Schedule 8.8 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) Liens on assets not including Receivables or Inventory of any Borrowing Base Company assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness permitted under Section 8.1(i); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition and (B) such Lien shall not apply to or cover any other asset or property other than assets or property so acquired;

(v) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vi) Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(vii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(viii) (a) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property or (b) and any other permitted encumbrances described in the Mortgages;

(ix) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(x) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(xi) (A) Liens on demand deposit account, securities account, commodity account or other deposit account of any Loan Party held as cash collateral to secure Indebtedness permitted by Section 8.1(j)(ii) and (B) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (including for the avoidance of doubt any general banking terms and conditions) in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and so long as such Liens do not secure borrowed money;

(xii) Liens arising under Term Loan Documents subject to Intercreditor Agreement;

(xiii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(xiv) Liens granted in the ordinary course of business on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(xv) Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority as required by applicable law in the ordinary course of a Borrower or any of its Subsidiaries as a condition to the transaction of any business or the exercise of any privilege or license;

(xvii) Liens arising from precautionary UCC or PPSA financing statements that do not secure Indebtedness;

(xviii) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein;

(xix) Liens on any cash earnest money deposits made by the Borrowers in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; provided, that the aggregate amount of cash earnest money deposits and cash in any escrow accounts maintained in connection with Permitted Acquisitions shall not exceed $5,000,000 outstanding at any time;

(xx) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods permitted hereunder entered into by the Borrower Agent or its Subsidiaries in the ordinary course of business;

(xxi) Liens arising from judgments, writs or warrants of attachment or similar process in circumstances not constituting an Event of Default under Section 10.1(g);

(xxii) Liens solely on the assets of Subsidiaries of Borrowers that are not organized under the laws of a Security Jurisdiction, in each case securing Indebtedness permitted by Section 8.1(o); and

(xxiii) other Liens that do not secure debt for borrowed money as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000 (provided that no more than $2,000,000 of such obligation shall be secured by ABL Priority Collateral).

The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of Agent to establish any Reserve relating thereto.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, other than a Canadian Registered Pension Plan, as defined in Section 3(3) of ERISA, maintained or contributed to by a Borrower or any ERISA Affiliate or with respect to which any of them may incur liability (whether fixed or contingent) even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to Agent.

“Post-Increase Revolving Credit Lenders” has the meaning specified in Section 2.16(e).

“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or making of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case, as in effect from time to time, including, without limitation, the Civil Code of Quebec. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pre-Increase Revolving Credit Lenders” has the meaning specified in Section 2.16(e).

“Preliminary Business Plan” means a preliminary high-level business plan for the next fiscal year, which shall only consist of a consolidated profit and loss statement forecast.

“Prescribed Part” means the amount of floating charge realisations that the insolvency officeholder must set aside for the benefit of unsecured creditors in accordance with section 176A of the Insolvency Act 1986 and Article 3 of The Insolvency Act 1986 (Prescribed Part) Order 2003 (in each case, as may be amended or re-enacted from time to time).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate for loans denominated in Dollars at its office in New York, New York with each change in Prime Rate to be effective from and including the date on which such change is publicly announced as being effective.

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of the outstanding Loans, the risk participation liability with respect to outstanding Letters of Credit and the unutilized Commitments of such Lender and the denominator of which is the aggregate outstanding amount of the Loans, the risk participation liability with respect to outstanding Letters of Credit and the aggregate amount of the unutilized Commitments of all of the Lenders. Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Pro Rata Share” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments. The initial Pro Rata Share of such Lender in respect of the Aggregate Revolving Credit Loan Commitment is shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Transaction” has the meaning specified in Section 6.1(v)(v).

“Protected CFC” means (i) any “controlled foreign corporation” within the meaning of Section 957 of the IRC all of whose United States shareholders as defined in Section 951(b) of the IRC are treated as domestic “C-corporations” for federal income tax purposes that are eligible for the deduction under Section 245A of the IRC with respect to dividends from such controlled foreign corporation and with respect to all exclusions under Sections 951(a)(i)(B) and 956 of the IRC and (ii) each Canadian Loan Party, Dutch Loan Party and UK Loan Party.

“Protective Advance” has the meaning specified in Section 2.15.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 12.32 of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any real property owned or leased by a Loan Party or any Subsidiary of a Loan Party.

“Receivables” means all present and future accounts, including Accounts, book debts or similar obligations in the nature of Accounts and including, whether or not constituting “accounts”, any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) Agent, or (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.

“Recovery Plan” means: (i) the most recent recovery plan relating to the Furmanite International Limited Pension Plan agreed between Team Industrial Services (UK) Limited and the trustee of the Furmanite International Limited Pension Plan prior to the date of this Agreement (as amended or varied from time to time); and (ii) any recovery plan or schedule of contributions entered into between the trustee of the Furmanite International Limited Pension Plan and any employer (within the meaning set out in Section 318 of the Pensions Act 2004 and regulations made thereunder) under that Furmanite International Limited Pension Plan, in accordance with sections 226 and 227 of the Pensions Act 2004 that is additional to, or replaces and supersedes, the recovery plan referred to in clause (i).

“Reference Time” with respect to any setting of any then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning specified in Section 12.7(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) and the migration through Environment, including movement through the air, soil, surface water or groundwater,

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any

successor thereto and (ii) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternate Currency, (1) the central bank for the Alternate Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Alternate Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public or employee health or welfare or the Environment, (iii) restore or reclaim natural resources or the Environment, (iv) perform any pre-remedial environmental-related studies, investigations, or post-remedial environmental-related studies, investigations, operation and maintenance activities, or (v) conduct any other remedial actions with respect to Hazardous Materials required by Environmental Laws.

“Rent and Charges Reserve” means the aggregate of (i) all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possess any Collateral or could assert a Lien on any Collateral; and (ii) a reserve equal to three (3) months’ rent and other charges that could be payable to any such Person, unless it has executed a Collateral Access Agreement.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations issued thereunder other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means Lenders having more than 50% of the sum of all Loans outstanding and unutilized Commitments; provided that the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Required Lenders” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.

“Requirement of Law” or “Requirements of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Reserves” means the sum (without duplication) of (i) any Inventory Reserve; (ii) any Rent and Charges Reserve; (iii) any Bank Product Reserve; (iv) any Dilution Reserve; (v) reserves with respect to Canadian Priority Payables; (vi) any reserve that Agent deems necessary or appropriate, in its Permitted Discretion, with respect to sums that may become due or payable by any Loan Party or its Subsidiaries to any Person which is reasonably likely to be entitled to receive payment out of asset realisations in priority to Agent and the Lenders as preferential creditors or in respect of the Prescribed Part; (vii) reserves with respect to currency fluctuations; and (viii) those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as Lender Group Expenses, taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay and including reserves with respect to amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, or preferential claim by operation of law over, any of the Collateral including with respect to retention of title claims and including if applicable a reserve equal to any outstanding principal amount of the 2017 Senior Convertible Notes on and following the Maturity Trigger Date).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to

(i) any Loan Party other than a Dutch Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer or any other individual designated in writing to Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder; and

(ii) Dutch Loan Party, any director of that Loan Party authorized to represent that Loan Party or any other Person with express irrevocable authority to act on behalf of that Loan Party designated as such by the board of directors of that Loan Party.

“Restricted Payments” has the meaning specified in Section 8.9.

“Revaluation Date” means (a) with respect to any Revolving Credit Loan denominated in an Alternate Currency, each of the following: (i) each date of a Borrowing of such Revolving Credit Loan and (ii) each date of a conversion or continuation of such Revolving Credit Loan pursuant to the terms of this Agreement, (iii) the last day of each fiscal quarter, (iv) the date of any voluntary reduction of a Revolving Credit Commitment and (v) such additional dates as the Agent shall determine, or the Required Lenders shall require, at any time when (A) a Default has occurred and is continuing or (B) to the extent that, and for so long as, the aggregate amount of Revolving Credit Loans denominated in an Alternate Currency (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds $50 million.

“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, Protective Advances, Overadvances, and to have risk participation liability in respect of Letters of Credit, subject to the terms and conditions set forth herein, up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 2.16 and Section 12.7, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.

“Revolving Credit Lenders” means Lenders specified on Annex A as having Revolving Credit Commitments, as they may change from time to time pursuant to Section 2.16 and Section 12.7.

“Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.1(c).

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.

“Sanction” means any sanction administered or enforced by the U.S. government (including OFAC), the government of Japan, United Nations Security Council, European Union, U.K. government or other applicable sanctions authorities that have jurisdiction over the Borrower’s business.

“Sanctioned Person” means any Person, vessel or aircraft: (a) listed on, and/or targeted by, any Sanctions; (b) directly or indirectly owned or controlled by any such Person or Person(s); or (c) that is resident operating within, or organized under the laws of a Designated Jurisdiction.

“Second Amendment Fee Letter” means the fee letter dated as of the Amendment No. 2 Closing Date, between Borrowers and Agent.

“Secured Parties” mean Agent, the Letter of Credit Issuer, the Lenders, and any Bank Product Providers.

“Securitization” has the meaning specified in Section 12.7(e).

“Security Documents” means this Agreement, the Guaranty and Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreement, each Mortgage (if any), any Control Agreement, any Canadian Security Document, any English Security Document, any Dutch Security Document, and any other agreement delivered in connection herewith which grants or purports to grant a Lien in favor of Agent or any other Secured Party to secure all or any of the Obligations.

“Security Jurisdiction” shall mean each of England, Wales, the Netherlands, Canada, any province thereof, the United States, any State thereof or the District of Columbia, and any other jurisdiction which may be agreed to from time to time by the Borrower Agent and the Agent.

“Settlement” has the meaning specified in Section 2.3(i).

“Settlement Date” has the meaning specified in Section 2.3(i).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, when used with respect to any Person (other than a UK Loan Party), that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature; and, in respect of any UK Loan Parties, means: (i) that Person: (A) is able or does not admit inability to pay its debts as they fall due; (B) is not deemed to, or is not declared to be unable to pay its debts under applicable law; (C) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; or (D) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; and/or (ii) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities); and/or (iii) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium).

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified CFF” has the meaning specified in Section 7.3.

“Specified Transaction” means, any Permitted Acquisition, Investment made pursuant to Section 8.10(h), prepayment of Indebtedness or dividend or distribution (or declaration of any prepayment or dividend or distribution).

“Specified U.S. Guarantors” means Team Industrial Services, Inc., a Texas corporation Quest Integrity USA, a Texas limited liability company, and DK Valve & Supply, LLC, a California limited liability company.

“Specified U.S. Guarantor Date” has the meaning specified in Section 12.31.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Agent acting in such capacity as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately noon (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; such calculation shall be deemed correct absent manifest error.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Sterling CAS” means 0.0326% per annum.

“Subordinated Debt” means any Indebtedness incurred by Loan Parties that by its terms is subordinated in right of payment to any of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means an agreement among the Agent, the applicable Borrower or Subsidiary of the Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms satisfactory to the Agent in its Permitted Discretion.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than 50% of the issued and outstanding Voting Interests of such Entity. Unless otherwise stated herein, any reference herein to a “Subsidiary” means a direct or indirect Subsidiary of Borrowing Agent.

“Super Majority Lenders” means Lenders having more than 66 2/3% of the sum of all Loans outstanding and unutilized Commitments; provided that the Loans and unutilized Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lender; provided further that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Super Majority Lenders” must include at least two Lenders (who are not Affiliates of one another). Notwithstanding the foregoing, if the Revolving Credit Commitments have terminated or expired, “Super Majority Lenders” shall be determined in accordance with the foregoing, but based upon the unutilized portion of the Revolving Credit Commitments most recently in effect, after giving effect to any assignments.

“Supported QFC” has the meaning specified therefor in Section 12.32 of this Agreement.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means the Bank or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swingline Lender under Section 2.3(h) of this Agreement.

“Swingline Loan” means any borrowing of Revolving Credit Loans funded with Swingline Lender’s funds pursuant to Section 2.3(h), until such Borrowing is settled among the Lenders pursuant to Section 2.3(h).

“Swingline Note” has the meaning given such term in Section 2.3(h).

“Swingline Sublimit” has the meaning specified in Section 2.3(h).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system which was launched on 19 November 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Tax Expense” shall mean, for any period, the tax expense (including federal, state, provincial, local, foreign, franchise, excise and foreign withholding taxes) of the Loan Parties and their Subsidiaries, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the “Term Loan” as defined in the Term Loan Agreement.

“Term Loan Agent” means Atlantic Park Strategic Capital Fund, L.P.

“Term Loan Agreement” means that certain Term Loan Credit Agreement dated as of the date hereof by and among Team, Inc., a Delaware corporation~~< and>~~, the Loan Parties party thereto, the Term Loan ~~<Lender>~~Agent and the Term Loan Lenders, as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“Term Loan Documents” means (a) the Term Loan Agreement and (b) each of the other agreements, instruments and other documents with respect to the Term Loan Obligations, all as in effect on the date hereof or as may be amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“Term Loan Interest Reserve Account” means a deposit account maintained by TISI Pipelines Inc. at Texas Capital Bank, solely for the purpose of depositing not more than $4,131,944.00 of proceeds of the “First Delayed Draw Term Loan” (as defined in the Corre Credit Agreement) therein for the benefit of the Term Loan Lenders to be used for the payment of the first interest payment due in 2022 in respect of the Term Loan Obligations.

“Term Loan ~~<Lender>” means Atlantic Park Strategic Capital Fund, L.P.~~Lenders” means the lenders from time to time party to the Term Loan Agreement.

“Term Loan Obligations” means the “Term Loan Debt” as defined in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Termination Date” means the earlier of (i) the Maturity Trigger Date unless (x)(A) the outstanding principal amount of the 2017 Senior Convertible Notes is less than $50,000,000 on the Maturity Trigger Date and (B) if there are any 2017 Convertible Notes on such date, pro forma Excess Availability (after giving effect to any Reserve with respect to the 2017 Senior Convertible Notes) on the Maturity Trigger Date exceeds 20% of the Line Cap, after giving effect to all repayments of the 2017 Senior Convertible Notes on such date or (y) the maturity date of the 2017 Senior Convertible Notes is extended past the date that is 180 days after the fourth (4th) anniversary of the Closing Date, (ii) the fourth (4th) anniversary of the Closing Date or (iii) the date of termination of the Commitments as provided for herein.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, any failure to make a required contribution to any Plan that could reasonably be expected to result in the imposition of a Lien, or the arising of a Lien with respect to a Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (iii) the provision of notice by the administrator of any Pension Plan of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), or the imposition of liability on a Borrower or any ERISA Affiliate of liability under Section 4062(e) or 4069 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that (A) constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (B) could reasonably be expected to result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) receipt by a Borrower or any ERISA Affiliate of notice that a Multiemployer Plan is “insolvent” or in “reorganization” within the meaning of Section 4245(b) or 4241of ERISA, is in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), is in “critical and declining” status (within the meaning of Section 305 of ERISA), or has become subject to the limitations of Section 436 of the Code; or (viii) the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Trademark Security Agreement” means a trademark security agreement, in form and substance reasonably satisfactory to Agent, pursuant to which each Loan Party that has rights in any Trademarks shall grant a specific security interest in its Trademarks as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill symbolized by the foregoing or connected therewith, and (v) all rights corresponding thereto throughout the world.

“Type” means a Base Rate Advance, a LIBOR Rate Advance, a Canadian Prime Rate Advance, a BA Rate Advance, a Daily Simple RFR Advance, or a EURIBOR Advance.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“UK Borrowing Base Companies” means ~~Team Industrial Services (UK) Limited~~ Furmanite International Finance Ltd. and Team Value and Rotating Services Limited and such other Subsidiaries organized under the laws of England and Wales as the Borrower Agent and the Agent may from time to time reasonably agree to become UK Borrowing Base Companies.

~~<”UK Accession Date” means the first anniversary of the date that Team Industrial Services (UK) Limited becomes a Loan Party pursuant to documentation >in form and substance acceptable to Agent in its Permitted Discretion<. >~~

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” means any Guarantor organized under the laws of England and Wales.

“UK Loan Parties” means any Loan Party incorporated under the laws of England and Wales.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures (i) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (ii) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“Unused Line Fee Rate” has the meaning specified in Section 4.4.

“U.S. Borrowing Base Company” means each U.S. Borrower and each Specified U.S. Guarantor.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Guarantor” means any Guarantor (other than a Borrower) that is a U.S. Person.

“U.S. Loan Party” means any Loan Party that is a U.S. Person.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(g)(ii)(B)(3).

“Value” (i) in respect of Eligible Inventory, means the lower of its cost, computed on a “first in first out” (FIFO) basis in accordance with GAAP or market value, and (ii) in respect of Eligible Receivables (including Eligible Investment Grade Receivables, Eligible Foreign Receivables, Eligible Non-Investment Grade Receivables, and Eligible Unbilled Receivables), means the gross face amount of such Receivables less the sum of (A) sales, excise or similar taxes included in the amount thereof and (B) returns and credit, rebates, trade or volume or other discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

“Variance Report” has the meaning set forth in Section 7.3.

“Variance Report Date” has the meaning set forth in Section 7.3.

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Withholding Agent” means any Loan Party or Agent.

“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Borrower Agent (acting upon the request of Borrowers) or Agent (acting upon the request of the Required Lenders), Borrowers, Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment effected in accordance with this Agreement. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by Borrowers. Anything in this Agreement to the contrary notwithstanding, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018 shall not be treated as Capital Lease solely as a result of changes in the application of GAAP, in each case, after December 31, 2018. For purposes of calculating the Consolidated Fixed Charge

Coverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Borrower Agent to the Agent) assuming that all acquisitions made, and all dispositions completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without any adjustment for projected cost savings or other synergies).

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “or” has, except where otherwise specifically indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided; and (vii) the “discretion” of Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All calculations of Value, outstanding Loans and issuances of Letters of Credit and payments of Obligations shall be in Dollar Equivalent and, unless the context otherwise requires, all determinations (including calculations of the Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in Dollar Equivalent in light of the circumstances existing at such time; provided that Loans made in Alternate Currency shall be repaid in such Alternate Currency. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of”

or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Dutch Terms. In this Agreement, a reference to:

(i) a “board of directors” means a managing board (bestuur) when a Dutch Loan Party;

(ii) a “director” means a managing director (bestuurder) when a Dutch Loan Party is concerned;

(iii) a “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) when a Dutch Loan Party is concerned;

(iv) any “Governing Body “ where applicable, includes any competent works council(s) to the extent that any action is required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden).

(v) any “resolutions of the Governing Body “ where applicable, includes an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(vi) a “winding up”, “administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(vii) a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(viii) any “action” taken in connection with insolvency proceedings includes a Dutch Loan Party having filed (i) a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), or (ii) any notice under Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(ix) a “liquidator” includes a curator;

(x) an “administrator” includes a bewindvoerder;

(xi) an “attachment” or any form thereof including “attached” includes a beslag;

(xii) “gross negligence” means grove schuld;

(xiii) “willful misconduct” means opzet;

(xiv) “The Netherlands” means the European part of the Kingdom of The Netherlands and Dutch means in or of the Netherlands;

(xv) “works council” includes a works council (ondernemingsraad), central works council (centrale ondernemingsraad), group works council (groepsondernemingsraad), SE works council (SE-ondernemingsraad) and staff meeting (personeelsvergadering);

(xvi) “insolvency” includes a bankruptcy (faillissement) and moratorium (surséance van betaling); and

(xvii) a “Subsidiary” includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek).

1.6 Exchange Rates; Currency Equivalents; Alternate Currency.

(a) For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Revolving Credit Loans, Letters of Credit, Revolver Usage or Letter of Credit Usage shall be deemed to refer to the Dollar Equivalent thereof (as converted at the Spot Rate as applicable); unless the context requires otherwise.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Letters of Credit, other Obligations and other references to amounts denominated in an Alternate Currency or a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of the Revaluation Date for such Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof. Without limiting the foregoing, for purposes of determining compliance with any incurrence or expenditure tests set forth in the Loan Documents (including Sections 5, 6 and 7 of this Agreement), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with the terms of this Agreement) as in effect on the date of such incurrence or expenditure (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with this Agreement) as in effect on the date of the most recent incurrence or expenditures made).

Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Credit Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Credit Loan or Letter of Credit is denominated in Sterling, Euro or Canadian Dollars, such amount shall be the relevant Dollar Equivalent of such Sterling, Euro or Canadian Dollar amount (rounded to the nearest 0.5 of a unit being rounded upward) in each case as reasonably determined by Agent.

1.7 Currencies. The Revolving Credit Loans owing by Borrowers and other Obligations owing by Loan Parties shall be calculated in Dollars at the Dollar Equivalent on each Revaluation Date; provided that Loans made in Alternate Currency shall be repaid in such Alternate Currency. The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Revolving Credit Loans denominated in a currency other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between such currency and Dollars until the next Revaluation Date to occur.

1.8 Circumstances Affecting Sterling, Euro or Canadian Dollar Availability. In connection with any request for a Revolving Credit Loan denominated in Sterling, Euro or Canadian Dollars (each a “FX Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or the applicable lending office of such Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any Lender (or any of their applicable lending office) to honor its obligations to make any or all type of FX Extension, then Agent shall promptly give notice thereof to the Borrower Agent and the other Lenders. Thereafter, until Agent notifies the Borrower Agent that such circumstances no longer exist, the obligation of such Lender to make FX Extensions shall be suspended until such Lender determines that it would no longer be unlawful or impractical to do so, provided that the Borrowers shall continue to be entitled to make elections for applicable FX Extensions from any other Lenders.

1.9 Quebec Matters. For purposes of any Collateral located in the Province of Québec or charged by the Security Documents governed by the laws of the Province of Québec and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “joint and several” shall be deemed to include “solidary”, (l) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault” and (m) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”.

ARTICLE II

THE CREDIT FACILITIES

2.1 The Revolving Credit Loans.

(a) Revolving Credit Loans; Borrowing Base. Each Revolving Credit Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.5(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, Protective Advances and Overadvances, the “Revolving Credit Loans”) to Borrowers in Dollars or an Alternate Currency, from time to time from the Closing Date to but excluding the Termination Date, at Borrower Agent’s request to Agent, in an amount at any one time outstanding not to exceed the lesser of (i) such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Pro Rata Share of an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, does not exceed the lesser of (x) the Aggregate Revolving Credit Commitment, and (y) the Borrowing Base at such time; provided that at no time shall Revolving Credit Loans denominated in an Alternate Currency exceed $50,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, (A) Revolving Credit Loans denominated in Dollars may consist of Base Rate Advances, LIBOR Rate Advances, or a combination thereof, and may be borrowed, paid, repaid and reborrowed, (B) Revolving Credit Loans denominated in Canadian Dollars shall consist of Canadian Prime Rate Loans, BA Rate Loans, or a combination thereof, and may be borrowed, paid, repaid and reborrowed, (C) Revolving Credit Loans denominated in Sterling shall consist of Daily Simple RFR Advances, and may be borrowed, paid, repaid and reborrowed, and (D) Revolving Credit Loans denominated in Euro shall consist of EURIBOR Advances, and may be borrowed, paid, repaid and reborrowed. All Revolving Credit Loans denominated in Dollars shall be repaid in Dollars and all Revolving Credit Loans denominated in Alternate Currency shall be repaid in such Alternate Currency.

(b) Agent, at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease Reserves against Eligible Receivables, Eligible Inventory, the Borrowing Base and the Aggregate Revolving Credit Commitment, (ii) reduce the advance rates against Eligible Receivables and Eligible Inventory, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of “Eligible Receivables” and “Eligible Inventory”. The amount of any Reserve established by Agent, and any changes to the advance rates or the eligibility criteria set forth in the definitions of Eligible Receivables or Eligible Inventory, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change and shall not be duplicative of any other reserve established and currently maintained. The establishment of any new reserve category and changes to the methodology for determining a reserve, or imposition of a new eligibility criteria or changes to advance rates by the Agent, shall only become effective three (3) Business Days after the date of notice by the Agent to the Borrower Agent of such change, imposition or establishment; provided that (A) no such prior notice shall be required for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (B) no such prior notice shall be required during the continuance of any Default or Event of Default; (C) no such prior notice shall be required with respect to any reserve established in respect of any Lien that has priority over Agent’s Liens on the Collateral; and (D) the Borrower may not obtain any new Revolving Credit Loans (including Swingline Loans) or Letters of Credit to the extent that such Revolving Credit Loan (including Swingline Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such reserve as set forth in such notice.

(c) Revolving Credit Notes. The Revolving Credit Loans made by each Revolving Credit Lender may, at the request of such Revolving Credit Lender, be evidenced by a single promissory note payable to the order of such Revolving Credit Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by Borrowers and delivered to such Lender in a stated maximum principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment.

(d) Payment. Borrowers hereby promise to pay all of the Revolving Credit Loans and all other Obligations in respect thereof (including principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and the Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

2.2 [Reserved].

2.3 Procedure for Borrowing; Notices of Borrowing; Notices of Conversion.

(a) Borrowing. Each borrowing of a Loan (each, a “Borrowing”) shall be made on notice, given not later than 12:00 p.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, a Canadian Prime Rate Advance, a BA Rate Advance, a Daily Simple RFR Advance, or a EURIBOR Advance, and not later than 12:00 p.m. (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by Borrower Agent to Agent; provided that any LIBOR Rate Advance in Dollars made on the Closing Date shall be given on the Closing Date in form and substance acceptable to the Agent in its Permitted Discretion. Each such notice of a Borrowing shall be in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance comprising such Borrowing (and in the case of a LIBOR Rate Borrowing, BA Rate Borrowing or EURIBOR Borrowing, the initial Interest Period or BA Period, respectively, to be applicable thereto) and (iii) the aggregate principal amount of such Borrowing (stated in Dollars or the applicable Alternate Currency). If, with respect to Advances denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an Borrowing of a Base Rate Advance. If, with respect to Advance denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be Borrowing of a Canadian Prime Rate Advance. If, with respect to Advances denominated in Euro, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be Borrowing of a EURIBOR Advance. If no Interest Period or BA Period is specified with respect to any requested Borrowing of a LIBOR Rate Advance, a BA Rate Advance or a EURIBOR Advance, as applicable, then the Borrower shall be deemed to have selected an Interest Period or BA Period, as applicable, of one month’s duration. If no currency is specified, the requested Borrowing shall be denominated in Dollars.

(b) Alternate Currency. Each Lender at its option may make any LIBOR Rate Advance, Canadian Prime Rate Advance, BA Rate Advance, Daily Simple RFR Advance, EURIBOR Advance or other Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 4.10 and 4.11 shall apply to such Affiliate to the same extent as to such Lender); provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) such LIBOR Rate Advance, Canadian Prime Rate Advance, BA Rate Advance, Daily Simple RFR Advance, EURIBOR Advance or other Revolving Credit Loan (as applicable) shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBOR Rate Advance, Canadian Prime Rate Advance, BA Rate Advance, Daily Simple RFR Advance, EURIBOR Advance or other Revolving Credit Loan shall nevertheless be to such Lender, in each case, for the account of such domestic or foreign branch or Affiliate of such Lender.

(c) Conversions. Borrower Agent may on any Business Day by giving a notice to Agent in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Conversion”), and subject to the provisions of Section 2.3(d), convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, (i) no Loan may be converted into or continued as another Type denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in a different currency, (ii) that any Conversion of a LIBOR Rate Advance into a Base Rate Advance shall be made on, and only on, the last day of the calendar month, and (iii) any Conversion of a BA Rate Advance into a Canadian Prime Rate Advance shall be made on, and only on, the last day of the calendar month. Each such Notice of Conversion shall be given not later than 12:00 p.m. (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance or a Canadian Prime Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Advance, a BA Rate Advance or a EURIBOR Advance. Subject to the restrictions specified above, each Notice of Conversion shall be in writing (by electronic transmission or otherwise as permitted hereunder), specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted and (iii) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Each Conversion shall be in an aggregate amount not less than $2,000,000 or an integral multiple of $500,000 in excess thereof.

(d) Limitations on Use of Reference Rate. Anything in subsection (b) or (c) above to the contrary notwithstanding,

(i) if the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or any of its Affiliates to perform its obligations hereunder to make a LIBOR Rate Advance, BA Rate Advance, Daily Simple RFR Advance or EURIBOR Advance or to fund or maintain such an Advance hereunder (including in the case of a Conversion), Agent shall promptly give written notice of such circumstance to Borrower Agent, and the right of Borrower Agent to select a LIBOR Rate Advance, BA Rate Advance, Daily Simple RFR Advance, or EURIBOR Advance, as applicable, for such Borrowing or any subsequent Borrowing (including a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing (or Conversion) shall be a Canadian Prime Rate Advance (with respect to an Advance in Canadian Dollars) or a Base Rate Advance (with respect to all other Advances); provided that, for purposes of the foregoing, any such amount denominated in an Alternate Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency);

(ii) if Agent is unable to determine the LIBOR Index Rate, BA Rate, Daily Simple RFR, or EURIBOR for an applicable Advance comprising any requested Borrowing or Conversion, Agent shall promptly give written notice of such circumstance to Borrower Agent, and the right of Borrower Agent to select or maintain LIBOR Rate Advances, BA Rate Advances, Daily Simple RFR Advances, or EURIBOR Advances, as applicable, for such Borrowing (or Conversion) or any subsequent Borrowing shall be suspended until Agent shall notify Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (Conversion) shall be a Canadian Prime Rate Advance (with respect to an Advance in Canadian Dollars) or a Base Rate Advance (with respect to all other Advances); provided that, for purposes of the foregoing, any such amount denominated in an Alternate Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency);

(iii) if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing of, or Conversion into, a LIBOR Index Rate Advance , BA Rate Advance, Daily Simple RFR Advance, or EURIBOR Advance, notify Agent and Borrower Agent that the LIBOR Index Rate, BA Rate, Daily Simple RFR, or EURIBOR, as applicable, for Advances comprising such Borrowing or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of Borrower Agent to select LIBOR Rate Advances, BA Rate Advances, Daily Simple RFR Advances, or EURIBOR Advances, as applicable, shall be suspended until such Lender shall notify Agent and Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Conversion) shall be a Canadian Prime Rate Advance (with respect to an Advance in Canadian Dollars) or a Base Rate Advance (with respect to all other Advances); provided that, for purposes of the foregoing, any such amount denominated in an Alternate Currency (other than Canadian Dollars) shall be deemed to be an amount denominated in Dollars (in an amount equal to the Dollar Equivalent of such currency);

(iv) there shall not be outstanding at any time more than ten (10) Borrowings which collectively consist of LIBOR Rate Advances, BA Rate Advances or EURIBOR Advances;

(v) each Borrowing which consists of LIBOR Rate Advances or EURIBOR Advances shall be in an amount equal to $2,000,000 (or equivalent number in the relevant Alternate Currency) or a whole multiple of $500,000 (or equivalent number in the relevant Alternate Currency) in excess thereof and each Borrowing which consists of BA Rate Advances or Canadian Prime Rate Advances shall be in an amount equal to C$1,000,000 (or equivalent number in the relevant Alternate Currency) or a whole multiple of C$100,000; and

(vi) if a Default or Event of Default has occurred and is continuing, no LIBOR Rate Advances, BA Rate Advances or EURIBOR Advances s may be borrowed or continued as such, no Base Rate Advance may be Converted into a LIBOR Rate Advance and no Canadian Prime Rate Advance may be Converted into a BA Rate Advance.

(e) Effect of Notice. Each Notice of Borrowing and each Notice of Conversion shall be irrevocable and binding on Borrowers. Borrowers agree to indemnify Agent and the Lenders against any loss, cost or expense incurred by Agent or any Lender as a result of (i) default by Borrowers in making a Borrowing of, Conversion into a LIBOR Rate Advance or BA Rate Advance after Borrower Agent has given notice requesting the same, (ii) default by Borrowers in payment when due of the principal amount of or interest on any LIBOR Rate Advance or BA Rate Advance and (iii) prepayment of any Loan pursuant to Sections 2.11 or 2.16(e), including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Agent or any Lender to fund such Advance.

(f) Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(g) apply to the requested Borrowings, or (ii) to request that Swingline Lender make a Swingline Loan under Section 2.3(h) to Borrowers in the amount of the requested Borrowing.

(g) Lenders to Advance.

(i) If Agent shall elect to have the terms of this Section 2.3(g) apply to a requested Borrowing as described in Section 2.3(f)(i) or Swingline Lender has not agreed to make a Swingline Loan, then, promptly after its receipt of a Notice of Borrowing under Section 2.3(a), Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in same day funds, for the account of Borrowers, at Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Borrowing Date requested by Borrower Agent. The proceeds of such Borrowing will then be made available to Borrowers by Agent wire transferring to the Operating Account the aggregate of the amounts made available to Agent by the Lenders, and in like funds as received by Agent by 4:00 p.m. (New York time), on the requested Borrowing Date or as otherwise requested by Borrower Agent in its Notice of Borrowing, and approved by Agent for such purpose.

(ii) Unless Agent receives contrary written notice prior to 3:00 p.m. (New York time) on the date of any proposed Borrowing, Agent shall be entitled to assume that each Lender will make available its Pro Rata Share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to Agent, but Agent has made such amount available to Borrowers, such

Lender and Borrowers jointly and severally agree to pay and repay Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date of such Borrowing until the date such amount is paid or repaid to Agent, at (A) in the case of Borrowers, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such Borrowing to (and including) three (3) days after demand therefor by Agent to such Lender, at the Federal Funds Rate (or (x) with respect to any amount denominated in an Alternate Currency (other than Canadian Dollars), the rate of interest per annum at which overnight deposits in such Alternate Currency, on an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent in the applicable offshore interbank market for such currency and (y) with respect to any amount denominated in Canadian Dollars, the Canadian Prime Rate) and, following such third day, at the interest rate applicable at such time to such Loan, in each case, together with all costs and expenses incurred by Agent in connection therewith. If a Lender shall pay to Agent any or all of such amount, such amount so paid shall constitute a Loan by such Lender to Borrowers for purposes of this Agreement.

(h) Swingline Loan. If (i) Agent shall elect, in its discretion, to have the terms of this Section 2.3(h) apply to a requested Borrowing of Revolving Credit Loans (as described in Section 2.3(f)(ii)), and (ii) the Swingline Lender, in its sole discretion, agrees to make a Swingline Loan, the Swingline Lender shall make a Loan in the amount of such requested Borrowing (any such Loan made solely by the Swingline Lender under this Section 2.3(h) being referred to as an “Swingline Loan”) available to Borrowers in same day funds by wire transferring such amount to the Operating Account by 4:00 p.m. (New York time) on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the other Revolving Credit Loans except that prior to settlement all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Loan). The Swingline Lender shall not make any Swingline Loan if (i) the requested Borrowing would cause the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit to exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Credit Commitment on such Borrowing Date or (ii) the requested Borrowing would cause the aggregate outstanding amount of Swingline Loans to exceed $35,000,000 (the “Swingline Sublimit”). The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans made in Dollars and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The Swingline Loans made by the Swingline Lender may, at the request of the Swingline Lender, be evidenced by a single promissory note payable to the order of such Lender, in the form of Exhibit A-3 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by Borrowers and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection.

(i) Settlements. Each Revolving Credit Lender’s funded portion of any Revolving Credit Loan is intended to be equal at all times to such Lender’s Pro Rata Share of all outstanding Revolving Credit Loans. Notwithstanding such agreement, Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Swingline Loans, any Protective Advances and any Overadvances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, with respect to (A) each outstanding Swingline Loan, Protective Advance and Overadvance and (B) all payments made by Borrowers on account of the Revolving Credit Loans, in each case by notifying the Revolving Credit Lenders of such requested Settlement in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. (New York time) on the date of such requested Settlement (any such date being a “Settlement Date”).

(ii) Each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swingline Loan, any Protective Advance and any Overadvance with respect to which Settlement is requested available to Agent in same day funds, for itself or for the account of Agent, to Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to Agent shall be applied against the amounts of the applicable Swingline Loan, Protective Advance and Overadvance, and, together with the portion of such Swingline Loan, any Protective Advance and any Overadvance representing Agent’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Advances.

(iii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than the Bank) shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan, any Protective Advance and any Overadvance to the extent of such Lender’s Pro Rata Share thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to Agent by any Lender, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans that are Base Rate Advances, including any increase in such rate that is applicable under Section 4.2.

(iv) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan, Protective Advance or Overadvance under clause (C) above, Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swingline Loan, Protective Advance and Overadvance.

(j) Benchmark Replacement Setting.

(i) Benchmark Replacement. On March 5, 2021 the Financial Conduct Authority and the regulatory supervisor of USD LIBOR’s administrator, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Bank Product Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of any then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (A) any Benchmark Replacement Date and the related Benchmark Replacement, (B) the effectiveness of any Benchmark Replacement Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including a Term SOFR or USD LIBOR) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any pending request for an Advance of, conversion to or continuation of applicable LIBOR Loans, BA Rate Loans, Daily Simple RFR Loans, or EURIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (1) in the case of any request for any affected LIBOR Loans in Dollars, the Borrower Agent will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, (2) in the case of any request for any affected BA Rate Loans in Canadian Dollars, the Borrower Agent will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Prime Rate Loans, (3) in the case of any request for any affected Loan denominated in an Alternate Currency (other than Canadian Dollars), then such request shall be ineffective, (4) any outstanding affected LIBOR Loans or BA Rate Loans, in each case denominated in Dollars or Canadian Dollars will be deemed to have been converted into Base Rate Loans or Canadian Prime Rate Loans at the end of the applicable Interest Period or BA Period, and (5) any outstanding affected Loans, in each case, denominated in an Alternate Currency (other than Canadian Dollars), at Borrower Agent’s election, shall either (i) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of EURIBOR Loans, at the end of the applicable Interest Period or (ii) be prepaid in full immediately or, in the case of EURIBOR Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by Borrower Agent by the date that is three (3)

Business Days after receipt by Borrower Agent of such notice, Borrowers shall be deemed to have elected clause (i) above; provided, further that, with respect to any EURIBOR Loan, if no election is made by Borrower Agent by the earlier of (x) the date that is three (3) Business Days after receipt by Borrower Agent of such notice and (y) the last day of the current Interest Period for the applicable EURIBOR Loan, Borrowers shall be deemed to have elected clause (i) above. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.3(e). During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate or Canadian Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate or Canadian Prime Rate.

(vi) Disclaimer. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have the same volume or liquidity as did USD LIBOR (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section titled “Benchmark Replacement Setting” including whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section titled “Benchmark Replacement Setting”.

2.4 Application of Proceeds. The proceeds of the Loans shall be used by Borrowers to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by Borrowers in connection herewith and for other, general purposes consistent with the terms of this Agreement.

2.5 Revolving Credit Commitment; Mandatory Prepayments; Optional Prepayments.

(a) Maximum Amount. In no event shall the sum of the aggregate outstanding principal balance of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15) the Line Cap.

(b) Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i) immediately upon discovery by or notice to Borrower Agent that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15), Borrowers shall pay Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by Borrowers without the necessity of a demand by Agent or any Lender;

(ii) within five (5) Business Days after any Revaluation Date so long as the aggregate amount of Revolving Credit Loans denominated in Alternate Currency exceeds the maximum amount of such Loans permitted to be denominated in Alternate Currency pursuant to Section 2.1(a) by greater than five percent (5%), Borrowers shall pay Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the applicable Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount of Revolving Credit Loans denominated in Alternate Currency, and such amount shall become due and payable by Borrowers without the necessity of a demand by Agent or any Lender; and

(iii) the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees and Lender Group Expenses payable by Borrowers hereunder, shall become due and payable on the Termination Date.

(c) Voluntary Prepayments. Borrowers may, at any time and from time to time, prepay the Loans, in whole or in part (subject, in the case of the Payment in Full of all the Loans, to the additional requirements of Section 4.7), upon at least one (1) Business Days’ irrevocable notice by Borrower Agent to Agent in the case of Base Rate Advances, and three (3) Business Days’ irrevocable notice by Borrower Agent to Agent in the case of LIBOR Rate Advances or BA Rate Advances, specifying the date and amount of prepayment; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

2.6 Maintenance of Loan Account; Statements of Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which Borrowers will be charged with all Loans and Advances made by the Lenders to Borrowers or for Borrowers’ account, including the Revolving Credit Loans, interest, fees, Lender Group Expenses and any other Obligations. All amounts in the Loan Account shall be calculated in Dollars at the Dollar Equivalent on the Revaluation Date. The Loan Account will be credited with all amounts received by the Lenders from Borrowers or for Borrowers’ account, including, as set forth in Section 2.7 below, all amounts received from any Lockbox Account or Blocked Account. The Agent shall send Borrower Agent a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.

2.7 Collection of Receivables.

(a) Lockbox. No later than one hundred five (105) days after the Closing Date (or such later date as Agent may agree in its sole discretion) with respect to Receivables payable to each Loan Party, the Loan Parties shall have entered into one or more agreements with the Bank (or its agent or designee) or a depository institution acceptable to Agent in its Permitted Discretion (each, a “Lockbox Agreement” or, collectively, the “Lockbox Agreements”), pursuant to which the Loan Parties shall have established (or directed the Bank to establish) one or more post office boxes (each, a “Lockbox” or, collectively, the “Lockboxes”), to be used for the sole and exclusive purpose of concentrating the remittance of Collections, and in connection therewith, the Loan Parties shall have opened with the Bank one or more deposit accounts (each, a “Lockbox Account” and, collectively, the “Lockbox Accounts”) for the sole and exclusive purpose of, if applicable, receiving all checks, drafts, instruments and other items of payment (“Items of Payment”) received in the Lockboxes or otherwise received in respect of such Collections as set forth in Section 2.7(b).

(b) Collections. By not later one hundred five (105) days after the Closing Date (or such longer period as agreed to by the Agent in its reasonable discretion), the Loan Parties shall have notified all existing account debtors, and at all times thereafter the Loan Parties shall notify all new account debtors, to remit all payments of Receivables and other payments constituting proceeds of Collateral directly to a Blocked Account or designated Lockbox and, to the extent any such remittances are made by wire transfer, automated clearing house (ACH) or other like form of electronic transmission, to make such transmissions directly to a Blocked Account or Lockbox Account. The Loan Parties shall cause any Items of Payment (or cash or money) that the Loan Parties directly receive from any of their respective account debtors subsequent to the Closing Date (notwithstanding its contrary direction, given per above) to be deposited on a daily basis into a Blocked Account or Lockbox Account.

(c) Blocked Accounts. Not later than one hundred five (105) days after the Closing Date (or such longer period as agreed to by the Agent in its reasonable discretion), the Loan Parties will establish their primary deposit accounts and securities accounts, with and through the Bank or an Affiliate of the Bank and shall maintain such deposit accounts and securities accounts with and through the Bank or an Affiliate of the Bank during the term of the Agreement. Not later than one hundred five (105) days after the Closing Date (or such longer period as agreed to by the Agent in its reasonable discretion), except as otherwise permitted under Section 8.21 or as otherwise agreed in writing by Agent with respect to any accounts with and through the Bank, the Loan Parties shall establish and maintain Control Agreements with Agent and the applicable bank or securities intermediary, on terms reasonably satisfactory to Agent, with respect to all of their deposit accounts and securities accounts (each, together with any and all deposit accounts and securities accounts maintained with the Bank except to the extent such deposit accounts or securities accounts constitute Excluded Property or constitute the Term Loan Interest Reserve Account, a “Blocked Account” and collectively, the “Blocked Accounts”).

(d) Cash Dominion Period. If a Cash Dominion Period has occurred and is continuing, Agent may cause all funds deposited into any Blocked Account to be credited on a daily basis to the Loan Account, conditional upon final collection, unless Agent otherwise at any time and from time to time, in its Permitted Discretion, deems itself insecure in regard to one or more or all such payments, in which case such funds shall be applied to the Obligations in such order as Agent shall elect. Credit will be given only for funds received prior to 4:00 p.m. (New York time) by

Agent in any Blocked Account. In all cases, the Blocked Accounts will be credited only with the net amounts actually received in payment of their Receivables. So long as no Cash Dominion Period is in effect, the Loan Parties may direct the manner of disposition of funds in their respective Blocked Accounts.

(e) No Commingling. The Loan Parties will not commingle any Items of Payment with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of Agent until remitted as provided hereinabove, and the Loan Parties will not establish any other deposit account, lockbox, lockbox account or blocked account for the purpose of collecting any such Items of Payment or divert or direct at any time any such Items of Payment to any other deposit account.

2.8 Term. The term of this Agreement shall be for a period from the Closing Date through and including the Termination Date. Notwithstanding the foregoing, Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon Payment in Full of all Obligations.

2.9 Payment Procedures.

(a) Loan Account. Borrowers hereby authorize Agent to charge the Loan Account with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. Agent may, but shall not be obligated to, discharge Borrowers’ payment obligations hereunder by so charging the Loan Account.

(b) Time of Payment. Each payment by Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to Agent. All payments to be made by Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (New York time) on the due date thereof to Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of Agent or Swingline Lender only or (ii) under the settlement provisions of Section 2.3(i), Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d) Application. Subject to Section 10.5, Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent.

2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of Borrower Agent) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11 Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice by Borrower Agent to such Lender and Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) Borrowers shall have paid to Agent the assignment fee (if any) specified in Section 12.7; (b) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; (d) such assignment does not conflict with applicable law; and (e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that Borrower or any Lender that is not a Defaulting Lender may have against any Defaulting Lender.

2.12 Defaulting Lenders.

(a) Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable to Base Rate Advances until Paid in Full.

(b) The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.

(c) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its Permitted Discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Collateralize such Lender’s Fronting Exposure, or re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by any of Borrowers of their duties and obligations hereunder.

(d) Agent, at its election, at any time, may require that the reimbursement obligations of a Defaulting Lender in respect of Letters of Credit be reallocated to, and assumed by, the other Lenders based on their respective Pro Rata Shares (calculated as if the Defaulting Lender’s Pro Rata Share was zero (0)), provided that no Lender shall be reallocated, or required to fund, any such amounts that could would cause the sum of such Lender’s outstanding Loans and outstanding reimbursement obligations in respect of Letters of Credit to exceed its Commitment.

(e) If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateralization), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 2.11, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower Agent (which shall be irrevocable) made in accordance herewith, Letter of Credit Issuer agrees to issue a requested Letter of Credit in Dollars or any Alternate Currency for the account of Borrowers of a tenor and containing terms acceptable to Borrower Agent, Agent and the Letter of Credit Issuer, in a maximum aggregate face amount outstanding at any time not to exceed an applicable Letter of Credit Issuer Sublimit or the Letter of Credit Sublimit; provided that (i) the Letter of Credit Issuer shall have no obligation to cause to be issued any Letter of Credit with a termination date after the Termination Date and (ii) if a Letter of Credit is issued with an expiration date after the Termination Date, Borrowers shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed three hundred sixty-five (365) days from the date of issuance, subject to renewal in accordance with the terms thereof (provided that any notice of extension shall be required at least 30 days prior to the expiration of any Letter of Credit hereunder), but in no event to a date beyond the Termination Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans and Swingline Loans shall not exceed the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the Borrowing Base. Borrowers, Lenders, the Letter of Credit Issuer and Agent hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Letter of Credit Issuer at the request of Borrowers on the Closing Date. Borrowers acknowledge and agree that Wells Fargo Bank, National Association shall have no obligation to issue import Letters of Credit or any Letters of Credit denominated in Alternate Currency.

(b) Immediately upon issuance, amendment, renewal, or extension of any Letter of Credit by the Letter of Credit Issuer in accordance with the procedures set forth in this Section 2.13, without any further action on the part of the Letter of Credit Issuer or the Lenders, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Letter of Credit Issuer and Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including all obligations of Borrowers with respect thereto, other than amounts owing to the Letter of Credit Issuer or Agent pursuant to the first sentence of Section 4.5) and any security therefor or guaranty pertaining thereto.

(c) Whenever Borrower Agent desires the issuance of a Letter of Credit, Borrower Agent shall deliver to Agent and the Letter of Credit Issuer a written notice no later than 2:00 p.m. (New York time) at least ten (10) Business Days (or such shorter period as may be agreed to by Agent and the Letter of Credit Issuer) in advance of the proposed date of issuance of a letter of credit, such notice to be substantially in the form attached as Exhibit D (a “Letter of Credit Request”). The transmittal by Borrower Agent of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrower Agent that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, Borrower Agent shall provide to Agent and the Letter of Credit Issuer a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuer to make payment under such Letter of Credit. Each of Agent and the Letter of Credit Issuer, in its Permitted Discretion, may require different forms or changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(d) Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) Borrower Agent shall be deemed to have timely given a Notice of Borrowing to Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans comprised of Base Rate Advances in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse the Letter of Credit Issuer for the amount of such drawing or payment. If for any reason, proceeds of Advances are not received by Agent on such date in an amount equal to the amount of such drawing, Borrowers shall reimburse Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.

(e) As among Borrowers, Agent, the Letter of Credit Issuer and each Lender, Borrowers assume all risks of the acts and omissions of Agent and the Letter of Credit Issuer (other than for the gross negligence or willful misconduct of Agent or the Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Agent nor any of the Lenders nor the Letter of Credit Issuer shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuer, Agent or the Lenders, provided, that the foregoing shall not release Agent or the Letter of Credit Issuer for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Agent’s rights or powers hereunder. Any action taken or omitted to be taken by Agent or the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of Agent or the Letter of Credit Issuer, as the case may be, shall not create any liability of Agent or the Letter of Credit Issuer to any Borrower or any Lender.

(f) The obligations of Borrowers to reimburse the Letter of Credit Issuer for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

(g) Any Letter of Credit Issuer (other than Bank) may resign as Letter of Credit Issuer hereunder at any time upon notice to Lenders, Agent and Borrower Agent, which notice shall be delivered (i) concurrently with any permitted assignment of such Letter of Credit Issuer’s interests hereunder as a Lender, or (ii) otherwise, 30 days in advance of its effective date. From and after the effective date of resignation, the retiring Letter of Credit Issuer shall continue to have all rights and obligations of a Letter of Credit Issuer under the Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to extend or issue new Letters of Credit.

(h) Each Borrower irrevocably appoints each Letter of Credit Issuer as its attorney-in-fact and authorizes such Letter of Credit Issuer, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.14 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (a) the amount of such Obligations to (b) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.15 Protective Advances and Optional Overadvances.

(a) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Credit Loans to Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans or other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including fees and Lender Group Expenses) and other sums payable under the Loan Documents (any of such Revolving Credit Loans are herein referred to as “Protective Advances”); provided that (A) the aggregate amount of Protective Advances plus Overadvances outstanding at any time shall not at any time exceed 10% of the Aggregate Revolving Credit Commitment, (B) after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed 110% of the Borrowing Base on such Borrowing Date, and (C) in no event shall the making of any Protective Advance cause the aggregate outstanding amount of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date. Protective Advances may be made even if the conditions precedent to Borrowing set forth in Section 5.2 have not been satisfied. Notwithstanding anything to the contrary set forth in Section 2.2, at any time that there is sufficient Excess Availability and the conditions set forth in Section 5.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations described in clause (c) below. Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof.

(b) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, Agent is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to knowingly and intentionally, continue to make Revolving Credit Loans to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed the lesser of (i) 110% of the Borrowing Base as of such Borrowing Date, and (ii) the Aggregate Revolving Credit Commitment on such

Borrowing Date. If any Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay the Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5(a).

(c) Upon the making of a Protective Advance or an Overadvance by Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty an undivided interest and participation in such Protective Advance or such Overadvance, as the case may be, in proportion to its Pro Rata Share. On any Business Day, Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participation in Protective Advances and Overadvances, in which case each Lender shall fund its participation on the date specified in such notice. Notwithstanding the foregoing, Agent may also request Settlement of all Protective Advances and Overadvances in accordance with Section 2.3(i). From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance or Overadvance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance or Overadvance.

(d) Each Protective Advance and each Overadvance shall be deemed to be a Revolving Credit Loan hereunder, except that no Protective Advance nor any Overadvance shall be eligible to be a LIBOR Rate Advance or BA Rate Advance and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances, including interest thereon, shall be payable to Agent solely for its own account. Protective Advances and Overadvances shall be repayable upon demand, shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The provisions of this Section 2.15 are for the exclusive benefit of Agent, Swingline Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

2.16 Increase of Commitments; Additional Lenders.

(a) Borrowers may increase, upon the request of Borrower Agent, the then effective amount of the Aggregate Revolving Credit Commitment; provided that: (i) the principal amount of the increases in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16, shall not exceed $50,000,000; (ii) Borrowers shall execute and deliver such documents and instruments and take such other actions as may be required by Agent in connection with such increases and at the time of any such proposed increase; (iii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and all representations and warranties by or on behalf of each Loan Party and its Subsidiaries set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, true and correct in all material respects on and as of such earlier date; (iv) the Incremental Revolving Credit Commitments provided under this Section 2.16 (the “Incremental Revolving Credit Commitments”) shall have an expiration date no earlier than the Termination Date; (v) Borrowers shall be in pro forma compliance with the Financial Covenant as of the most recently ended Fiscal Quarter for which Financial Statements have been delivered (regardless of whether or not then tested), calculated as if such Incremental Revolving Credit Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance]; and (vi) all other terms and conditions with respect to the Incremental Revolving Credit Commitments shall, except with respect to All-In Yield (which shall be subject to clause (d) below), be identical to those applicable to the Revolving Credit Commitments or otherwise satisfactory to Agent.

(b) Agent shall invite each Lender to increase the principal amount of its Revolving Credit Commitment, on a pro rata basis, in connection with the proposed Incremental Revolving Credit Commitments at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolving Credit Commitments in connection with such proposed Incremental Revolving Credit Commitments, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent to become a Lender (each such new lender being an “Additional Lender”) in accordance with this Section 2.16. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Credit Commitment. Only the consent of the Lenders agreeing to increase their Revolving Credit Commitments (the “Increasing Lenders”) shall be required for an increase in the aggregate principal amount of the Revolving Credit Commitments pursuant to this Section 2.16. No Lender which declines to increase the principal amount of its Revolving Credit Commitments may be replaced in respect to its existing Revolving Credit Commitments, as applicable, as a result thereof without such Lender’s consent.

(c) Subject to subsections (a) and (b) of this Section 2.16, any increase requested by Borrowers shall be effective upon delivery to Agent of each of the following documents (the date of such effectiveness, the “Increase Date”): (i) an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, in form and substance reasonably acceptable to Agent; (ii) a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to Agent, signed by a Responsible Officer of Borrower Agent; (iii) a certificate of Borrower Agent signed by a Responsible Officer, in form and substance acceptable to Agent, certifying that each of the conditions in subsection (a) of this Section 2.16 has been satisfied: and (iv) any other certificates or documents that Agent shall request, each in form and substance satisfactory to Agent.

(d) Anything to the contrary contained herein notwithstanding, the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments shall be equal to or higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date; provided that if the All-In Yield that is to be applicable to the Loans to be made pursuant to the Incremental Revolving Credit Commitments is higher than the All-In Yield applicable to the Loans hereunder immediately prior to the Increase Date (the amount by which the All-In Yield is higher, the “Excess”), then the interest margin applicable to the Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, subject to the occurrence of and effective upon the Increase Date and without the necessity of any action by any party hereto.

(e) Each of the Lenders having a Revolving Credit Commitment prior to the Increase Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Date (the “Post- Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Swingline Loans and undrawn Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Swingline Loans and Letters of Credit will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Revolving Credit Commitments.

(f) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to the Incremental Revolving Credit Commitments pursuant to this Section 2.16.

ARTICLE III

[RESERVED]

ARTICLE IV

INTEREST, FEES AND EXPENSES

4.1 Interest. Subject to Section 4.2, Borrowers shall pay to Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to the Base Rate then in effect plus the Applicable Margin.

(b) LIBOR Rate Advances. If such Advance is a LIBOR Rate Advance, at the Adjusted LIBO Rate plus the Applicable Margin.

(c) Canadian Prime Rate Advances. If such Advance is a Canadian Prime Rate Advance, at the Canadian Prime Rate plus the Applicable Margin.

(d) BA Rate Advances. If such Advance is a BA Rate Advance, at the BA Rate plus the Applicable Margin.

(e) Daily Simple RFR Advances. If such Advance is a Daily Simple RFR Advance, at the Daily Simple RFR plus the Applicable Margin.

(f) EURIBOR Advances. If such Advance is a EURIBOR Advance, at EURIBOR plus the Applicable Margin.

4.2 Interest and Letter of Credit Fees After Event of Default. (a) Automatically upon the occurrence and during the continuation of an Event of Default under Section 10.1(d), and (b) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 10.1(d)), at the direction of Agent or the Required Lenders, (i) all Loans and all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable thereunder, and (ii) the letter of credit fee pursuant to Section 4.5 shall be payable at the rate that would otherwise apply under Section 4.5 plus up to an additional two percent (2%) until, in each case, the earlier of the date upon which (i) all Obligations shall have been Paid in Full or (ii) such Event of Default shall have been cured or waived.

4.3 [Reserved].

4.4 Unused Line Fee. Borrowers shall pay to Agent for the ratable benefit of the Lenders on the first day of each quarter, commencing with the quarter immediately following the Closing Date, and on the Termination Date, in arrears, an unused line fee equal to the product of Unused Line Fee Rate (as defined below) multiplied by the difference, if positive, between (a) the Aggregate Revolving Credit Commitment and (b) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding quarter or portion thereof. As used herein, “Unused Line Fee Rate” means a per annum rate equal to (i) 0.50%, if the sum of the average daily balance of Revolving Credit Loans and the average daily undrawn amount of Letters of Credit was equal to 50% or less of the Aggregate Revolving Credit Commitment during the preceding calendar quarter, or (ii) 0.375%, if the sum of the average daily balance of Revolving Credit Loans and the average daily undrawn amount of Letters of Credit was more than 50% of the Aggregate Revolving Credit Commitment during the preceding calendar quarter.

4.5 Letter of Credit Fees. Borrowers shall pay to the Letter of Credit Issuer for its own account (i) a fronting fee in respect of each Letter of Credit issued by the Letter of Credit Issuer for the account of Borrowers in an amount equal to 0.125% of each such Letter of Credit, which fee shall be payable upon the issuance thereof and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. In addition, Borrowers shall pay to Agent for the ratable benefit of the Lenders in respect of each Letter of Credit, on the first day of each quarter, commencing with the quarter immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears, a fee equal to (a) the Applicable Margin ~~<then in effect >~~with respect to LIBOR Rate Advances, multiplied by (b) the daily average of the amount of the Letters of Credit outstanding during the preceding quarter or during the interim period ending on the expiry date, as the case may be.

4.6 [Reserved].

4.7 [Reserved].

4.8 Fee Letter. Borrowers shall pay to Agent for its own account as and when due in accordance with the terms thereof all fees required to be paid to Agent under the Fee Letter and the Second Amendment Fee Letter.

4.9 Calculations. Interest payable pursuant to Section 4.1 shall be computed (i) in the case of Base Rate Loans based on the Prime Rate, Canadian Prime Rate Loans and BA Rate Loans, on the basis of a three hundred and sixty-five (365) day or three hundred and sixty-six (366) day year, as the case may be, and (ii) in the case of Loans not based on the Prime Rate, Canadian Prime Rate Loans and BA Rate Loans on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days elapsed in the period during which it accrues. For the purposes of the Interest Act (Canada) and disclosure under such Act, wherever any interest to be paid under this Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year. Each determination by Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error. Borrowers hereby acknowledge and agree that each fee payable under this Agreement is fully earned and non-refundable on the date such fee is due and payable and that each such fee constitutes Obligations and is in addition to any other fees payable by Borrowers under the Loan Document. If any provision of this Agreement or any other Loan Document would require a Loan Party to make any payment of interest or any other payment that by a court of competent jurisdiction construes to be interest in an amount or calculated at a rate which would be prohibited by law or would result in the Agent’s receipt of interest at a criminal rate (as those terms are construed under the Criminal Code (Canada)), then despite that provision, that amount or rate will be deemed to have been adjusted retroactively to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or would not result in a receipt by the Agent of interest at a criminal rate. The adjustment will be made, to the extent necessary, first, by reducing the amount or rate of interest required to be paid and thereafter by reducing any fees, commissions, premiums, and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada).

4.10 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or BA Rate) or Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then Borrowers will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to Borrowers will be conclusive absent manifest error. Borrowers will pay such Lender or Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys’ and tax advisors’ fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Agent and Agent, at the time or times reasonably requested by Borrower Agent or Agent, such properly completed and executed documentation reasonably requested by Borrower Agent or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Agent or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Agent or Agent as will enable Borrower Agent or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower Agent and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower Agent or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Agent and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Agent and Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

CONDITIONS OF LENDING

5.1 Conditions to Initial Loan or Letter of Credit. Subject to Section 7.21, the obligation of the Lenders to make the initial Loans or of the Letter of Credit Issuer to cause to be issued the initial Letter of Credit is subject to the satisfaction or waiver in writing (which shall include Schedule 7.21) of the following conditions prior to making of such initial Loan or Letter of Credit:

(a) Loan Documents. Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to Agent, in form and substance satisfactory to Agent and its counsel:

(i) counterparts of this Agreement, duly executed by the parties hereto;

(ii) the Notes, each duly executed by Borrowers, to the extent such Notes were requested three (3) Business Days prior to the Closing Date;

(iii) the Copyright Security Agreement, duly executed by each applicable Loan Party;

(iv) the Patent Security Agreement, duly executed by each applicable Loan Party;

(v) the Trademark Security Agreement, duly executed by each applicable Loan Party;

(vi) the Term Loan Agreement and the Intercreditor Agreement;

(vii) Security Documents (other than the Dutch Share Pledges, which shall be executed within 30 Business Days of the date of this Agreement), duly executed by each applicable Loan Party;

(viii) acknowledgment copies of financing statements duly authorized and filed under the Uniform Commercial Code and PPSA (naming Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) with respect to each Loan Party in the jurisdiction in which such Loan Party is organized as set forth on Schedule 6.1(a);

(ix) results of lien, judgment and Intellectual Property searches, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (viii) above and in all other jurisdictions that Agent deems necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(x) a completed perfection certificate, substantially in the form of Exhibit E, signed by a Responsible Officer of Borrower Agent;

(xi) a financial condition certificate of a Responsible Officer of Borrower Agent, in the form of Exhibit F;

(xii) a Borrowing Base Certificate, duly executed by Borrower Agent’s Responsible Officer prepared on a pro forma basis as of October 31, 2020;

(xiii) the following (collectively, the “Historical Financials”) (A) the audited Financial Statements for the fiscal year ended December 31, 2019, certified by the Auditors, and unaudited Financial Statements for the nine-month period ended September 30, 2020, certified by a Responsible Officer of Borrower Agent, (B) a pro forma consolidated balance sheet of the Loan Parties and their Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, in form and substance reasonably satisfactory to Agent, and (C) a certificate executed by a Responsible Officer of Borrower Agent certifying that since December 31, 2019, (I) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (II) all data, reports and information (other than projections and budgets) heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are true and accurate in all material respects as of the date or certification thereof and are not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time, and (III) all projections and budgets heretofore furnished to Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, have been prepared in good faith based on assumptions believed by Borrowers to be reasonable at the time of preparation;

(xiv) an opinion of counsel for each Loan Party addressed to Agent covering such matters incident to the transactions contemplated by this Agreement as Agent may reasonably require, which such counsel is hereby requested by Borrower Agent on behalf of all the Loan Parties to provide;

(xv) certified copies of all policies of insurance required by this Agreement and the other Loan Documents, (inclusive of those described in Section 7.6 hereof) together with loss payee endorsements for all such policies naming Agent as lender loss payee and an additional insured;

(xvi) a copy of the Business Plan for the four (4) year period commencing October 1, 2020, accompanied by a certificate executed by a Responsible Officer of Borrower Agent certifying to Agent and the Lenders that the Business Plan has been prepared in good faith on the basis of assumptions which were believed to be reasonable in the context of the conditions existing on the date hereof, and represents, as of the date hereof, Borrower Agent’s good faith estimate of its future financial performance;

(xvii) copies of the Governing Documents of each Loan Party (other than the deed of incorporation (oprichtingsakte) of Furmanite B.V.a) and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of the Secretary or an Assistant Secretary or other officer, as applicable of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing, Letter of Credit Requests, and Notices of Conversion on behalf of Borrowers, if applicable and (D) in respect of the UK Loan Parties, the Solvency of that UK Loan Party;

(xviii) with respect to U.S. Loan Parties, a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation (or the equivalent Governmental Authority in the jurisdiction of incorporation, organization or formation) of each Loan Party, dated within twenty (20) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying (to the extent such concept exists in such jurisdictions) that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction (as applicable);

(xix) with respect to any Loan Party formed under the laws of Canada or any province or territory thereof, a certificate of status (or equivalent) issued by the governmental authority in the jurisdiction in which such Loan Party is formed, dated within twenty (20) days of the Closing Date;

(xx) a copy of an appraisal of the Inventory, of Borrowers, in each case, conducted in accordance with sound appraisal standards by appraisers satisfactory to Agent;

(xxi) evidence of the opening by the Loan Parties of their primary bank accounts with the Bank;

(xxii) a closing certificate from a Responsible Officer of Borrower Agent, in the form of Exhibit G;

(xxiii) Each of the English Security Documents, duly executed by each Loan Party thereto;

(xxiv) Evidence that any process agent referred to in in Clause 34.2 (Service of Process) of the English Share Charge, has accepted its appointment.

(xxv) a copy of all notices required to be sent under the English Security Documents executed by the relevant parties thereto; and

(xxvi) a letter of financial support from Team Inc. addressed to the directors of each UK Loan Party and Team Industrial Services (UK) Limited in form and substance acceptable to the Agent.

(b) [reserved].

(c) Reimbursement. Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement to the extent invoiced at least one (1) Business Day prior to the Closing Date (it being understood that all other such fees and Lender Group Expenses shall be paid after the Closing Date in accordance with the terms of this Agreement), (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to Agent under the Fee Letter that are required to be paid on the Closing Date.

(d) [reserved].

(e) Collateral Review. Agent and its counsel shall have performed (i) a review satisfactory to Agent of all of the Material Contracts and other assets (including material leases of operating facilities) of each Loan Party, the financial condition of each Loan Party, including all of its tax, litigation, environmental and other potential contingent liabilities, the capitalization and capital structure of each Loan Party and the cash management and management information systems of Borrowers, (ii) a pre-closing audit and collateral review and (iii) reviews and investigations of such other matters as Agent and its counsel deem appropriate, in each case with results satisfactory to Agent.

(f) [Reserved].

(g) [Reserved].

(h) Availability. After giving effect to all Loans to be made and all Letters of Credit to be issued on the Closing Date, Adjusted Excess Availability, after deduction for the amount of all costs, fees and expenses (including Lender Group Expenses) associated with the closing of the transactions contemplated hereby which have accrued, but which have not been paid by or on the Closing Date (either from the proceeds of the Loans or otherwise), shall exceed $45,000,000.

(i) Due Diligence. Agent shall have completed satisfactory business and legal due diligence, including, but not limited to a field examination of the financial condition of Borrowers and their books and records.

(j) Payment of Outstanding Indebtedness, etc. Agent shall have received reasonably satisfactory evidence that all Indebtedness (other than Indebtedness permitted under Section 8.1), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loan and all obligations with respect thereto will, substantially concurrently with the making of the initial Loan, be terminated (other than contingent indemnification obligations), and payoff letters and, evidencing that all Liens securing payment of any such Indebtedness will substantially contemporaneously be released at the time of the making of the initial Loan, on terms and in a manner reasonably satisfactory to Agent. In addition, Agent shall have received duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that Agent deems necessary from any creditors of the Loan Parties being paid off on the Closing Date.

(k) KYC. Upon the request of Agent or any Lender made at least ten (10) days prior to the Closing Date, Borrowers shall have provided to Agent or such Lender no later than five (5) days prior to the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act. At least three (3) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to Agent a Beneficial Ownership Certification in relation to such Borrower.

5.2 Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make any Loan or the Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit~~<.>~~; and

(c) Use of Proceeds of Corre Debt Facility. Agent shall have received evidence reasonable to Agent in its Permitted Discretion that Borrowers have used all of the proceeds of any Subordinated Debt issued pursuant to the Corre Debt Facility on or prior to the date of the requested Loan or the issuance of the requested Letter of Credit; and

(d) Cash on Hand. After giving effect to any applicable Borrowing and any disbursements to be made by Loan Parties with the proceeds of such Borrowing within one Business Day after such Borrowing, the U.S. Loan Parties and their U.S. Subsidiaries shall not maintain unrestricted cash and Cash Equivalents on hand of greater than $5,000,000 (which, for the avoidance of doubt shall exclude any amount in the Term Loan Interest Reserve Account pursuant to Section 8.22).

Each condition in Sections 5.1 and 5.2 that are subject to the satisfaction or discretion of Agent, any Lender or the Letter of Credit Issuer shall be deemed satisfied upon Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, making of any Loan or the issuance of any Letter of Credit.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Borrowers. Each of the Borrowers and the Specified U.S. Guarantors makes the following representations and warranties to Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized (or incorporated, as the case may be), validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the state of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, except to the extent that the failure own such properties and assets or transact business in such a way could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 6.1(a) specifies the jurisdiction in which each Loan Party is organized and also specifies the tax identification numbers and organizational identification numbers of each Loan Party. The information included in the Beneficial Ownership Certification most recently provided to Lenders, if applicable, is true and correct in all respects.

(b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). There is no location at which any Loan Party maintains any Collateral in an aggregate principal amount exceeding $500,000 other than the locations specified for it in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions not prohibited under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party.

(c) Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (including the consent of its owners, where required) has been taken.

(d) Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not and will not contravene any of the Governing Documents of such Loan Party, (ii) do not and will not contravene any material Requirement of Law, (iii) do not and will not contravene any Material Contract, except as such contravention could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, and (iv) do not and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC and PPSA financing statements, (iii) filing of the Patent Security Agreements, Trademark Security Agreements, and Copyright Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, the UK Intellectual Property Office, the European Patents Office, the relevant intellectual property register of the EU Office of Harmonization for the Internal Market and any other intellectual property register or authority or other national intellectual property registers as may be available for the purpose, (iv) filings or other actions listed on Schedule 6.1(f), (v) registration of the particulars of the English Security Documents (and any other Security Documents entered into by a UK Loan Party) at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees and (vi) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g) Ownership; Subsidiaries. Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, the Persons that own the Equity Interests of each such Loan Party (other than Borrowing Agent), and the number of Equity Interests owned by each such Person. The Borrower Agent has no Subsidiaries other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party in the amounts specified on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) free and clear of all Liens other than Liens permitted pursuant to Section 8.8. The Borrower Agent has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). All of the outstanding Equity Interests in the Borrower Agent have been validly issued and are fully paid and nonassessable.

(h) Solvency. The Loan Parties, taken as a whole, are Solvent and no act, procedure or step described as an “Insolvency Event” has taken place with respect to any Loan Parties. As of the Closing Date, each UK Loan Party is Solvent.

(i) Financial Data. Borrower Agent has provided to Agent complete and accurate copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present, in all material respects, the financial position, results of operations and cash flows of the Loan Parties and their Subsidiaries for each of the periods covered. Since December 31, 2019, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Loan Parties and their Subsidiaries that has been furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

(k) Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or any trade name or fictitious or French name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guaranty and Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

(l) No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

(m) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

(o) Taxes and Tax Returns.

(i) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all federal and other material income tax returns it is required to file and such returns were complete and accurate in all material respects.

(ii) All federal and other material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(iii) No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.

(iv) Each Dutch Loan Party is resident for tax purposes in the Netherlands only, and does not have a permanent establishment or permanent representative outside the Netherlands.

(v) Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only.

(p) No Judgments or Litigation. Except as specified in Schedule 6.1(p), no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party after due inquiry, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(q) Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where such failure to have such title, interest or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.

(r) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

(s) Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries, (i) has committed to make any Investment; (ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree; (iii) is a party to any “take or pay” contract as to which it is the purchaser; or (iv) has material contingent or long term liability, including any management contracts, in each case, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of Agent, Liens incurred under the Term Loan Documents and other Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(viii) and any Mortgage and release specified in Section 5.1(a)(viii), the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, the interests of lessors in respect of Capitalized Lease Obligations or the Term Loan ~~<Lender>~~Agent with respect to Term Loan Priority Collateral).

(v) ERISA.

(i) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(v).

(ii) Each Loan Party and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Code), except for ordinary funding obligations which are not past due, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Code has been made with respect to any Plan.

(iii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither a Loan Party or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any material direct or indirect liability with respect to any Plan under any Requirement of Law or agreement.

(iv) Neither a Loan Party nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Code, and no Lien exists or could reasonably be expected to arise with respect to any Plan.

(v) Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the Code with respect to all Plans. There has been no prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Plan or any Multiemployer Plan or any trust created thereunder that could subject any Loan Party or ERISA Affiliate to a material civil penalty pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code (a “Prohibited Transaction”). Each Loan Party and each ERISA Affiliate have made when due any and all payments required to be made under any agreement or any Requirement of Law applicable to any Plan or Multiemployer Plan. With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA or the Code other than for payments of premiums in the ordinary course of business.

(vi) Each Plan and each trust established thereunder which is intended to qualify under Section 401(a) or 501(a) of the Code has received a favorable determination or advisory opinion letter from the IRS, and no event has occurred since the date of such determination or advisory opinion letter which could reasonably be expected to adversely affect the qualified status of such Plan or trust.

(vii) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii) Neither any Loan Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(ix) The aggregate withdrawal liability that would be incurred in the event of a complete withdrawal as of the date of this Agreement by a Loan Party or any ERISA Affiliate from all Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(x) There are no actions, suits, claims or other proceedings, either pending or, to the knowledge of a Responsible Officer, threatened against any Loan Party, or any ERISA Affiliate, or otherwise involving a Plan (other than routine claims for benefits), which could reasonably be expected to be asserted successfully against any Plan, any Loan Party, or any ERISA Affiliate. To the extent that any Plan is funded with insurance, each Loan Party and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.

(w) Intellectual Property. Set forth on Schedule 6.1(w) is a complete and accurate list of all material Patents and all material or registered Trademarks and Copyrights, and all licenses thereof, of the Loan Parties, showing as of the date hereof the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other Intellectual Property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Loan Party’s knowledge after due inquiry, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

(x) Labor Matters. Schedule 6.1(x) accurately sets forth all labor contracts to which any Loan Party or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. There are no existing or, to each Loan Party’s knowledge after due inquiry, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as to matters that could not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or affect any real property used in the business of any Loan Party or any of its Subsidiaries; (iii) there are no pending Environmental Actions against any Loan Party or any of its Subsidiaries, and no Loan Party or any Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (iv) no Environmental Lien has attached to any Collateral and no conditions exist that could reasonably be expected to result in the imposition of such a Lien on any Collateral. To the knowledge of each Loan Party, all of the real property used in the business (including its Equipment) is free, and has at all times been free, of Hazardous Materials, underground storage tanks and underground waste disposal areas except in compliance with applicable Environmental Laws or in a manner that could not reasonably be expected to have a Material Adverse Effect.

(z) Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and maintained all Permits which are necessary or advisable for the operation of its business, except where the failure to possess any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa) Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Revolving Credit Loans will be, directly or, to the knowledge of Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

(bb) Government Regulation. None of the Loan Parties nor any of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc) Material Contracts. Each Material Contract has been duly authorized, executed and delivered by the applicable Loan Party and/or Subsidiary. Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract of the Loan Parties and their Subsidiaries is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such Material Contract by any party thereto.

(dd) Business and Properties. No business of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee) Business Plan. The Business Plan delivered to Agent on the Closing Date were prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Loan Parties’ best estimate of their and their Subsidiaries’ future financial performance.

(ff) Beneficial Ownership Certification. As of the Closing Date, in the event a Beneficial Ownership Certification is required to be delivered on the Closing Date and as of the date that any Beneficial Ownership Certification is delivered pursuant to Section 5.1(k), the information included in such Beneficial Ownership Certification is true and correct in all respects.

(gg) Sanctions; Anti-Money-Laundering Laws and Anti-Corruption Laws. Each Loan Party has complied with Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with Sanctions. Each Loan Party has complied in all material respects and is and has been during the past five (5) years in compliance in all material respects with all Anti-Money Laundering Laws and Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with such Laws. No Loan Party has received any communication (including any oral communication) from any Governmental Authority alleging that it is not in compliance with, or may be subject to liability under, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws. None of any Borrower, any Subsidiary, or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers, or employees; and to the knowledge of each Borrower, employees or any person acting on behalf of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Sanctions applicable to any party to this Agreement.

(hh) Eligible Receivables. As to each Receivable that is identified by Borrowers as an Eligible Receivable in a Borrowing Base Certificate submitted to Agent, such Receivable is (i) a bona fide existing payment obligation of the applicable account debtor created by the sale and delivery of inventory or the rendition of services to such account debtor in the ordinary course of Borrowers’ business, (ii) owed to a Borrower without any claimed defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than as permitted under the definitions of Eligible Receivables, Eligible Investment Grade Receivables, Eligible Non-Investment Grade Receivables, Eligible Foreign Receivables, or Eligible Unbilled Receivables, as applicable and as noted on the Borrowing Base Certificate, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) as required in the definitions of Eligible Receivables, Eligible Investment Grade Receivables, Eligible Non-Investment Grade Receivables, Eligible Foreign Receivables, or Eligible Unbilled Receivables, as applicable.

(ii) Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (i) of good and merchantable quality, free from known defects, and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

(jj) Canadian Registered Pension Plans. No Loan Party maintains, sponsors, contributes to, is a party to, or otherwise has any liability (including any contingent liability) or contribution obligations under or in respect of any Canadian Registered Pension Plan.

(kk) [Revised].

(ll) Pensions – UK Loan Parties. Other than in relation to Furmanite International Limited Pension Plan, no UK Loan Party nor any of its Subsidiaries:

(i) is, or has at any time in the six years prior to the date of this Agreement been, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions Act 2004;

(ii) no member of the Group is or has at any time been in the six years prior to the date of this Agreement “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer.

No member of the Group has at any time in the six years prior to the date of this Agreement been party to an act or omission involving a scheme or employer (both as referred to in paragraphs (i) and (ii) above) which could reasonably be expected to give rise to the issue (to it or any of its Subsidiaries) of a financial support direction or contribution notice pursuant to section 38 or 43 of the Pensions Act 2004 or fine by the Pensions Regulator.

(mm) Centre of main interests and establishments. (a) As at the Closing Date only, in respect of the UK Loan Parties, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as the same may be retained added to or modified by the European Withdrawal Act 2018 or any statutory instrument made under such Act the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction and (b) in respect of the Dutch Loan Parties, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the European part of the Kingdom of the Netherlands and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction

(nn) Quebec Collateral. As of the Closing Date, the fair market value of all tangible Collateral located in Quebec does not exceed C$750,000.

ARTICLE VII

AFFIRMATIVE COVENANTS OF THE BORROWERS

Borrowers and Specified U.S. Guarantors each covenant and agree that, until Payment in Full of all Obligations:

7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (a) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.3 or in the case of any Entity other than a Loan Party, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except (i) as expressly permitted by this Agreement, (ii) such as may expire, be abandoned or lapse in the ordinary course of business or (iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) continue in the same or reasonably related lines of business as presently conducted by it.

7.2 Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices.

7.3 13-Week Cash Flow Forecast; Variance Report; Variance Test.~~<[Reserved]. >~~

(a) On or before the Amendment No. 2 Effective Date, the Loan Parties shall deliver to the Agent a 13-week cash flow forecast, which shall be in form and substance reasonably acceptable to the Agent and, in any event, shall provide sufficient information to evaluate the Loan Parties’ liquidity needs for the 13-week period starting as of December 6, 2021. On the final Business Day each calendar week, commencing with the week starting December 6, 2021, the Loan Parties shall deliver an updated thirteen-week cash flow report for such week and each of the following twelve weeks.

(b) Not later than December 31, 2021 and not later than the final Business Day of every week thereafter (each, a “Variance Report Date”), Borrowers shall deliver to Agent a variance report (the “Variance Report”) certified as true and correct in all material respects by the Borrower Representative that includes (i) a reconciliation of Borrowers’ actual performance with respect to the “Total Receipts”, “Operating Disbursements” and “Net Cash Flow – Operating” line items in the Cash Flow Forecast attached to Amendment No. 2 as Exhibit B (such 13-week cash flow forecast, or another 13-week cash flow forecast delivered to Agent and accepted by Agent in writing in its Permitted Discretion, the “Specified CFF”) for (A) with respect to the Variance Report delivered on December 31, 2021, the four week period ended Friday, December 24, 2021 (by way of clarification, such test shall be made with respect to the Specified CFF attached to Amendment No. 2 as Exhibit B) and (B) with respect to each Variance Report delivered thereafter, the applicable Cumulative Period and (ii) a written explanation in reasonable detail of the reasons for material line item variances during the applicable reconciliation periods. For purpose of this Agreement, the “Cumulative Period” shall mean each four week period ending on an applicable Variance Report Date; provided that if a new Specified CFF is accepted by Agent pursuant to this Section 7.3(b), the Cumulative Period shall mean the one, two and three week periods after such new Specified CFF was accepted by Agent pursuant to this Section 7.3(b) until the first four week period thereafter at which point the Cumulative Period shall mean each four week period ending on an applicable Variance Report Date.

(c) Commencing with the Variance Report Date on December 31, 2021, and on each Variance Report Date thereafter, the calculations set forth in the Variance Report must demonstrate that for each applicable Cumulative Period (x) the cash receipts set forth in the “Total Receipts” line item in the Specified CFF are at least 85% of the budgeted amount set forth in the Specified CFF for each applicable Cumulative Period, (y) the amounts set forth in the “Operating Disbursements”, “Capital Expenditures” and “Miscellaneous Expenses” line items in the Specified CFF are not more than 115% of the budgeted amount set forth in the Specified CFF for each applicable Cumulative Period; provided, however, if actual “Operating Disbursements” are greater than 115% of the budgeted amounts set forth in the Specified CFF for each applicable Cumulative Period, the Borrower Agent shall prepare an analysis of payroll expense in form and substance acceptable to Agent in its Permitted Discretion to be presented to the Agent no less than two (2) Business Days after an applicable Variance Report Date to determine if any of the unfavorable variance in “Operating Disbursements” is being driven by higher payroll expense that will result in greater collections than contemplated in the Specific CFF and the Agent may in its Permitted Discretion waive such Variance Covenant based upon Agent’s review of such analysis and (z) the net operating cash flow set forth in the “Net Cash Flow - Before Financing” line item (but excluding the “Restructuring Professional Fees” and the “Legal/Professional Fees” line items) in the Specified CFF is at least 85% of the budgeted amount set forth in the Specified CFF for each applicable Cumulative Period (each a “Variance Covenant”).

(d) Subject to the limitations set forth below, the Loan Parties may cure an Event of Default arising out of a breach of a Variance Covenant set forth in Section 7.3(c) with respect to any Cumulative Period, if within two (2) Business Days after the Variance Report Date with respect to such Cumulative Period, the Loan Parties make a prepayment of the Loans (which, for the avoidance of doubt, cannot be made with proceeds of an Advance) in an amount equal to the largest of (i) sum of (A) 85% of the budgeted “Total Receipts” set forth in the Specified CFF for such Cumulative Period minus (B) the amount of “Total Receipts” that the Loan Parties received during such Cumulative Period, (ii) the sum of (A) the amount of “Operating Disbursements”, “Capital Expenditures” and “Miscellaneous Expenses” that the Loan Parties expended during such Cumulative Period minus (B) 115% of the budgeted “Operating Disbursements”, “Capital Expenditures” and “Miscellaneous Expenses” set forth in the Specified CFF for such Cumulative Period and (iii) sum of (A) 85% of the budgeted “Net Cash Flow - Before Financing” (but excluding the “Restructuring Professional Fees” and the “Legal/Professional Fees” line items) set forth in the Specified CFF for such Cumulative Period minus (B) the amount of “Net Cash Flow - Before Financing” (but excluding the “Restructuring Professional Fees” and the “Legal/Professional Fees” line items) of the Loan Parties during such Cumulative Period (the largest of the numbers calculated in clauses (i), (ii) and (iii), the “Cure Amount”). The Loan Parties acknowledge and agree that upon Agent’s receipt of any Cure Amount, Agent shall establish an additional Reserve hereunder (without the requirement of any further notice) in the amount of such Cure Amount to be in effect until the date that Agent shall have received and approved in its Permitted Discretion the Borrowing Base Certificate for the calendar month ending December 31, 2021 pursuant to Section 7.11(e). Notwithstanding anything to the contrary contained in the foregoing or this Agreement, Loan Parties’ rights under this Section 7.3(d) may be exercised not more than four (4) times during the term of this Agreement.

7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (a) all federal and other material Taxes imposed against it or any of its property, and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (i) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted, and (ii) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

7.5 Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any State Licensing Laws and Environmental Laws, except where the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.6 Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause Agent to be listed as a lender loss payee on property and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. Borrower Agent will furnish to Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall: (a) obtain certificates and endorsements reasonably acceptable to the Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to Agent; and (c) deliver to Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor. If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, Agent, if Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for Borrowers’ account, and charge Borrowers’ Loan Account for same, and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property which is subject to a Mortgage are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as being in a “special flood hazard area” or as having specific flood hazards, Borrowers shall also furnish Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and copying any and all records pertaining thereto, (iii) conducting field examinations and appraisals with respect to the Collateral, and (iv) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures; provided that so long as no Event of Default exists, a Responsible Officer of Borrower Agent shall be given a reasonable opportunity to be present at the discussions with the Auditors). Borrowers shall reimburse Agent for the reasonable and documented travel and related expenses of Agent’s employees or, at Agent’s option, of such outside accountants or examiners as may be retained by Agent to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, the number of field examinations and appraisals for which Borrowers shall be liable for reimbursement to Agent hereunder shall be limited to 1 field examination in each calendar year (increasing to 2 field examinations during any Increased Examination Period during such calendar year) and 1 Inventory appraisal in such calendar year (increasing to 2 appraisals during any Increased Examination Period during such calendar year), in each case, plus additional field examinations with respect to Receivables or Inventory acquired or to be acquired in connection with any Permitted Acquisition or Permitted Investment that Borrowers elect to include in the Borrowing Base; provided, further, that the foregoing shall not operate to limit the number of inspections, field examinations and appraisals that Agent may elect to undertake. If Agent’s own employees are used, Borrowers shall also pay such reasonable per diem allowance as Agent may from time to time establish, or, if outside examiners or accountants are used, Borrowers shall also pay Agent such sum as Agent may be obligated to pay as fees for such services. All such Obligations may be charged to the Loan Account. Notwithstanding anything to the contrary in this Section 7.7, none of the Borrowers or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure is prohibited by law or any binding agreement, or (c) is subject to attorney-client privilege or constitutes attorney work product~~<.>~~; provided, that in the event Borrowers do not provide information in reliance on clauses (b) and (c) of this sentence, Borrowers shall provide notice to the Agent (to the extent permitted to do so) that such information is being withheld and Borrowers shall use commercially reasonable efforts to obtain consent to provide such information or otherwise to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation or without waiving such privilege, as applicable, the applicable information.

7.8 Notification Requirements. The Loan Parties shall timely give Agent and each Lender the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within three (3) Business Days after any Responsible Officer of a Borrower Agent obtains actual knowledge of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and Borrowers’ proposed response thereto, each in reasonable detail.

(b) Proceedings or Changes. Promptly, and in any event within five (5) Business Days after a Responsible Officer of a Borrower Agent obtains actual knowledge of any actual change, development or event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c) Changes. (i) Promptly, and in any event within five (5) Business Days after (A) a change in the location of any Collateral from the locations specified in Schedule 6.1(b) or (B) a change of the legal name of any Loan Party, and (ii) prior to a change to the Entity structure or jurisdiction of organization of any Loan Party, in each case, together with a written statement describing such change, together with, in the case of clauses (i)(B) and (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.1(b) pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of Borrower Agent describing such Termination Event and any action that is being taken with respect thereto by any Loan Party or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Code and all communications received by any Borrower or ERISA Affiliate with respect to such request;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party or ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(A) any Prohibited Transaction,

(B) any cessation of operations (by any Loan Party or ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(C) a failure by any Loan Party or ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Code, or the imposition of such a Lien,

(D) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, or

(E) any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(v) promptly upon and in any event within five (5) Business Days after the request of Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Loan Party or ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of any Loan Party or ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by such Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(vi) promptly upon and in any event within five (5) Business Days after the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(viii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(ix) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(x) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(e) Material Contracts. Concurrently with the delivery of any Compliance Certificates delivered pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate; provided that the Borrower Agent shall not be required to separately deliver copies of any Material Contracts (or amendments thereto) that are included in materials otherwise filed with the SEC.

(f) Environmental Matters.

(i) Promptly provide notice of any Release of Hazardous Materials in any quantity reportable pursuant to Environmental Laws in relation to the business of, or from or onto real property owned or operated by, a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and

(ii) Promptly, but in any event within five (5) Business Days of its receipt thereof, provide written notice of any of the following: (i) an Environmental Lien has been filed against any of the real or personal property of a Loan Party of one of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or one of its Subsidiaries, or (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority, in each case, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(g) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

(h) Potential Transactions. Promptly, and in any event no later than ten (10) Business Days before consummation thereof, notice of any transaction outside the ordinary course of business, including settlement of any claim, acquisitions or divestitures outside the ordinary course of business.

7.9 Casualty Loss. The Loan Parties shall (a) provide written notice to Agent, within ten (10) Business Days, of any material damage to, the destruction of or any other material loss to any Inventory located in the United States owned by any U.S. Borrowing Base Company other than any such Inventory with a net book value (individually or in the aggregate) less than $2,500,000 (a “Casualty Loss”), and (b) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.11 Financial Reporting. Borrower Agent shall deliver to Agent the following:

(a) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2020, the annual audited and certified consolidated Financial Statements of the Borrower Agent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall, other than with respect to a “going concern” or equivalent qualification that may be included in the report and opinion delivered in respect of fiscal year ending December 31, 2021, be unqualified as to going concern and scope of audit (except for any such qualification pertaining to impending debt maturities of the Obligations, the Term Loan Obligations or the 2017 Senior Convertible Notes occurring within 12 months of such audit or any breach of any financial covenant thereunder).

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal quarter ended December 31, 2020

(i) the interim consolidated Financial Statements of the Borrower Agent and its Subsidiaries as at the end of such quarter and for the fiscal year to date, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (it being understood and agreed that, notwithstanding the foregoing, such comparison shall not be required for any period occurring prior to the Closing Date), all in reasonable detail and certified by a Responsible Officer of the Borrower Agent as fairly presenting the financial condition, results of operations and cash flows of the Borrower Agent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and

(ii) a narrative discussion of the financial condition of the Borrower Agent and its Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by a Responsible Officer of Borrower Agent.

(c) Monthly Financial Statements. Within thirty (30) days after the end of each fiscal month (except for any month ending at the end of a fiscal quarter), commencing with the fiscal month ended November 30, 2020, (i) the interim consolidated Financial Statements of the Borrower Agent and its Subsidiaries as at the end of such month and for the fiscal year to date, and (ii) a certification by a Responsible Officer of Borrower Agent that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(d) Compliance Certificate. Together with the delivery of each of the Financial Statements referred to in Section 7.11(a) and Section 7.11(b), a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by a Responsible Officer of Borrower Agent, with an attached schedule of computations calculating (A) the Consolidated Fixed Charge Coverage Ratio as of the end of such fiscal quarter (whether or not a Covenant Testing Period is in effect) and (B) Excess Availability and Applicable Margin as of the last day of the preceding quarter.

(e) Borrowing Base Certificate. Monthly, not later than the twentieth (20th) day of each month~~< (which date shall be extended for three (3) Business Days for the first four deliveries after the Closing Date; and which date shall be December 30, 2020 for the November 30~~, ~~2020 Borrowing Base Certificate)>~~, a certificate signed by a Responsible Officer of Borrower Agent substantially in the form of Exhibit I (a “Borrowing Base Certificate”), calculating the Borrowing Base and detailing the Eligible Receivables and Eligible Inventory, ~~<(provided that the calculation of actual ineligible Receivables and actual ineligible Inventory will be reported on a monthly basis in such certificate as of the last day of the preceding month), >~~containing a detailed calculation of Excess Availability and reflecting all sales, collections, and debit and credit adjustments, as of the last day of the preceding month (or as of a more recent date as Agent may from time to time reasonably request), which shall be prepared by or under the supervision of a Responsible Officer of Borrower Agent and certified by such officer; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver the Borrowing Base Certificate and other reporting described above weekly, on the second Business Day of each calendar week, as of the last Business Day of the preceding calendar week.

(f) Appraisals. Upon the request of the Agent, appraisals of Borrowers’ Inventory, in scope and detail satisfactory to Agent in its Permitted Discretion, as of the last day of the preceding fiscal year, conducted in accordance with sound appraisal standards by appraisers satisfactory to Agent in its Permitted Discretion.

(g) Agings. Monthly, not later than the twentieth (20th) day of each month (which date shall be extended for three (3) Business Days for the first four deliveries after the Closing Date; and which date shall be December 30, 2020 for the November 30, 2020 deliveries), agings of Borrowers’ Receivables and accounts payable, in scope and detail satisfactory to Agent, as of the last day of the preceding month; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver such report weekly, on the second Business Day of each calendar week, as of the last Business Day of the preceding calendar week.

(h) Inventory. Monthly, not later than the twentieth (20th) day of each month (which date shall be extended for three (3) Business Days for the first four deliveries after the Closing Date; and which date shall be December 30, 2020 for the November 30, 2020 deliveries), a report of Borrowers’ Inventory, based upon a perpetual inventory, which shall describe such Inventory by category, item (in reasonable detail) and location, as of the last day of the preceding month; provided that, upon the occurrence of an Increased Reporting Event, and continuing on a weekly basis until the end of the corresponding Increased Reporting Period, Borrower Agent shall deliver such report weekly, on the second Business Day of each calendar week, as of the last Business Day of the preceding calendar week.

(i) Business Plan. Not later than sixty (60) days after the end of each fiscal year of the Loan Parties, the Business Plan of the Loan Parties and their Subsidiaries certified by a Responsible Officer of Borrower Agent.

(j) Term Loan Reporting. ~~<At the request of the Agent, any>~~Any documents provided by the Loan Parties to the Term Loan Agent or any Term Loan Lender in accordance with the reporting requirements under the Term Loan Agreement.

(k) SEC Reports. As soon as available, but not later than five (5) Business Days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of the owners of its Equity Interests or files with the Securities and Exchange Commission or any other Governmental Authority and not otherwise required to be delivered to the Agent hereto.

(l) Other Financial Information. Promptly after the request by Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, collateral, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as Agent may from time to time reasonably request.

(m) KYC. Promptly provide information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Money Laundering Laws and Beneficial Ownership Regulations.

(n) Corre Debt Facility Reporting. Borrowers shall deliver to Agent copies of all financial statements, budgets, reports, notices, analyses and other deliverables that are delivered or required to be delivered pursuant to the terms of the Corre Loan Documents, in each case promptly after delivery to the administrative agent under the Corre Debt Facility (or any other person as may be required under the terms of the Corre Loan Documents).

(o) Lender Advisor. In accordance with Section 12.4, Loan Parties acknowledge and agree that Loan Parties will reimburse Agent and Lenders for all reasonable costs and expenses incurred or paid by Agent or Lenders in connection with the enforcement of this Agreement or any Loan Documents, including, without limitation, all reasonable fees, costs and expenses of any consultant or other advisor retained by Agent or Lenders, including, without limitation, FTI Consulting Inc. (the “Lender Advisor”), and acknowledge and agree that such fees, costs and expenses constitute Obligations. Further, Loan Parties will fully cooperate with any reasonable request of Lender Advisor or any other consultant or advisor retained by Agent or Lenders, will consult with Lender Advisor in connection with the preparation of Loan Parties’ financial statements, projections and forecasts, and will provide Lender Advisor and any other consultant or advisor with access to (a) Loan Parties’ financial and other information as may be reasonably requested from time to time, and (b) Loan Parties’ management, advisors, auditor and other representatives as may be reasonably requested from time to time; provided, however, that the Loan Parties acknowledge that Lender Advisor shall have no decision-making authority or day-to-day control with respect to the business and operations of the Loan Parties.

(p) [Reserved].

(q) Lender Calls. Within 5 Business Days after the quarterly financial statements are to be delivered pursuant to Section 7.11(b) (or, at the reasonable request of Agent, within 5 Business Days after the monthly financial statements are delivered pursuant to Section 7.11(c)), participate in conference calls or meetings with Agent and Lenders, such calls or meetings to be held at such time as may be agreed to by Borrowers and Agent, to discuss the financial condition and results of operations of Borrowers and the Subsidiaries for the most recently-ended period for which financial statements have been delivered pursuant to Section 7.11(a), Section 7.11(b) or Section 7.11(c), as applicable.

(r) Preliminary Business Plan. Beginning with December 31, 2021, not later than December 31 of each year, the Preliminary Business Plan of the Loan Parties and their Subsidiaries.

(s) Business Plan. Not later than the earlier of (x) ten (10) Business Days after certification by the Board of Directors of Borrower and (y) February 28 of each year, the Business Plan of the Loan Parties and their Subsidiaries.

As to any information contained in materials furnished pursuant to Section 7.11(k), the Borrower Agent shall not be separately required to furnish such information under clauses under Section 7.11(a), 7.11(b) and 7.11(c) above, but the foregoing shall not be in derogation of the obligation of the Borrower Agent to furnish the information and materials described in Sections 7.11(a), 7.11(b) and 7.11(c) or Section 7.11(d) at the times specified therein.

Documents required to be delivered pursuant to Sections 7.11(a), 7.11(b), 7.11(c) or 7.11(k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address: https://www.teaminc.com; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower Agent shall notify (by fax or e-mail transmission) the Agent and each Lender of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including tax liabilities and other governmental charges), except where (i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP and (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

7.13 ERISA. The Loan Parties shall, and shall cause each of their Subsidiaries and ERISA Affiliates to, (a) maintain each Plan intended to qualify under Section 401(a) of the Code so as to satisfy the qualification requirements thereof in all material respects, (b) contribute, or require that contributions be made, in a timely manner (i) to each Plan in amounts sufficient (x) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, if applicable, (y) to satisfy any other Requirements of Law and (z) to satisfy the terms and conditions of each such Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations) and (d) pay in a timely manner, in all material respects, all required premiums to the PBGC. As used in this Section 7.13, “Foreign Plan” means any Plan that is subject to any Requirement of Law other than ERISA or the Code and that is maintained, or otherwise contributed to, by a Loan Party or any of its Subsidiaries for the benefit of employees outside the United States and Canada.

7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with and address all liabilities under all applicable Environmental Laws and obtain and renew all Permits, except, in each case, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.15 Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.

7.16 Solvency. The Loan Parties, taken as a whole, shall be and remain Solvent at all times.

~~7.17 <[Reserved]. >~~

7.17 Other Milestones. The Loan Parties shall, and shall cause each of their Subsidiaries to:

(a) as promptly as practicable, launch a strategic alternatives review process to assess the Loan Parties balance sheet options, including, without limitation, a sale of certain assets or operations, refinancing alternatives and other strategic options, and provide Agent with ongoing updates, including copies of any and all reports with respect thereto, delivered to any Term Loan Lender or Corre Credit Fund, LLC or any of its Affiliates;

(b) by December 1, 2021, Borrowers shall deliver to Agent and Agent’s legal and financial advisors a preliminary analysis detailing the liquidity profile, budget and cash needs of the Loan Parties and their Subsidiaries, for the quarter ending March 31, 2022, in form and having a level of detail reasonably acceptable to the Agent;

(c) as soon as reasonably practicable, and by no later than December 8, 2021, an advisor fee forecast specifying the material terms of the fee letters for advisors to each of the Term Loan Agent and Corre Partners Management, LLC;

(d) on or before December 17 2021, and on the Friday of each two week period thereafter, deliver to Agent for distribution to the Lenders, a written update, in form and substance satisfactory to Agent in its Permitted Discretion, which shall include copies of any applicable term letters, commitment letters and loan documentation, of Borrower Agent’s efforts to refinance all of the Obligations on or before February 15, 2022;

(e) on or before March 9, 2022, Borrowers shall update the desktop quality of earnings report dated December 17, 2020 in a manner that is reasonably satisfactory to Agent (and at the sole cost of Borrowers);

provided, that each of the foregoing dates may be extended with the written consent of Agent, in its sole discretion (which consent may be by e-mail from counsel to Agent).

7.18 ~~<[Reserved]>~~Access to Employees, etc.

(a) At the request of Agent from time to time, Borrowers shall cause senior employees that are the head of any business line or division and senior members of the internal finance teams of Borrowers and their Subsidiaries to meet with representatives of Agent and Lenders (which meeting shall be in person or virtual at the reasonable request of Agent); and

(b) At the request of Agent from time to time, Borrowers and each Subsidiary thereof shall use reasonable best efforts to facilitate a dialogue between Agent and any investment bankers, consultants or other professionals (other than accountants) or other senior personnel of Borrowers or any of its Subsidiaries as soon as reasonably practicable after such request.

7.19 Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. Each of the Loan Parties shall comply with all applicable Sanctions and in all material respects with Anti-Money Laundering Laws and Anti-Corruption Laws and shall maintain all of the necessary Permits required pursuant to any applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in order for such Loan Party to continue the conduct of its business as currently conducted, and will maintain policies procedures, and internal controls designed to promote and achieve compliance with such applicable laws and with the terms and conditions of this Agreement.

7.20 Formation of Subsidiaries; Further Assurances. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Material Subsidiary organized under the laws of a Security Jurisdiction after the Closing Date (including in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), within thirty (30) days of such event (or such later date as permitted by Agent in its reasonable discretion) (a) cause such new Material Subsidiary to provide to Agent a joinder or similar document to the applicable Security Documents, (b) deliver to Agent financing statements with respect to such Material Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Material Subsidiary (to the extent the shareholder of such Material Subsidiary is also a Loan Party), and such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Material Subsidiary), all in form and substance reasonably satisfactory to Agent, necessary to create the Liens intended to be created under the Security Documents; provided, that the joinder to this Agreement or the Security Documents, shall not be required to be provided to Agent with respect to any Subsidiary that is not organized under the laws of a Security Jurisdiction; ~~<subject to Section 7.21 >~~provided further, that Team Industrial Services (UK) Limited shall not be required to become a Loan Party unless otherwise agreed between Borrower Agent and Agent after Borrower Agent obtains the consent of The Trustees of the Furmanite International Limited Pension Plan to permit Team Industrial Services (UK) Limited to grant first-priority security over its assets in favor of the Agent, (c) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary (to the extent the shareholder of such Material Subsidiary is also a Loan Party); provided, that only sixty-five percent (65%) (or such higher percentage that would not cause an adverse tax impact on any Loan Party pursuant to Section 245A of the Code and Treasury Regulation Section 1.956-1) of the total outstanding Voting Interests of any first tier CFC (other than a Protected CFC) (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (d) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its Permitted Discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage); provided, no Real Property located in the United States shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by all applicable flood insurance laws or as otherwise satisfactory to such Lender (and Borrowers shall not be required to comply with this Section 7.20 with respect to such Real Property until such flood compliance has occurred). At the request of the Borrower Agent and subject to the consent of Agent, a newly formed or acquired Subsidiary that is not a Foreign Subsidiary may be joined as a borrower hereunder by providing to Agent a Joinder to this Agreement; provided that no such Person shall become a Borrower until each Lender has received and approved documentation and other information requested by such Lender in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act (and Borrowers shall not be required to comply with this Section 7.20 with respect to such Subsidiary until such KYC compliance has occurred). Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties; provided that no such action shall be required with respect to Collateral located in Quebec unless the aggregate fair market value of such Collateral exceeds C$750,000.

7.21 Post-Closing Covenants. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 7.21 (or such longer time as Agent may agree in its sole discretion), each Loan Party will deliver all documents and take all actions set forth on Schedule 7.21.

7.22 [Reserved].

7.23 Residency for Dutch Tax Purposes. Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or permanent representative outside the Netherlands, unless with the prior written consent of the Agent.

7.24 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent. The Borrower will procure that no member of the Group requests a decision (beschikking) from the Dutch tax authority for the inclusion of any entity that is not a Loan Party in a fiscal unity for Dutch value added tax (omzetbelasting) purposes in which a Loan Party is included, unless with the prior written consent of the Agent.

7.25 Allocation of Tax Losses upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Loan Party is member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (vennootschapsbelasting) and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent or a Lender enforcing its rights under any Loan Document, such Loan Party shall, at the request of the Agent, together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) to the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Article 15af of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

ARTICLE VIII

NEGATIVE COVENANTS

Borrowers and Specified U.S. Guarantors each covenant and agree that, until Payment in Full of all Obligations:

8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 8.1(b), and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed greater of (i) $15,000,000 and (ii) an amount equal to 3.0% of Consolidated Tangible Assets at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within ninety (90) days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(d) Bank Product Obligations (other than arising under Hedging Agreements) and Indebtedness under Permitted Hedging Agreements;

(e) Indebtedness comprised of Permitted Intercompany Advances;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(g) Guarantees of Indebtedness of the Loan Parties or their Subsidiaries permitted to be incurred under this Agreement; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(h) Acquired Indebtedness in an amount not to exceed $15,000,000 at any one time;

(i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(j) Indebtedness incurred in the ordinary course of business in respect of (i) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (ii) up to $5,000,000 of any bankers’ acceptance, bank guarantees or letter of credit facilities, in each case, in the ordinary course of business, (iii) the endorsement of instruments for deposit or the financing of insurance premiums, (iv) deferred compensation or similar arrangements to the employees of the Loan Parties or any of their Subsidiaries, (v) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (vi) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to any Loan Party or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance; or

(k) Term Loan Obligations in an amount not to exceed the Term Loan Cap Amount (as defined in the Intercreditor Agreement);

(l) Indebtedness of the Borrower Agent or any Material Subsidiary in the form of purchase price adjustments or indemnification incurred in connection with the any Permitted Acquisition or any disposition permitted under Section 8.5;

(m) Subordinated Debt (other than the Corre Obligations) and Contingent Acquisition Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(n) (i) the 2017 Senior Convertible Notes (including any paid-in-kind interest in accordance with the terms thereof) and (ii) so long as there exists no Event of Default immediately before and after giving effect to such transaction, any Refinancing Indebtedness maturing at least one hundred eighty (180) days after the fourth (4th) anniversary of the Closing Date that replaces the 2017 Senior Convertible Notes;

(o) Indebtedness of Subsidiaries of Borrowers that are not organized under the laws of a Security Jurisdiction in an aggregate amount not to exceed $10,000,000 at any time outstanding; ~~<and>~~

(p) Indebtedness not otherwise permitted in this Section 8.1 in an aggregate amount not to exceed $7,500,000 at any time outstanding~~<.>~~; and

(q) the Corre Obligations in an aggregate principal amount not to exceed the sum of $75,000,000 plus the principal amount of any 2017 Senior Convertible Notes exchanged for Corre Obligations in accordance with the terms hereof plus any paid-in-kind interest and fees thereon (not to exceed the rate or ratable amount of interest and fees payable under the Corre Loan Documents as in effect on November 9, 2021), in aggregate; provided that (i) proceeds from the “First Delayed Draw Term Loans” (as defined in the Corre Credit Agreement) shall be used to, among other things, fund a reserve account in an amount not to exceed $4,131,944.00 for the benefit of the Term Loan Lenders to be used for the payment of the first interest payment due in 2022 in respect of the Term Loan Obligations; and (ii) Corre Obligations incurred in connection with an exchange or refinancing of the 2017 Senior Convertible Notes shall not (A) exceed, in initial principal amount, the principal amount of the 2017 Senior Convertible Notes as of November 9, 2021 (which amount was $93,130,000 as of November 9, 2021), or (B) provide for the payment of any “call premium”, “make-whole”, “prepayment premium” or equivalent amounts.

Notwithstanding the foregoing, on and after the Amendment No. 2 Effective Date, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness for borrowed money other than (i) any such Indebtedness existing as of the Amendment No. 2 Effective Date and, (ii) the Corre Obligations in accordance with the terms hereof and (iii) the Term Loan Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, guarantee or otherwise become an obligor in respect of the 2017 Senior Convertible Notes (other than Team, Inc.).

8.2 [Reserved].

8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, divide, merge, amalgamate or consolidate with any Person, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution)except that, so long as no Default exists or would result therefrom:

(a) any such Subsidiary may merge with or liquidate or dissolve into (i) the Borrower Agent, provided that the Borrower Agent shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when a subsidiary which is not a Loan Party merges with a Loan Party, the Loan Party shall be the continuing or surviving Person and when a Loan Party liquidates or dissolves, it shall liquidate and dissolve into another Loan Party;

(b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower Agent or to a Guarantor (or if such Subsidiary is not a Guarantor to another Subsidiary which is not a Guarantor);

(c) the Borrower Agent and any Subsidiary may change its jurisdiction of organization, provided (i) such Person provides the Agent with at least twenty (20) days prior written notice of change, (ii) no Default exists at such time, and (iii) if such Person is organized in the U.S., Canada, England or the Netherlands, (A) such new jurisdiction is in the same nation state and (B) if such Person is a Loan Party, such Person shall deliver such Security Documents and any other documentation (including opinions) as may be requested by the Agent to ensure the Agent maintains a valid, enforceable and perfected first priority Lien on the Collateral of such Person (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations); and

(d) any Subsidiary may change in legal form if such change is not materially disadvantageous to the Lenders.

8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) except:

(a) sales of Inventory in the ordinary course of business;

(b) the sale or other disposition of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business (and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course));

(c) the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d) sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Loan Party or any Subsidiary;

(e) non-exclusive licenses of Intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Subsidiaries;

(f) the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of Borrower Agent, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(g) dispositions of equipment or real property to a bona fide third party in an amount not to exceed $2,500,000 in any calendar year to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the Board of Directors or senior management of the Borrower Agent or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower Agent or such Subsidiary;

(h) dispositions permitted under Section 8.3;

(i) dispositions of property (i) by any Loan Party or Subsidiary to a Loan Party, (ii) by a subsidiary which is not a Loan Party to a subsidiary which is not a Loan Party or (iii) by a Loan Party to a subsidiary which is not a Loan Party so long as such disposition is for fair market value;

(j) dispositions constituting Permitted Investments;

(k) sales or dispositions of other assets (including intangible property related to such fixed assets) so long as made at fair market value and the aggregate fair market value of all assets disposed of in the aggregate (including the proposed disposition) would not exceed $5,000,000 in any calendar year ~~<(which amount shall be increased by any unused portion of such $5,000,000 exclusion from the immediately preceding year (not to exceed $10,000,000 in any calendar year) >~~and not part of an accounts receivable financing, factoring or similar transaction (other than by a Subsidiary which is not a Loan Party if done in ordinary course); provided that all proceeds of ABL Priority Collateral in excess of $~~<5,000,000>~~1,000,000 in the aggregate sold in connection with asset sales permitted by this clause (k) shall be paid in cash and shall be paid by Borrowers to Agent within two (2) Business Days of receipt thereof, to be applied first to the outstanding principal amount of the Revolving Credit Loans and second to Collateralize outstanding Letters of Credit (without the necessity of a demand by Agent or any Lender);

(l) dispositions set forth on Schedule 8.5; and

(m) Loan Parties or their Subsidiaries may make sales or dispositions of other assets subject to satisfaction of the Payment Conditions.

8.6 Use of Proceeds. Borrowers will not (a) use any portion of the proceeds of any Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (b) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction). The Borrowers shall not, and shall procure that its Subsidiaries and its respective directors, officers, employees, agents, and joint venture partners shall not fund, directly or indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.

8.7 [Reserved].

8.8 Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets other than Permitted Liens. For the avoidance of doubt, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with to any assets that secure the 2017 Senior Convertible Notes (it being understood that no such Liens existed as of the Amendment No. 2 Effective Date).

8.9 Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Equity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Loan Parties or any of their Subsidiaries (all of the foregoing, the “Restricted Payments”), except that:

(a) each Subsidiary may make Restricted Payments to the Borrower Agent and any of its Subsidiaries; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower Agent, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower Agent or a Subsidiary;

(b) the Borrower Agent and each Subsidiary may declare and make dividends payable solely in the ~~<common stock or other common >~~Equity Interests of such Person (other than Disqualified Equity Interests) so long as, in the case of a Subsidiary, such Subsidiary remains wholly-owned by the Borrower Agent; provided that if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, such dividends must be made on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Borrower or a Subsidiary;

(c) the Borrower Agent and each Subsidiary may make Equity Interest repurchases with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(d) Loan Parties or their Subsidiaries may make Restricted Payments subject to satisfaction of the Payment Conditions.

8.10 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(a) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.10;

(b) Investments in cash and Cash Equivalents;

(c) Guarantees by the Loan Parties and their Subsidiaries constituting Indebtedness permitted by Section 8.1;

(d) loans or advances to employees, officers or directors of the Loan Parties or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time outstanding;

(e) Permitted Hedging Agreements;

(f) Permitted Acquisitions;

(g) Permitted Intercompany Advances;

(h) Investments by Borrower Agent or any of its Subsidiaries in a Loan Party;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction of Accounts from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(j) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(k) Investments by (i) Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (ii) Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount (when combined with all other Investments made pursuant to clause (g) to Subsidiaries that are not Loan Parties) not to exceed $15,000,000 at any time outstanding;

(l) other Investments (excluding Acquisitions) subject to satisfaction of the Payment Conditions; and

(m) other Investments (including by way of clarification joint ventures) which in the aggregate do not exceed $10,000,000 at any time outstanding.

8.11 [Reserved].

8.12 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31.

8.13 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies, except as required by GAAP.

8.14 [Reserved].

8.15 ERISA Compliance. The Loan Parties will not, and will not permit any of their Subsidiaries or ERISA Affiliates to, directly or indirectly: (i) engage in any Prohibited Transaction for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate any Pension Plan where such event would result in any liability of any Loan Party or Subsidiary or ERISA Affiliate under Title IV of ERISA; (iv) fail to make any required contribution or payment to any Multiemployer Plan; (v) fail to pay any required installment or any other payment required under Section 412 or 430 of the Code on or before the due date for such installment or other payment; (vi) amend a Pension Plan resulting in an increase in current liability for the plan year such that any Loan Party or Subsidiary or ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Code; (vii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or (viii) take any action that would cause a Termination Event or the imposition of an excise tax under Section 4978 or Section 4979A of the Code.

8.16 [Reserved].

8.17 UK Pensions.

(a) Each Loan Party shall ensure that:

(i) no member of the Group is or becomes an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and is not a scheme within section 38(1)(b) of the Pensions act 2004 or “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 save that for the purposes of this clause, a member of the Group shall not be connected with another company solely by reason of one or more of its directors or employees being a director of that other company) such an employer;

(ii) any contributions that a UK Loan Party or any of its Subsidiaries are required to pay to Furmanite International Limited Pension Plan are so paid before or when they fall due and payable in accordance with the schemes’ governing documentation and any overriding legislation; and

(iii) no action or omission is taken by any member of the Group in relation to a pension scheme which has or is reasonably likely to have a Material Adverse Effect including, without limitation, the commencement of winding-up proceedings but excluding for these purposes any action or omission that is taken by any member of the Group in relation to the continuation or termination of employment of any employee of the Group (on grounds of ill-health or otherwise).

(b) Each Loan Party shall promptly:

(i) notify the Agent of any material change in the rate of contributions to the Furmanite International Limited Pension Plan paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(ii) provide to the Agent a copy of the Recovery Plan (and any amendments and/or variations thereto from time to time); and

(iii) (subject to any confidentiality obligations) provide copies of all notifications made to the Pensions Regulator under section 69 of the Pensions Act 2004 (as amended from time to time).

(c) Each Loan Party shall immediately notify the Agent:

(i) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator;

(ii) (subject to any confidentiality obligations) of any investigation or proposed investigation by the Pensions Regulator of which it is aware which has resulted or may result in the Pensions Regulator taking any regulatory action against any member of the Group; and

(iii) any event of which it is aware which has triggered or may trigger a debt on any member of the Group under sections 75 or 75A of the Pensions Act 2004.

8.18 Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,

(a) at any time make any voluntary prepayment or any mandatory prepayment with respect to excess cash flow (or similar) mandatory prepayment (i) with ABL Priority Collateral in respect of any principal of any Term Loan Obligation (other than with proceeds of Refinancing Indebtedness with respect thereto) unless the Payment Conditions are satisfied or (ii) Indebtedness with an outstanding principal amount in excess of $20,000,000 (other than with proceeds of Refinancing Indebtedness with respect thereto) other than the 2017 Senior Convertible Notes unless in each case the Payment Conditions are satisfied~~<.>~~; provided that Borrowers shall be permitted to pay cash interest in respect of the 2017 Senior Convertible Notes in an amount not to exceed $1,000,000 per year (in aggregate), solely to the extent that such cash interest is not directly or indirectly payable to Corre Management Partners, LLC or any Affiliate of Corre Management Partners, LLC and certain other holders of the 2017 Senior Convertible Notes.

(b) [reserved]

(c) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness with an outstanding principal amount in excess of $20,000,000 (other than the Term Loan Obligations) in a manner that could reasonably be expected to be materially adverse to the interests of the Lenders and, in respect of the Term Loan Documents in a manner that (A) shortens the stated final maturity date of the Term Loan Obligations as in effect on the date hereof or (B) restricts any Loan Party from making payments of the Obligations that would otherwise be permitted under the Term Loan Documents as in effect on the date hereof, and

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

8.19 Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction other than operating lease transactions for equipment paid for by such operating leases.

8.20 [Reserved].

8.21 [Reserved].

8.22 Securities and Deposit Accounts. The Loan Parties will not establish or maintain any securities account or deposit account (other than securities accounts or deposit accounts which constitute Excluded Property or which hold less than $5,000,000 in the aggregate at any one time) unless Agent shall have received a Control Agreement, duly executed by the applicable Loan Party and the securities intermediary or depository bank parties thereto, in respect of such securities account or deposit account, and such accounts are in compliance with the requirements set forth in Section 2.7. The Loan Parties shall not, at any time, deposit any proceeds of Revolving Credit Loans or any proceeds of Collateral into the Term Loan Interest Reserve Account. The Term Loan Interest Reserve Account may be funded solely with proceeds of the “First Delayed Draw Term Loan” (as defined in the Corre Credit Agreement) in an amount not to exceed $$4,131,944.00, and the Loan Parties shall provide Agent with reasonable access to and information regarding the Term Loan Interest Reserve Account as may be reasonably requested by Agent to confirm the balance in such deposit account and to confirm that no proceeds of Revolving Credit Loans or any proceeds of Collateral have been deposited into such deposit account.

8.23 Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of Agent) prohibiting or conditioning the creation or assumption of any Lien in favor of the Obligations upon any of its assets; provided that the foregoing shall not apply to: (i) restrictions or conditions imposed by Requirements of Law or by this Agreement or any other Loan Document, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, (iii) restrictions or conditions imposed by any agreement relating to secured or purchase money Indebtedness or capital leases permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) customary provisions in lease and other contracts restricting the assignment thereof, (v) customary anti-assignment clauses in licenses under which the Borrowers or any of their Subsidiaries are the licensees, (vi) any agreement in effect at a time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, (vii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendments or refinancings, (viii) customary restrictions on Liens imposed by agreements relating to cash deposits and in the ordinary course of business, and (ix) restrictions and conditions contained in any of the Term Loan Documents.

8.24 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except (i) transactions contemplated by the Loan Documents; (ii) transactions with Affiliates that are in effect as of the Closing Date, as shown on Schedule 8.23; (iii) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; provided, that the foregoing restrictions shall not apply to (i) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (ii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower Agent and its Subsidiaries in the ordinary course of business, (iii) any transaction solely between or among the Subsidiaries that are not Loan Parties, (iv) any transaction solely between or among Loan Parties, and (v) guarantees by the Borrower or any Subsidiary of operating leases or other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary in the ordinary course of business or consistent with past practices.

8.25 ~~8.26~~ Quebec Collateral. The Loan Parties will not, and will not permit any of their Subsidiaries to own Collateral in Quebec having a fair market value in excess of C$750,000 unless the Agent has confirmed in writing that it is satisfied that the Loan Parties or Subsidiaries owning such Collateral in Quebec have taken all action that the Agent has requested in order to perfect and protect the Agent’s security interest in such Collateral under the laws of Quebec.

ARTICLE IX

FINANCIAL COVENANT(S)

Until the Payment in Full of all Obligations:

9.1 Consolidated Fixed Charge Coverage Ratio. Each Borrower hereby covenants and agrees that the Loan Parties and their Subsidiaries will maintain a Consolidated Fixed Charge Coverage Ratio, calculated for the four (4) fiscal quarter period ending on the last day of the fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which Borrowers were required to deliver to Agent Financial Statements pursuant to the terms of this Agreement and for each four (4) fiscal quarter period ending on the last day of each fiscal quarter during any Covenant Testing Period (including the last day thereof), of at least 1.00 to 1.00.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) any Loan Party shall fail to pay any (i) principal of any Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b) there shall occur a default in the performance or observance of any covenant contained in (i) Section 2.4, 2.5(a), 2.5(b), 2.7 (with respect to any Loan Party), 7.1, 7.3, 7.6, 7.7, 7.8, 7.11, 7.16, 7.17, 7.18, 7.19, 7.20, ~~<or >~~7.21, or 7.22, Article 8, Article 9; or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of Borrower Agent or (y) written notice thereof from Agent to Borrower Agent; or

(c) The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party; or

(d) any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(g) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries exceeds $12,500,000 in the aggregate (to the extent not covered by insurance) and either (i) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award; or

(h) a Change of Control shall occur; or

(i) this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, first priority Lien on any material portion of the Collateral covered thereby; or

(j) the Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Term Loan ~~<Lender>~~Agent enforceable in accordance with its terms or the Term Loan ~~<Lender deny or contest>~~Agent denys or contests the validity or enforceability of the Intercreditor Agreement (in each case, to the extent that any Indebtedness held by such parties remains outstanding); or

(k) (i) any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; (ii) any Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or (iii) any Liens granted on any of the Collateral in favor of the Agent shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document~~<.>~~; or

(l) Borrowers or any of their Subsidiaries shall (i) enter into, or directly or indirectly, amend, modify, or change any of the terms or provisions of any existing employment, retention, separation or similar agreement in favor of any executive officer or other insider of any Loan Party or any of its Subsidiaries outside the ordinary course of business or (ii) agree to any bonus, retention or severance payment in favor of any executive officer or other insider of any Loan Party or any of its Subsidiaries outside the ordinary course of business; or

(m) Borrowers shall terminate or repeal the Charter (as defined in the Term Loan Agreement as in effect on the Amendment No. 2 Effective Date), or modify or amend the Charter in a manner that is not reasonably acceptable to Agent.

10.2 Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, Agent may, or at the direction of the Required Lenders shall, take any or all of the following actions, without prejudice to the rights of Agent or any Lender to enforce its claims against Borrowers:

(a) Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Agent or any Lender, all of which are hereby waived by each Borrower.

(b) Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit issued by the Letter of Credit Issuer shall be in their and its respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property, real property and equipment of the Loan Parties and all other Collateral held by it hereunder and under the Security Documents, and the Loan Parties shall continue to turn over all Collections to Agent pursuant to the terms of this Agreement.

(c) Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 10.2(a) or otherwise at any time after the Termination Date, Borrowers shall at such time deposit in a cash collateral account established by or on behalf of Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of Agent and applied by Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to Borrowers or to such other Person as may be lawfully entitled thereto.

Notwithstanding anything to the contrary, contained herein, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained by, the Agent in accordance with this Article X for the benefit of the Secured Parties.

10.3 Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including the UCC and the PPSA) and the Loan Documents, and Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to Borrowers’ Receivables or use (at the expense of Borrowers) such supplies or space of Borrowers at Borrowers’ places of business necessary to administer, enforce and collect such Receivables including any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on Borrowers’ Receivables (in the name of Borrowers or Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b) The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or the Insolvency Act 1986, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as Agent may specify, whether at the premises of a Loan Party or elsewhere, and will make reasonably available to Agent the premises and facilities of each Loan Party for the purpose of Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Agent may deem commercially reasonable. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party hereby grants Agent a license to enter and occupy (in each case, so long as no Event of Default then exists, at reasonable times and subject to reasonable procedures) any of Loan Parties’ leased or owned premises and facilities, without charge, to exercise any of Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.

10.4 License for Use of Software and Other Intellectual Property. Borrowers hereby grants to Agent a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by Borrowers in connection with its businesses or in connection with the Collateral, in each case with respect to any exercise of remedies hereunder.

10.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i) first, to all Lender Group Expenses owing to Agent (including attorneys’ fees) in its capacity as Agent and any Protective Advances and Overadvances made by Agent;

(ii) second, to all Lender Group Expenses owing to Letter of Credit Issuer and the Lenders;

(iii) third, to all amounts owing to Swingline Lender on Swingline Loans;

(iv) fourth, to all amounts owing to Letter of Credit Issuer with respect to that portion of the Obligations which constitutes unreimbursed draws under Letters of Credit;

(v) fifth, to all Obligations constituting fees (other than amounts which constitute Bank Product Obligations);

(vi) sixth, to all Obligations constituting interest (other than amounts which constitute Bank Product Obligations);

(vii) seventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;

(viii) eighth, to all other Obligations (other than Bank Product Obligations); and

(ix) ninth, up to the amount (after taking into account any amounts previously paid pursuant to this clause (ix) during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, to Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable on account of the Bank Product Obligations; and

(x) tenth, to all other Bank Product Obligations; and

(xi) finally, to the Loan Parties or whoever else may be lawfully entitled thereto.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Bank Product Obligations within any given category, each Bank Product Provider’s pro rata share thereof shall be based on the lesser of (x) the amount presented in the most recent notice from such Bank Product Provider to Agent (as contemplated in the definition of “Bank Product Obligations”) and (y) the actual amount of such Bank Product Obligations, calculated in accordance with a methodology presented to and approved by Agent in its Permitted Discretion by such Bank Product Provider to Agent. Agent has no duty to investigate the actual amount of any Bank Product Obligations and, instead, is entitled to rely in all respects on the applicable Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, Agent, may instead rely on any prior accounting thereof. The allocations set forth in this section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Loan Party. No Loan Party is entitled to any benefit under this Section or has any standing to enforce this section.

10.6 No Marshaling; Deficiencies; Remedies Cumulative. Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of Agent’s expenses related thereto), shall be applied by Agent to such of the Obligations and in such order as Agent shall elect in its discretion, whether due or to become due. Borrowers shall remain liable to Agent and the Lenders for any deficiencies, and Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Agent of any Collateral. Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of Borrowers. Borrowers also consent that Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court (in each case, in connection with the remedies hereunder). These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

10.8 Further Rights of Agent and the Lenders. If Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to Agent or any Lender hereunder or under any other Loan Document, Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all amounts so paid by Agent shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.

10.9 Interest and Letter of Credit Fees After Event of Default. Borrowers agree and acknowledge that the additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Advances and to the Letter of Credit Issuer to cause Letters of Credit to be issued hereunder and that the Lenders and Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and Agent’s increased risks upon an Event of Default.

10.10 Receiver. In addition to any other remedy available to it, Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrowers.

10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI

THE AGENT

11.1 Appointment of Agent.

(a) Each Lender hereby designates Citibank as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.

(b) ~~(d)~~ The provisions of this Article are solely for the benefit of Agent and the Lenders, and except as expressly set forth herein, Loan Parties shall not have any rights with respect to any of the provisions hereof. Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for Borrowers.

11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or the issuance of the initial Letter of Credit or at any time or times thereafter.

(b) No Obligation of Agent. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrowers and the other Loan Parties. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

11.4 Certain Rights of Agent. Agent may request instructions from the Required Lenders at any time. If Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon Agent’s action or inaction in response to instructions from the Required Lenders.

11.5 Reliance by Agent. Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. Agent may obtain the advice of legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

11.7 Agent in Its Individual Capacity. In its individual capacity, Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include Citibank in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

11.9 Successor Agent.

(a) Resignation. Agent may, upon twenty (20) Business Days’ notice to the Lenders and Borrowers, resign by giving written notice thereof to the Lenders and Borrowers. If, at the time that Agent’s resignation is effective, it is acting as Letter of Credit Issuer or Swingline Lender, such resignation shall also operate to effectuate its resignation as Letter of Credit Issuer or Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by Agent, the Required Lenders, with, so long as no Event of Default then exists, the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) may appoint a successor agent which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent which, so long as no Event of Default then exists, shall be subject to the written approval of Borrower Agent, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after Borrower Agent’s receipt of notice of a proposed successor agent.

(c) Removal of Agent. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person as Agent and, in consultation with the Borrower, appoint a successor thereto.

(d) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

11.10 Collateral Matters.

(a) Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b) Releases. Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) in connection with permitted sales or other dispositions of Collateral hereunder, as set forth in Section 11.10(c) or (iii) if the release can be and is approved by the Required Lenders. Agent may request, and the Lenders will provide, confirmation of Agent’s authority to release particular types or items of Collateral.

(c) Sale of Collateral. Upon any sale or transfer of Collateral which is permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request (or such shorter period as the Agent may agree to in its sole discretion) by Borrower Agent, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) Agent shall not be required to execute any document on terms which would reasonably expose Agent to liability or create any obligation or entail any consequence and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral in the exercise of remedies, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) No Obligation for Agent. Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, Agent may act in any manner it may deem appropriate, in its sole discretion, given Citibank’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

11.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until Agent shall have received such directions, Agent may act or not act as it deems advisable and in the best interests of the Lenders.

11.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

11.13 English Law Governed Transaction Security.

(a) This Section 11.13 shall be governed by English law and applies in relation to the English Security Documents, with the security interest created or expressed to be created pursuant to the English Security Documents being the “English Transaction Security”. For the purposes of this Section 11.13 only:

(i) “Finance Parties” means each Secured Bank Provider, Lender and the Agent;

(ii) “Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate and each other agent, arranger and lender from time to time party to this Agreement;

(iii) “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral; and

(iv) “Delegate “ means any delegate, agent, attorney or co-trustee appointed by the Agent.

(b) The Agent declares that it holds the benefit of the English Transaction Security on trust for each Finance Party on the terms contained in this Agreement.

(c) ~~(e)~~ Each of the Finance Parties:

(i) authorizes the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the English Security Documents together with any other incidental rights, powers, authorities and discretions; and

(ii) agrees that no Finance Party shall have any independent power to enforce, or have recourse to, any of the Liens or Collateral created or evidenced, or expressed to be created or evidenced, under the English Security Documents or to exercise any right, power, authority or discretion arising under the English Security Documents except through the Agent.

(d) ~~(f)~~ The Agent shall have the benefit of (without limitation) Sections 11.2 (Nature of Duties of Agent), 11.3 (Lack of Reliance on Agent), 11.4 (Certain Rights of Agent), 11.5 (Reliance by Agent), 11.6 (Indemnification of Agent), 11.10 (Collateral Matters), 11.11 (Actions with Respect to Defaults), 11.12 (Delivery of Information), 12.4 (Indemnification; Reimbursement of Expenses of Collection),12.6 (Nonliability of Agent and Lenders), 12.13 (Limitation of Liability), 12.21 (Confidentiality) and 12.26 (Right to Cure), as if:

(i) references in such clauses were governed by English law; and

(ii) references in such clauses to the Agent were to the Agent acting in its capacity as “Security Agent” in respect of the English Transaction Security, mutatis mutandis.

(e) ~~(g)~~ The rights, powers, authorities and discretions given to the Agent under or in connection with the Loan Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Agent by law or regulation or otherwise.

(f) ~~(h)~~ Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent in relation to the trusts constituted by this Agreement, and where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act. Sections 22 and 23 of the Trustee Act 2000 shall not apply to the English Security Documents.

(g) ~~(i)~~ If the Agent determines, in accordance with Section 11.10(b)(i) (Collateral Matters: Releases) that:

(i) all of the obligations secured by the English Security Document have been fully and finally discharged; and

(ii) no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Loan Documents,

the Agent shall release, without recourse or warranty, all of the Liens and Collateral created or evidenced, or expressed to be created or evidenced, under each English Security Document and the rights of the Agent under each of the English Security Documents, in each case in accordance with the terms of that English Security Document and the terms of this Agreement and the trusts set out in this Agreement shall thereafter be wound up.

(h) ~~(j)~~ Without prejudice to Section 11.9(a) (Successor Agent: Resignation):

(i) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower Agent.

(ii) If the Agent does not appoint an Affiliate as successor in the relevant resignation notice, the Required Lenders may appoint a successor Agent with the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed), unless an Event of Default then exists in which case no consent of the Borrower Agent shall be required. If the Required Lenders have not appointed a successor within thirty (30) days after notice of resignation was given, the Agent may appoint a successor after consultation with the Borrower Agent and the Required Lenders.

(iii) The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as “Security Agent” under the English Security Documents, and the Borrower Agent shall, on demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(iv) The resignation notice of the Agent shall only take effect upon:

(A) the appointment of a successor; and

(B) the transfer of the English Transaction Security and any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Agent is required by the terms of the English Security Documents to hold as trustee on trust for the Secured Parties to that successor.

(v) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the English Security Documents (other than its obligations under paragraph (i) and (j)(iii) above) but shall remain entitled to the benefit of Sections 11.6 (Indemnification of Agent) and 12.4 (Indemnification; Reimbursement of Expenses of Collection) (each as amended by paragraph (d) above) and this Section 11.13 (and any fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(i) ~~(k)~~ The Agent shall not be obliged:

(i) to insure any of the assets subject to the English Transaction Security;

(ii) to require any other person to maintain any insurance; or

(iii) to verify any obligation to arrange or maintain insurance contained in any Loan Document,

and the Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(j) ~~(l)~~ the Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Required Lenders request it to do so in writing and the Agent fails to do so within fourteen (14) days after receipt of that request.

(k) ~~(m)~~ The Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person. The Agent may retain or invest in securities payable to bearer without appointing a person to act as a custodian.

(l) ~~(n)~~ Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Loan Documents or the transactions contemplated in the Loan Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To Agent:	Citibank, N.A.
388 Greenwich Street, 26th Floor
New York, New York 10013
Attn.: ~~<Kamla Kelly Josephite>~~William Moul
Email:
~~<kamla.kelly.josephite@citi.com>~~william.moul@citi.com
With a copy to (which	Goldberg Kohn Ltd.

shall not constitute notice):	55 East Monroe St, Suite 3300
Chicago, Illinois 60603
Attn.: William Starshak and Danielle Wildern Juhle
Email: william.starshak@goldbergkohn.com;
danielle.juhle@goldbergkohn.com

To Borrower Agent or	Borrower Agent
any Borrower:	c/o Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
Attn: André C. Bouchard, Chief Legal Officer
Email: butch.bouchard@teaminc.com

To any Lender:	to its address specified in Annex A or in the
Assignment and Acceptance under which it
became a party hereto

Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, five (5) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (i) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.2 Delays; Partial Exercise of Remedies. No delay or omission of Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, if an Event of Default shall have occurred and be continuing and whether or not such Lender shall have made any demand or the Obligations of Borrowers have matured, each Lender and its Affiliates shall have the right, subject to the consent of the Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to Agent and Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, Borrowers will indemnify, defend and hold harmless Agent, each Lender, the Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys, confirming banks, advising banks and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) the presence or Release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries; any Environmental Actions or any Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries; or any other action taken or required to be taken by a Borrower in connection with compliance by or liability of such Borrower, its business, or any of its owned or occupied properties, pursuant to any Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound.

(b) In addition, Borrowers shall, upon demand, pay to each of Agent, the Letter of Credit Issuer and the Lenders all Lender Group Expenses incurred by each of them.

(c) If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(d) Borrowers’ obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

12.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower Agent on behalf of each Borrower and/or other Loan Party party thereto and the Required Lenders (or by Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by Borrower Agent on behalf of each Borrower and/or other Loan Party party thereto and all the Lenders, do any of the following at any time: (a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders”, “Super Majority Lenders”, “Alternate Currency” or “Pro Rata Share”; (c) amend this Section 12.5; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or Letters of Credit or any fees or other amounts payable hereunder; (e) postpone any date on which any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable hereunder is required to be made; (f) extend the stated expiry date of any Letter of Credit beyond the Termination Date (except as provided in 2.13(a) hereof); (g) release all or substantially all of the value of the guaranties made pursuant to the Guaranty and Security Agreement or any other Loan Document (except as expressly provided in the Loan Documents); (h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents); (i) contractually subordinate any of Agent’s Liens on any ABL Priority Collateral or on all or substantially all of the other Collateral (except as expressly provided in the Loan Documents); (j) amend any of the provisions of Section 10.5; or (k) increase any advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of Agent to add, remove, reduce or increase reserves against the Borrowing Base in accordance with Section 2.1(b)); provided further that no amendment, waiver or consent shall change the definition of Borrowing Base or any of the component definitions thereof (in each case, provided that the foregoing shall not impair the ability of the Agent to add, remove, reduce or increase reserves against the Aggregate Revolving Credit Commitment, Alternate Currency, the Borrowing Base, the Eligible Inventory, or the Eligible Receivables in accordance with Section 2.1(b)) or amend, waive, consent to or change the limit on Alternate Currency Borrowings in Section 2.1(a), to the extent that any such change results in more credit being available to Borrowers based upon the Borrowing Base, but not otherwise, without the written consent of the Super Majority Lenders; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, increase the amount of or extend the expiration date of any Commitment of such Lender, (ii) the Letter of Credit Issuer, in addition to the Lenders required above, take any action that affects the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document, (iii) the Swingline Lender, in addition to the Lenders required above, take any action that affects the rights or duties of the Swingline Lender, and (iv) Agent, in addition to the Lenders required above, take any action that affects the rights or duties of Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (x) any of the matters governed by Section 12.5(d) and (e) that affect such Lender and (y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.

12.6 Nonliability of Agent and Lenders. The relationship between and among Borrowers, Agent and the Lenders shall be solely that of borrower, agent and lender and, respectively. Neither the Lenders nor Agent shall have any fiduciary responsibilities to Borrowers. Neither the Lenders nor Agent undertake any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

12.7 Assignments and Participations.

(a) Borrower Assignment. No Borrower shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Agent and the Lenders, and any assignment in contravention of the foregoing shall be absolutely null and void.

(b) Lender Assignments. Each Lender may, with the consent of Agent (not to be unreasonably withheld) and, so long as no Event of Default then exists, Borrower Agent (not to be unreasonably withheld, and not required in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to Agent for its account of $3,500. No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to Agent of an Assignment and Acceptance and the payment of the recordation fee to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning

Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent’s Register. Agent, as non-fiduciary agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount (and stated interest) of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. It is intended that the Register be maintained such that Loans are in “registered form” for the purposes of the Code. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, Agent will give prompt notice thereof to Borrower Agent. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent a new Note to the order of the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 4.10 and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code including Section 5f.103-1(c) of the U.S. Treasury Regulations (or its successor). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto

12.8 Counterparts; Facsimile Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Agent or any Lender for the use, forbearance, or detention of the money loaned to Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrowers. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrowers to Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

12.11 Borrower Agent; Borrowers, Jointly and Severally.

(a) Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Attorney. Each Borrower hereby irrevocably designates Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder including amendments, waivers and consents of the Loan Documents, on behalf of such Borrower or Borrowers, collectively, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Agent.

(c) Co-Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither the Lenders nor Agent shall incur any liability to Borrowers as a result thereof. To induce Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and the Lenders and holds Agent and the Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrower Agent or any other action taken by Agent or any Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(d) Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

(e) Joint and Several Obligations. Each Borrower’s liabilities in respect of the Obligations shall at all times be joint and several and shall be absolute and unconditional irrespective of: (i) any lack of validity, regularity or enforceability of this Agreement or any other Loan Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; (iv) any failure on the part of Agent or any Lender or any other Person to exercise, or any delay in exercising, any right under this Agreement or any other Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of Borrowers, any Guarantor or any other guarantor with respect to the Obligations (including all defenses based on suretyship or impairment of collateral, and all defenses that any of Borrowers may assert to the repayment of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Agreement and the obligations of Borrowers under this Agreement. The joint and several liabilities of Borrowers hereunder shall remain in full force and effect until the Obligations have been Paid in Full.

(f) Anything contained in this Agreement to the contrary notwithstanding, the amount of the Obligations for which each Borrower is jointly and severally liable hereunder shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s obligations under this Agreement (or the amount thereof) to be invalid or unenforceable for any reason (including because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder shall be limited to the maximum amount of the Obligations that could be incurred by such Borrower without rendering such Borrower’s obligations under this Agreement invalid or unenforceable under such applicable law.

12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

12.13 LIMITATION OF LIABILITY. NEITHER THE AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE LOAN PARTIES IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT, SUCH LENDER OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE) THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT, SUCH LENDER, OR SUCH INDEMNIFIED PARTY (AS THE CASE MAY BE). THE LOAN PARTIES HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS AND EACH OTHER INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

12.14 GOVERNING LAW. OTHER THAN WITH RESPECT TO THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS, AND SUBJECT TO SECTION 11.13 (ENGLISH LAW GOVERNED TRANSACTION SECURITY), THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

EACH PARTY ACKNOWLEDGES AND ACCEPTS THAT, IF A PARTY IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS AGREEMENT OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN THIS AGREEMENT OR MADE PURSUANT TO THIS AGREEMENT, AND THE POWER OF ATTORNEY IS GOVERNED BY DUTCH LAW, THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF ITS AUTHORITY SHALL BE GOVERNED BY DUTCH LAW.

12.15 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE LOAN PARTIES AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; (OTHER THAN THE CANADIAN SECURITY DOCUMENTS, THE DUTCH SECURITY DOCUMENTS AND THE ENGLISH SECURITY DOCUMENTS) OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY LOAN PARTY OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. EACH LOAN PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

12.16 [RESERVED].

12.17 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE LOAN PARTIES, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE LOAN PARTIES, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

12.18 Attorney. Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of its authority shall be governed by Dutch law.

12.19 Agent Titles. Each Lender, other than Citibank, that is designated (on the cover page of this Agreement or otherwise) by Citibank as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.20 Publicity. Agent may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos upon execution of trademark use agreements reasonably satisfactory to Agent) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

12.21 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto.

12.22 Confidentiality. Each of Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions substantially similar to the arrangements of this Section 12.22); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement;

(g) with the consent of Borrowers (not to be unreasonably withheld, conditioned or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties; or (i) to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement described in Part II A 1 of Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU. Notwithstanding the foregoing, Agent or the Lenders may (i) publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, ~~<and>~~(ii) may use Borrowers’ logos, trademarks or product photographs in advertising materials and league table purposes, as provided in Section 12.19 (including upon execution of trademark use agreements reasonably satisfactory to Agent), and (iii) may in their sole discretion communicate and exchange information regarding the Loan Parties, the Collateral, the Loan Documents, and the Loan Parties’ business with the agents and lenders under the Corre Loan Documents and the Term Loan Documents. As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal, provincial and state securities laws.

12.23 Patriot Act Notice. Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, Agent and each Lender is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and each Lender to identify it in accordance with the Patriot Act. Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

12.24 Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

12.25 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

12.26 Platform.

(a) The Borrowers agree that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Letter of Credit Issuers and the Lenders by posting the Communications on the Platform.

(b) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent nor any of its directors, officers, agents, employees, advisors, shareholders, attorneys or Affiliates (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Agent’s transmission of communications through the Platform, unless it is determined by a final and nonappealable judgment or court order that the damages were the result of acts or omissions constituting gross negligence or willful misconduct of the Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through the Platform.

12.27 Right to Cure. Agent may, in its discretion, (a) cure any default by any Loan Party under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Agent and the Lenders therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which Agent, in its discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and the Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Loan Account or any other account of Borrowers with Agent or the amounts thereof, such amounts to be repayable by Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

12.28 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution and/or UK Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and/or UK Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority and/or UK Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution or UK Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution or UK Financial Institution (as the case may be), its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority or UK Resolution Authority (as the case may be).

12.29 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

12.30 Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the guaranty contained in the Guaranty and Security Agreement made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.31 Specified U.S. Guarantors. Effective upon each Specified U.S. Guarantor Date, each applicable Specified U.S. Guarantor shall be automatically converted from a Guarantor to a Borrower hereunder with the same force and effect as if originally named therein as a Borrower under this Agreement and the other Loan Documents. In connection therewith, each Specified U.S. Guarantor (a) agrees to all of the terms and provisions of this Agreement and the other Loan Documents applicable to it as an “Borrower” thereunder including Section 12.11 and (b) represents and warrants that the representations and warranties made by it as an “Borrower” thereunder are true and correct on and as of the date hereof. For purposes of this Section 12.31, for each Specified U.S. Guarantor, the “Specified U.S. Guarantor Date” shall be the date that the Agent has been notified by each then existing Lender that such Lender has completed its applicable “know your customer”, Anti-Money Laundering Laws and Patriot Act due diligence with respect to such Specified U.S. Guarantor.

12.32 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

EXHIBIT B

to

AMENDMENT NO. 2 TO CREDIT AGREEMENT

SPECIFIED CFF

[See attached]